As filed with the Securities and Exchange Commission on November 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2 INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3949	95-2077125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Monte H. Baier

Vice President and General Counsel

K2 Inc.

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Bradford P. Weirick Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 (213) 229-7000	Craig R. Martahus Thompson Hine LLP 3900 Key Center—127 Public Square Cleveland, Ohio 44114-1291 (216) 566-5500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement and the satisfaction (or waiver) of the conditions to the offer described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, par value $1.00 per share	4,880,733	N/A	$79,485,763.37	$6,430.40

(1)	Includes associated preferred share rights to purchase shares of the Registrant’s common stock pursuant to the Registrant’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.
(2)	Based on the maximum number of shares of Registrant common stock issuable in the offer and the merger. The maximum number of 4,880,733 equals the sum of (i) 4,521,229, the product of (a) 7,490,439, the total number of shares of Brass Eagle Inc. common stock outstanding as of November 3, 2003 and (b) 0.6036 and (ii) 359,504, the product of (a) 595,600, the number of outstanding options to purchase shares of Brass Eagle common stock and (b) 0.6036.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) and 457(c) under the Securities Act of 1933, based upon the product of $9.83, representing the average of the high and low sale prices of the Brass Eagle Inc. common stock as reported on the Nasdaq National Market System on October 31, 2003, and 8,086,039, representing the maximum number of shares of Brass Eagle Inc. to be acquired by Registrant in the offer and the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

OFFER BY K2 INC.

to

Exchange 0.6036 of a Share of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

K2 Inc.

for

Each Outstanding Share of Common Stock

of

Brass Eagle Inc.

THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF BRASS EAGLE COMMON STOCK YOU TENDER INTO THIS OFFER, WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 8, 2003, UNLESS WE EXTEND THIS OFFER.

We are offering to exchange 0.6036 of a share, including the associated preferred share purchase rights, of common stock of K2 Inc. (“K2”) for each outstanding share of common stock of Brass Eagle Inc. (“Brass Eagle”), on the terms and conditions contained in this prospectus and in the related letter of transmittal.

This offer is being made pursuant to an Agreement and Plan of Merger and Reorganization (as such agreement may from time to time be amended or supplemented, the “Merger Agreement”), dated as of October 22, 2003, by and among K2, Cabe Acquisition Sub, Inc. (“Acquisition Sub”) and Brass Eagle. The board of directors of Brass Eagle has (i) adopted the Merger Agreement and approved the transactions contemplated thereby, including this offer, and (ii) recommended that holders of Brass Eagle common stock accept this offer and tender their Brass Eagle common stock to K2 pursuant to this offer. Charter Oak Partners, the largest stockholder of Brass Eagle, holding approximately 49.06% of the outstanding common stock of Brass Eagle, has agreed to tender its Brass Eagle shares in the offer, subject to certain conditions.

This offer is conditioned on (i) there being validly tendered and not properly withdrawn prior to the expiration of the offer at least a majority of the shares of Brass Eagle common stock, calculated as described in this prospectus, and (ii) the other conditions described in this prospectus under “The Offer—Conditions of the Offer” on page 39.

After completion of the offer, K2 will cause Brass Eagle to complete a merger with Acquisition Sub, in which each outstanding share of Brass Eagle common stock (except for shares held by Brass Eagle, K2 or Acquisition Sub) will be converted into the right to receive shares of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of this offer we beneficially own more than 90% of the outstanding shares of Brass Eagle common stock, we may effect this merger without the approval of Brass Eagle stockholders, as permitted under Delaware law.

K2 is not asking Brass Eagle stockholders for a proxy at this time and Brass Eagle stockholders are requested not to send a proxy. Any solicitation of proxies will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SEE “RISK FACTORS” BEGINNING ON PAGE 19 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES IN THIS OFFER.

K2 common stock is traded on the New York Stock Exchange under the symbol “KTO.” Brass Eagle common stock is traded on the Nasdaq National Market System under the symbol “XTRM.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 4, 2003 and it will be distributed on or about November 4, 2003.

i

TABLE OF CONTENTS—(Continued)

ii

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about K2 and Brass Eagle that is contained in documents filed with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Additional Information—Where You Can Find Additional Information” on page 78. You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Morrow & Co., Inc. (Banks and Brokerage Firms, please call (800) 654-2468; Stockholders, please call (800) 607-0088; all others, please call collect (212) 754-8000; the e-mail address is xtrm.info@morrowco.com). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. UNLESS THIS OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS MONDAY, DECEMBER 1, 2003.

Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this prospectus refer to K2. “Acquisition Sub” refers to Cabe Acquisition Sub, Inc., a wholly-owned subsidiary of K2. We refer to Brass Eagle Inc. as “Brass Eagle.”

In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 3, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled “Risk Factors” on page 19 and the annexes hereto, as well as the documents we have incorporated by reference into this prospectus. See “Additional Information—Where You Can Find Additional Information” on page 78.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

iii

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who is Offering to Buy Your Shares?

A.	K2 is a premier branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. Our sporting goods include several name brand lines such as K2 and OLIN alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and sports equipment, Worth softball and sports equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. Our other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes, Tubbs and Atlas snowshoes and Hilton corporate casuals. In addition, our portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas. We have embarked upon an aggressive strategy to expand our operations and diversify our product offerings within the sporting goods and recreational products industries by seeking to combine with other well-established companies. In pursuing this strategy, we acquired Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003, Worth, Inc. on September 16, 2003 and Winter Quest LLC, Atlas Snowshoes Company, LLC and Little Bear Snowshoe Company, LLC on October 17, 2003.

Q.	Why are We Making the Offer?

A.	We are making the offer for the purpose of acquiring all of the outstanding shares of Brass Eagle common stock.

Q.	What Will You Receive in Exchange for the Shares of Brass Eagle Common Stock that You Tender In the Offer?

A.	If we complete the offer, you will receive 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock in exchange for each share of Brass Eagle common stock that you validly tender in the offer. We will not issue fractional shares of K2 common stock. Instead, any Brass Eagle stockholder entitled to receive a fractional share of K2 common stock will receive a cash payment in lieu of the fractional interest. See “The Offer—Cash Instead of Fractional Shares of K2 Common Stock” on page 39.

Q.	What Does the Board of Directors of Brass Eagle Think of the Offer and the Subsequent Merger?

A.	On October 22, 2003, the board of directors of Brass Eagle approved the Merger Agreement, this offer and the merger. The board of directors of Brass Eagle also has recommended that Brass Eagle stockholders tender their shares of Brass Eagle common stock in this offer. The board of directors of Brass Eagle has received a written opinion, dated October 22, 2003, from Wachovia Capital Markets, LLC (“Wachovia Securities”), the financial advisor to Brass Eagle, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by Brass Eagle stockholders in the offer and merger is fair, from a financial point of view, to such stockholders. A summary of Wachovia Securities’ opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of Wachovia Securities’ investigation and assumptions, is provided in Brass Eagle’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Brass Eagle Recommendation Statement”), which is being mailed to you together with this prospectus. The full text of Wachovia Securities’ written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Brass Eagle Recommendation Statement. For more information about the position of the board of directors of Brass Eagle on the offer, see the Brass Eagle Recommendation Statement.

Q.	What Has Charter Oak Partners, Brass Eagle’s Largest Stockholder, Agreed to Do with Respect to the Offer and the Merger?

A.	On October 22, 2003, Charter Oak Partners entered into an Exchange Agreement with K2, pursuant to which it has agreed to tender its Brass Eagle shares in the offer, subject to certain conditions. See “Interests of Certain Persons in the Offer and Subsequent Merger—Certain Agreements Between Charter Oak Partners and K2—Exchange Agreement” on page 53.

Q.	What are the Potential Benefits of this Offer to Brass Eagle Stockholders?

A.	We believe that this offer should be attractive to Brass Eagle stockholders for the reasons described elsewhere in this prospectus as well as for the following reasons:

•	based on the closing prices of shares of K2 common stock and shares of Brass Eagle common stock on October 22, 2003, the last trading day preceding our first announcement of our intention to acquire the outstanding shares of Brass Eagle common stock, the value of shares of Brass Eagle common stock as used in the exchange ratio represented a 22.5% premium over the price of shares of Brass Eagle common stock. On November 3, 2003, the last trading date prior to the printing of this prospectus for which this information was practicably available, the closing prices of a share of K2 common stock and a share of Brass Eagle common stock, as reported in the consolidated transaction reporting system, were $16.30 and $9.90, respectively;

•	you will have the opportunity to hold shares in a larger, more diversified combined company which we believe will have greater access to capital to pursue strategic growth opportunities in the sporting goods industry than would Brass Eagle on a stand-alone basis; and

•	you will have the opportunity to continue to share in Brass Eagle’s future performance through your ownership of shares of K2 common stock, as well as an opportunity to similarly share in the performance of our other product lines.

Q.	What are Some of the Other Factors You Should Consider in Deciding Whether to Tender Your Shares of Brass Eagle Common Stock?

A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•	as a K2 stockholder, your interest in the performance and prospects of Brass Eagle would only be indirect and in proportion to your share ownership in K2. You, therefore, will not realize the same financial benefits of future appreciation in the value of Brass Eagle, if any, that you may realize if the offer and the merger were not completed and you remained a Brass Eagle stockholder; and

•	an investment in a company of Brass Eagle’s size may be associated with greater risk and a greater potential for gain than an investment in a more diversified company like K2. On the other hand, as a stockholder in a diversified company like K2, your investment will be exposed to risks and events that are likely to have little or no effect on Brass Eagle.

We describe various factors Brass Eagle stockholders should consider in deciding whether to tender their shares under “Risk Factors” on page 19 and “Background and Reasons for the Offer and Subsequent Merger—Additional Factors for Consideration by Brass Eagle Stockholders” on page 31.

Q.	How Do You Participate in the Offer?

A.	You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Brass Eagle common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the exchange agent and depository at its address set forth on the back cover page of this prospectus, or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer prior to the expiration date.

Q.	What are the Most Significant Conditions to the Offer?

A.	The offer is conditioned upon, among other things, satisfaction of the condition that there must be validly tendered, and not properly withdrawn, prior to the expiration of the offer, at least a majority of the outstanding shares of Brass Eagle common stock and certain shares subject to Brass Eagle stock options as described in this prospectus. In addition to this “minimum condition,” the following conditions must also be met as of the expiration of the offer:

•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;

•	any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated (early termination of the waiting period was granted on October 30, 2003);

•	the shares of K2 common stock issuable in the offer shall have been approved for listing on the New York Stock Exchange;

•	Brass Eagle and K2 shall have received certain tax opinions;

•	K2 shall have received from Charter Oak Partners, the largest stockholder of Brass Eagle, an executed non-competition agreement;

•	Charter Oak Partners shall not have breached any of its obligations under the Exchange Agreement pursuant to which it has agreed to tender its shares in the offer;

•	Brass Eagle shall have received certain consents to the transactions contemplated by the Merger Agreement and shall have taken certain actions under its deferred compensation plan;

•	there shall have been no event having a material adverse effect on Brass Eagle and no specified breaches by Brass Eagle of the Merger Agreement;

•	there shall be no legal impediments to the offer and certain events, such as trading suspensions or the commencement or acceleration of a war involving the United States, shall not have occurred;

•	the Merger Agreement shall not have been terminated pursuant to its terms; and

•	Brass Eagle’s board of directors shall not have withdrawn its recommendation of the offer.

These conditions and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” on page 39.

Q.	If You Decide Not to Tender, How Will This Affect the Offer and Your Shares of Brass Eagle Common Stock?

A.	We will not acquire any shares of Brass Eagle common stock in the offer unless the minimum condition is satisfied. Your failure to tender your shares of Brass Eagle common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Brass Eagle common stock to be able to complete the offer. However, in light of the agreement of Charter Oak Partners to tender its shares, subject to the terms of the Exchange Agreement, and the intent of the directors and officers of Brass Eagle to tender their shares in the offer, we believe that it is highly unlikely that the minimum condition will not be satisfied in the offer, unless an event occurs that enables Brass Eagle to terminate the Merger Agreement.

The offer is the first step in our acquisition of Brass Eagle and is intended to facilitate our acquisition of all of the outstanding shares of Brass Eagle common stock. After completion of the offer, we will cause Brass Eagle to complete a merger with Acquisition Sub. The purpose of the merger is to acquire all of the outstanding shares of Brass Eagle common stock not exchanged in the offer. In the merger, each outstanding share of Brass Eagle common stock (except for shares held by Brass Eagle, K2 or Acquisition Sub) will be converted into the right to receive shares of K2 common stock at the same exchange ratio used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If the merger takes place, unless the merger is accomplished through a “short-form” merger, which would provide appraisal rights for non-tendering stockholders, the only difference to you between tendering your Brass Eagle common stock in the offer and not tendering your Brass Eagle common stock is that you will receive shares of K2 common stock earlier if you tender your shares in the offer. An earlier tender of your shares of Brass Eagle common stock may, however, help to ensure the satisfaction of the minimum condition and the completion of the offer and merger.

Q.	How Long Will It Take to Complete the Offer and the Subsequent Merger?

A.	We hope to complete the offer in the fourth quarter of 2003. The offer is currently scheduled to expire on Monday, December 8, 2003. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the SEC’s tender offer rules or pursuant to agreements we have made with Brass Eagle in the Merger Agreement. After completion of the offer, K2 will cause Brass Eagle to complete a merger with Acquisition Sub, in which each outstanding share of Brass Eagle common stock (except for shares held by Brass Eagle, K2 or Acquisition Sub) will be converted into the right to receive shares of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of the offer we beneficially own more than 90% of the outstanding shares of Brass Eagle common stock, including because we have exercised our option to purchase shares directly from Brass Eagle, we may effect this merger without the approval of Brass Eagle stockholders, as permitted under Delaware law, which could occur promptly following the completion of the offer. If we complete the offer but own less than 90% of the outstanding shares of Brass Eagle common stock after the offer, and we do not exercise our option to purchase shares directly from Brass Eagle, then the merger will require Brass Eagle stockholder approval, and we will complete the merger after a definitive information statement regarding our written consent as the then majority stockholder of Brass Eagle is distributed to Brass Eagle stockholders. In such circumstances, the consummation of the merger could take several weeks following the completion of the offer.

Q.	Do You Have to Vote to Approve the Offer or the Merger?

A.	Because we are extending the offer directly to Brass Eagle stockholders, Brass Eagle stockholders are not being asked to vote to approve the offer. Approval by Brass Eagle stockholders, however, may be required to approve the merger following the successful completion of the offer. Please note that because the offer can only be completed if we acquire a majority of the outstanding shares of Brass Eagle common stock, once the offer is completed, approval of the merger can be accomplished by the written consent of K2, as the then majority stockholder of Brass Eagle, without the additional votes of any other Brass Eagle stockholder, as permitted by Delaware law. If such written consent for the merger is required under applicable law, Brass Eagle stockholders will receive an information statement at that time. If we own 90% or more of the outstanding common stock of Brass Eagle following completion of the offer, the merger can be accomplished without any vote under applicable law.

Q.	What Percentage of the K2 Common Stock Will Current Brass Eagle Stockholders Own After the Completion of the Offer and Subsequent Merger?

A.	We anticipate that the completion of the offer and subsequent merger will result in the exchange of the outstanding shares of Brass Eagle common stock into approximately 14% of the K2 common stock outstanding at the conclusion of the transactions, without regard to K2 stock options or warrants to purchase K2 common stock, and 10% on a fully-diluted basis. In general, this assumes that:

•	approximately 4,900,000 shares of K2 common stock would be issued in the offer and the subsequent merger;

•	approximately 28,500,000 shares of K2 common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and

•	no Brass Eagle stockholders exercise appraisal rights.

Q.	Will You be Taxed on the Shares of K2 Common Stock that You Receive?

A.	It is a condition to the completion of the offer that K2 and Brass Eagle receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”). A Brass Eagle stockholder who, consistent with such opinions, receives his, her or its shares of K2 common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of K2 common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them. See “The Offer—Material U.S. Federal Income Tax Consequences” on page 42.

Q.	Do the Statements on the Cover Page Regarding this Prospectus Being Subject to Change and the Registration Statement Filed with the SEC Not Yet Being Effective Mean that the Offer May Not Commence?

A.	No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Brass Eagle common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we first mail this prospectus and the related letter of transmittal to Brass Eagle stockholders.

Q.	Are K2’s Business, Results of Operations, Financial Condition and Prospects Relevant to Your Decision to Tender Your Shares in the Offer?

A.	Yes. Shares of Brass Eagle common stock accepted in the offer will be exchanged for shares of K2 common stock and therefore you should consider K2’s business, results of operations, financial condition and prospects before you decide whether to tender your shares in the offer. In considering our business, results of operations, financial condition and prospects, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Additional Information—Where You Can Find Additional Information” on page 78.

Q.	Whom Can You Call with Questions About the Offer?

A.	You can contact our information agent for the offer:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: xtrm.info@morrowco.com

Banks and Brokerage Firms, please call (800) 654-2468

Stockholders, please call (800) 607-0088

All others, please call collect (212) 754-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other materials filed or to be filed by K2 with the SEC contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. K2 believes that such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act (we acknowledge that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act does not apply to forward-looking statements made in connection with a tender offer). These forward-looking statements represent expectations or beliefs of K2 concerning future events, many of which are outside the control of K2. They include, among other things, statements with respect to:

•	pro forma financial statements and projections of future financial performance;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports including baseball, softball, basketball and football;

•	fishing tackle markets;

•	active watersports and outdoor products markets;

•	extreme wheel sports including mountain bikes, in-line skates and skateboards and other extreme sports including paintball; and

•	winter sports including skis and snowboards;

•	foreign exchange rate fluctuations;

•	expected levels of debt reduction;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts, including strategic acquisitions;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning;

•	the combined company after the merger; and

•	future acquisitions, including the integration of these businesses and dispositions.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

K2 cautions that these statements are further qualified by important factors, in addition to those under “Risk Factors” on page 19 below and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions, including consumer demand;

•	product demand;

•	competitive pricing and products; and

•	other risks described in K2’s and Brass Eagle’s filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 and Brass Eagle may differ significantly from those expressed in these forward-looking statements. Brass Eagle stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. K2 does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in K2’s and Brass Eagle’s subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

SUMMARY

This brief summary highlights selected information from this document. It does not contain all of the information that is important to Brass Eagle stockholders. Brass Eagle stockholders are urged to read carefully the entire document and the other documents referred to and incorporated by reference in this document to fully understand the offer and the merger. In particular, stockholders of Brass Eagle should read the documents attached to this prospectus, including the Merger Agreement, which is attached as Annex A. For a guide as to where you can obtain more information on K2 and Brass Eagle, see “Additional Information—Where You Can Find Additional Information” on page 78.

The Offer (Page 34)

We are proposing to acquire all of the outstanding shares of Brass Eagle common stock. We are offering to exchange 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Brass Eagle common stock, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Brass Eagle common stock in the offer unless Brass Eagle stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Brass Eagle common stock, calculated as described in this prospectus. Charter Oak Partners, the largest stockholder of Brass Eagle, holding approximately 49.06% of the outstanding common stock of Brass Eagle, has agreed to tender its Brass Eagle shares in the offer, subject to certain conditions.

After completion of the offer, K2 will cause Brass Eagle to complete a merger with Acquisition Sub, in which each outstanding share of Brass Eagle common stock (except for shares held by Brass Eagle, K2 or Acquisition Sub) will be converted into the right to receive shares of K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If, after the completion of this offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from Brass Eagle, we beneficially own more than 90% of the outstanding shares of Brass Eagle common stock, we may effect this merger without the approval of Brass Eagle stockholders, as permitted under Delaware law.

The number of shares of K2 common stock issued to Brass Eagle stockholders in the offer and the merger will constitute approximately 14% of the outstanding common stock of the combined company after the merger.

Exchange of Shares of Brass Eagle Common Stock (Page 34)

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of Brass Eagle common stock which are validly tendered and not properly withdrawn in exchange for shares of K2 common stock. We are offering to exchange 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Brass Eagle common stock.

Timing of the Offer (Page 34)

We are commencing the offer on November 4, 2003, the date of the distribution of this prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, December 8, 2003, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

Conditions of the Offer (Page 39)

The offer is subject to a number of conditions, and K2 will not be required to accept any tendered shares for payment if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

•	there must be validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Brass Eagle common stock, calculated as described in this prospectus;

SUMMARY

•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;

•	any applicable waiting periods under the HSR Act must have expired or been terminated (early termination was granted on October 30, 2003);

•	the shares of K2 common stock issuable in the offer shall have been approved for listing on the New York Stock Exchange;

•	Brass Eagle and K2 shall have received certain tax opinions;

•	K2 shall have received from Charter Oak Partners, the largest stockholder of Brass Eagle, an executed non-competition agreement;

•	Charter Oak Partners shall not have breached any of its obligations under the Exchange Agreement pursuant to which it has agreed to tender its shares in the offer;

•	Brass Eagle shall have received certain consents to the transactions contemplated by the Merger Agreement and shall have taken certain actions under its deferred compensation plan;

•	there shall have been no event having a material adverse effect on Brass Eagle and no specified breaches by Brass Eagle of the Merger Agreement;

•	there shall be no legal impediments to the offer and certain events, such as trading suspensions or the commencement or acceleration of a war involving the United States, shall not have occurred;

•	the Merger Agreement shall not have been terminated pursuant to its terms; and

•	Brass Eagle’s board of directors shall not have withdrawn its recommendation of the offer.

Extension, Termination and Amendment (Page 35)

Subject to the right of K2 or Brass Eagle to cause the offer to be extended under certain circumstances, K2 or Brass Eagle can terminate the Merger Agreement at the expiration of the offer period if no shares of Brass Eagle common stock have been purchased by K2. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration of the offer, then we may extend the expiration of the offer from time to time. Each extension may last for no more than ten business days, unless Brass Eagle and K2 agree in writing to allow for a longer period. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Brass Eagle common stock in the offer if, at the expiration of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Brass Eagle common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Brass Eagle common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. Brass Eagle has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through January 15, 2004 if all but certain conditions to the offer have been satisfied. K2 or Brass Eagle can terminate the Merger Agreement if the offer is not consummated by April 22, 2004. We can extend the offer by giving oral or written notice of an extension to Computershare Trust Company, Inc., the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Brass Eagle common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Brass Eagle common stock. If we exercise our right to use a subsequent offering period, we will first consummate our purchase of shares tendered and not withdrawn in the initial offer period.

SUMMARY

Subject to the SEC’s applicable rules and regulations and subject to the limitations contained in the Merger Agreement, we also reserve the right, in our discretion:

•	to terminate the offer and not accept for exchange or exchange any shares of Brass Eagle common stock not previously accepted for purchase, or purchased, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

•	to waive any condition (subject to certain conditions being non-waivable by us without Brass Eagle’s consent) or otherwise amend the offer in any respect prior to the expiration of the offer,

by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository and by making a public announcement.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

Procedure for Tendering Shares (Page 36)

For you to validly tender shares of Brass Eagle common stock into the offer, you must do one of the following:

•	deliver certificates of your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer;

•	arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at The Depository Trust Company, or DTC, and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	arrange for a book-entry transfer of your shares to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

Withdrawal Rights (Page 37)

You may withdraw any shares of Brass Eagle common stock that you previously tendered into the offer at any time before the expiration of the offer by following the procedures described under “The Offer—Withdrawal Rights” on page 37. In addition, if we have not accepted tendered shares for exchange by Monday, January 5, 2004, you may withdraw tendered shares at any time thereafter.

Delivery of Shares of K2 Common Stock (Page 38)

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of Brass Eagle common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of K2 common stock and cash instead of fractional shares for the tendered shares of Brass Eagle common stock promptly afterwards. In

SUMMARY

all cases, the exchange of shares of Brass Eagle common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

•	certificates for those shares of Brass Eagle common stock, or a timely confirmation of a book-entry transfer of those shares of Brass Eagle common stock in the exchange agent and depository’s account at DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Brass Eagle common stock in the exchange agent and depository’s account at DTC, together with an “agent’s message” as described above under “—Procedure for Tendering Shares.”

Cash Instead of Fractional Shares of K2 Common Stock (Page 39)

We will not issue any fraction of a share of K2 common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of K2 common stock, after the combination of all fractional shares to which such tendering stockholder would otherwise be entitled, will receive cash (without interest and subject to any withholding for taxes) in lieu of the fractional interests.

The Merger (Page 56)

The Merger Agreement provides that, after completion of the offer, Acquisition Sub will, subject to the certain conditions, be merged into Brass Eagle. Upon completion of the merger, Brass Eagle will continue as the “surviving corporation” and will be a wholly-owned subsidiary of K2.

Termination of the Merger Agreement (Page 66)

The Merger Agreement provides that it can be terminated by Brass Eagle or K2 under a number of different scenarios, including:

•	by the mutual written consent of the parties;

•	by either party, subject to various conditions, if:

•	any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the Merger Agreement;

•	the offer expires pursuant to its terms without the purchase of any shares by K2 and the failure to purchase shares is not due to the breach of the Merger Agreement by the terminating party; or

•	the offer is not consummated by April 22, 2004 and the failure to consummate by such date is not due to the breach of the Merger Agreement by the terminating party;

•	by K2, subject to various conditions, if:

•	Brass Eagle materially breaches any of its representations or warranties set forth in the Merger Agreement;

•	Brass Eagle materially breaches any of its covenants set forth in the Merger Agreement, and such breach cannot be cured within 20 business days after notice of such breach;

•	Brass Eagle accepts a superior proposal, withdraws its approval of the offer or merger, fails to reject a third party proposal or otherwise breaches provisions of the Merger Agreement with respect to third party proposals;

•	Charter Oak Partners is in breach of its Exchange Agreement to tender its Brass Eagle shares in the offer;

•	K2 has failed to commence the offer based on a failure of conditions to the offer and the failure to commence the offer is not due to a failure on K2’s part; or

•	a material adverse event has occurred with respect to Brass Eagle;

SUMMARY

•	by Brass Eagle, subject to various conditions, if:

•	K2 materially breaches any of its representations or warranties set forth in the Merger Agreement;

•	K2 materially breaches any of its covenants set forth in the Merger Agreement, and such breach cannot be cured within 20 business days after notice of such breach;

•	K2 fails to commence the offer and the failure to commence the offer is not due to the breach of the Merger Agreement by Brass Eagle;

•	Brass Eagle’s board of directors accepts a superior proposal in compliance with the Merger Agreement and pays the termination fee;

•	a material adverse event has occurred with respect to K2;

•	the average closing price for K2 shares over any ten consecutive trading days ending not later than two trading days before the expiration of the offer is less than $12.64; or

•	K2 has consummated a merger or consolidation in which K2 is not the surviving corporation or K2 has consummated a sale of all or substantially all of its assets.

Termination Fees (Page 68)

Termination of the merger by either K2 or Brass Eagle under specified circumstances could result in Brass Eagle being required to pay K2 a termination fee in the amount of $3,700,000.

Material U.S. Federal Income Tax Consequences (Page 42)

It is a condition to the completion of the offer that K2 and Brass Eagle receive legal opinions from their respective tax counsels to the effect that the offer and the merger together will constitute a reorganization within the meaning of the Code. A Brass Eagle stockholder who, consistent with such opinions, receives his or her shares of K2 common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of K2 common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them.

Regulatory Approvals (Page 47)

We are not aware of any regulatory license or permit material to the business of Brass Eagle and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Brass Eagle common stock, or any regulatory filing or approval that would be required for our acquisition of Brass Eagle common stock, other than the expiration or termination of the waiting period under the HSR Act, which occurred on October 30, 2003. K2 and Brass Eagle have made all required filings to seek such approval, as well as all required filings under the Securities Act and the Exchange Act, in connection with the offer and merger. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Appraisal Rights (Page 44)

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights may be available in connection with a short-form merger that is not subject to Brass Eagle stockholder approval.

Accounting Treatment (Page 49)

Our acquisition of Brass Eagle common stock pursuant to the offer and the merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

SUMMARY

Interests of Certain Persons in the Offer and the Subsequent Merger (Page 50)

Certain Brass Eagle directors, officers and stockholders have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	current and future employment arrangements;

•	the conversion of stock options previously issued to certain officers of Brass Eagle;

•	payments pursuant to change of control agreements previously entered into between Brass Eagle and certain of its officers;

•	the payment of success bonuses to certain members of Brass Eagle’s management upon consummation of the merger;

•	the possible post-merger membership on K2’s board of a director mutually acceptable to K2 and Charter Oak Partners, the largest stockholder of Brass Eagle; and

•	the indemnification of directors and officers of Brass Eagle against certain liabilities.

In addition, Charter Oak Partners, Brass Eagle’s largest stockholder, has entered into an Exchange Agreement with K2, pursuant to which Charter Oak Partners has agreed to tender its shares in the offer, subject to certain conditions, and will enter into a non-competition agreement with K2 and Brass Eagle. The members of the boards of directors of K2 and Brass Eagle were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the Merger Agreement.

Comparison of Rights of Holders of Brass Eagle Common Stock and Holders of K2 Common Stock (Page 71)

Brass Eagle and K2 are both Delaware corporations. If we complete the offer, holders of Brass Eagle common stock will become K2 stockholders, and their rights as stockholders will be governed by K2’s restated certificate of incorporation and by-laws. There are differences between the restated certificate of incorporation and by-laws of Brass Eagle and the restated certificate of incorporation and by-laws of K2.

The Companies

K2 Inc.

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

K2 is a premier branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. Our sporting goods include several name brand lines such as K2 and OLIN alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and sports equipment, Worth softball and sports equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. Our other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes, Tubbs and Atlas snowshoes and Hilton corporate casuals. In addition, our portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas.

K2 has embarked upon an aggressive strategy to expand its operations and diversify its product offerings within the sporting goods and recreational products industries by seeking to combine with other well-established companies. In pursuing this strategy K2 acquired Rawlings on March 26, 2003, Worth, Inc. on September 16, 2003 and Winter Quest LLC, Atlas Snowshoes Company, LLC and Little Bear Snowshoe Company, LLC on October 17, 2003.

K2’s common stock is currently traded on the New York Stock Exchange (symbol: KTO). K2 is headquartered in Carlsbad, California.

Brass Eagle Inc.

1201 SE 30th Street

Bentonville, Arkansas 72712

(479) 464-8700

Brass Eagle is one of the world’s leading designers, manufacturers, marketers and distributors

SUMMARY

of paintball markers, paintballs, paintball protective gear, paintball kits and accessories associated with the growing sport of paintball. Based in Bentonville, Arkansas, Brass Eagle has manufacturing and distribution facilities in Neosho, Missouri, Batesville, Mississippi and Chula Vista, California.

Brass Eagle offers a full range of innovative paintball markers and accessory products for the beginner through competition-level participants and is a primary manufacturer that offers paintball products to consumers through easily accessible channels such as mass merchandisers and major sporting goods retailers. These products generally sell at various price levels to offer the consumer the opportunity to move up through the product line. Brass Eagle has gained a competitive advantage through improved efficiency in its product development and manufacturing activities. These efficiencies are realized through its manufacturing processes that are designed to produce high-volume, low-cost-per-unit products. As the market for paintball products has grown, Brass Eagle has planned and implemented strategic changes to expand Brass Eagle’s operations, facilities and internal controls consistent with the increased demand for its products.

Brass Eagle’s common stock is currently traded on the Nasdaq National Market System (symbol: XTRM). Brass Eagle is headquartered in Bentonville, Arkansas.

Recent Closing Prices (Page 18)

On October 22, 2003, the last trading day before K2 and Brass Eagle announced the offer, K2 common stock closed at $16.75 per share and Brass Eagle common stock closed at $8.30 per share. On November 3, 2003, the last trading day prior to the printing of this prospectus for which this information was practicably available, K2 common stock closed at $16.30 per share and Brass Eagle common stock closed at $9.90 per share.

Questions About the Offer and Subsequent Merger

If you have any questions about the offer or the merger or if you need additional copies of this prospectus, you should contact our information agent:

MORROW & CO., INC.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: xtrm.info@morrowco.com

Banks and Brokerage Firms, please call

(800) 654-2468

Stockholders, please call

(800) 607-0088

All others, please call collect

(212) 754-8000

SUMMARY

Selected Consolidated Historical Financial Information of K2 and Brass Eagle

The information in the following tables is based on the K2 and Brass Eagle historical financial information that K2 and Brass Eagle have presented in their prior filings with the SEC. Brass Eagle stockholders should read the selected financial information in the following tables in connection with the historical financial information. The K2 historical financial information has been incorporated into this document by reference. See “Additional Information—Where You Can Find Additional Information” on page 78. The Brass Eagle historical financial information is included in Annexes D and E to this prospectus. K2’s selected consolidated historical financial information for the five years ended December 31, 2002 was derived from the consolidated financial statements of K2 which have been audited by Ernst & Young LLP, independent auditors, and Brass Eagle’s audited historical financial statements were audited by Crowe Chizek and Company LLC, independent auditors. See “Additional Information—Experts” on page 78.

The accompanying unaudited interim information for K2 and Brass Eagle for the six months ended June 30, 2003 and 2002 have been derived from financial information included in each of K2’s and Brass Eagle’s Form 10-Q for the three and six months ended June 30, 2003. Such Forms 10-Q were prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. These statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the results of the interim periods. The results of operations for the six months ended June 30, 2003 for K2 and Brass Eagle may not be indicative of their results for the full fiscal year. All amounts are stated in U.S. dollars.

SUMMARY

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

K2 INC.

(in thousands, except per share data)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2003 (a)	2002	2002	2001 (b)	2000	1999 (c)	1998 (d)
Income Statement Data:
Net sales	$356,791	$304,676	$582,159	$589,519	$665,562	$640,461	$579,139
Cost of products sold	249,430	217,289	411,620	429,338	462,242	462,033	418,950
Gross profit	107,361	87,387	170,539	160,181	203,320	178,428	160,189
Selling expenses	53,614	41,829	86,394	103,688	108,274	101,130	92,018
General and administrative expenses	34,899	28,853	56,862	55,212	56,223	52,454	51,421
Operating income	18,848	16,705	27,283	1,281	38,823	24,844	16,750
Interest expense	4,608	4,867	8,966	13,631	14,814	12,741	12,163
Debt extinguishment costs	6,745	—	—	—	—	—	—
Other (income) expense, net	(1,600)	13	(253)	(375)	(191)	(413)	(236)
Income (loss) from continuing operations before provision for income taxes	9,095	11,825	18,570	(11,975)	24,200	12,516	4,823
Provision (credit) for income taxes	3,184	4,139	6,500	(4,271)	7,502	4,005	955
Income (loss) from continuing operations	5,911	7,686	12,070	(7,704)	16,698	8,511	3,868
Discontinued operations, net of taxes (e)	—	—	—	—	(119)	1,332	975
Net income (loss)	5,911	7,686	12,070	(7,704)	16,579	9,843	4,843
Per Common Share Data:
Basic earnings (loss) per share:
Continuing operations	0.27	0.43	0.67	(0.43)	0.93	0.50	0.23
Discontinued operations	—	—	—	—	(0.01)	0.08	0.06
Net income (loss)	0.27	0.43	0.67	(0.43)	0.92	0.58	0.29
Diluted earnings (loss) per share:
Continuing operations	0.26	0.43	0.67	(0.43)	0.93	0.50	0.23
Discontinued operations	—	—	—	—	(0.01)	0.08	0.06
Net income (loss)	0.26	0.43	0.67	(0.43)	0.92	0.58	0.29
Cash dividends per common share	—	—	—	—	—	0.11	0.44
Basic shares	21,954	17,940	17,941	17,940	17,949	16,880	16,554
Diluted shares	23,034	17,954	17,994	17,940	18,040	16,883	16,637
Balance Sheet Data:
Total current assets	418,614	325,943	323,924	304,813	305,132	345,809	335,570
Total assets	599,619	440,766	438,410	421,038	424,110	491,442	456,454
Total current liabilities	146,428	99,631	127,855	100,965	121,742	162,187	130,597
Long-term debt	109,500	105,228	73,007	97,828	69,836	107,280	110,724
Shareholders’ equity	320,075	228,319	231,296	214,657	227,248	218,520	202,119

(a)	On March 26, 2003, K2 acquired all of the outstanding stock of Rawlings, a leading manufacturer and marketer of baseball equipment. K2’s results for the six months ended June 30, 2003 include the results of Rawlings from March 26, 2003, the date of acquisition, through June 30, 2003.
(b)

During 2001, in ongoing cost reduction moves, K2 completed the move of its remaining ski production to China, closing its Washington ski manufacturing facility during the 2001 third quarter. In addition, three other smaller manufacturing facilities which serviced the Stearns and Hilton operations were shut down in Minnesota and Alabama, with most of the production also moving overseas. In addition to the factory closures, K2 experienced a substantial industry-wide slowdown of sales of small-wheeled products in 2001, necessitating a downsizing of K2’s small-wheeled products operation. Consequently, the factory closures and downsizing activities have resulted in 2001 charges to cost of products sold and general and administrative expenses for restructuring and downsizing costs of $15.6 million and $2.4 million, respectively. Approximately $5.0 million of the total amount was a charge to earnings that resulted in or

SUMMARY

will result in a cash payment. These costs are associated with the reduction of personnel, the write down of facilities and equipment and the reduction in the net carrying value of small-wheeled products inventory.

(c)	In 1999, K2 began to reduce the cost structure of its ski and snowboard operations by restructuring and downsizing its Seattle manufacturing operation in favor of lower cost manufacturing and sourcing opportunities. In accordance with the initiative, during 1999, K2’s Seattle manufacturing facility was downsized and approximately half of its ski and all of its snowboard manufacturing were moved to either K2’s China or California production facilities or to third party sourcing operations worldwide, resulting in a charge of $10.5 million to cost of products sold to cover restructuring costs of $6.5 million and downsizing costs of $4.0 million. The restructuring charge reflected expenses associated with the write-off of related equipment and inventory, the reduction of approximately 200 production personnel and the utilization of approximately 200 temporary workers. Approximately $5.3 million of the total amount was a cash charge to earnings.
(d)	In the third quarter of 1998, a pre-tax charge of $14.5 million was included in earnings from continuing operations. Of this amount, $10.5 million was charged to cost of products sold to write down certain categories of bike and skate inventories as a result of a sudden change in the market demand for those products. The balance of the charge was recorded in general and administrative expenses for costs associated with the change in the bike business and implementing planned cost reduction programs at the winter sports operations. The charges primarily related to non-cash items.
(e)	In 1998, K2 adopted a plan to dispose of its Simplex building products division. As a result, K2 reclassified Simplex as a discontinued operation in 1998 and similarly reclassified prior years’ operations. On June 30, 2000, K2 completed the sale of the assets and business of Simplex to Ludlow Building Products, a subsidiary of Tyco International Ltd.

SUMMARY

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

BRASS EAGLE INC.

(in thousands, except per share data)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000 (a)	1999	1998
Income Statement Data:
Net sales	$38,039	$46,824	$104,923	$91,885	$86,760	$68,230	$75,149
Cost of products sold	24,965	28,889	63,918	58,845	53,305	42,119	49,253
Gross profit	13,074	17,935	41,005	33,040	33,455	26,111	25,896
Selling, general and administrative expenses	11,855	11,719	24,862	24,628	18,476	13,431	12,806
Operating income	1,219	6,216	16,143	8,412	14,979	12,680	13,090
Interest expense (income), net	567	666	1,456	1,920	957	(190)	(338)
Income before provision for income taxes	652	5,550	14,687	6,492	14,022	12,870	13,428
Provision for income taxes	246	2,092	5,016	2,566	5,354	4,685	5,233
Net income	406	3,458	9,671	3,926	8,668	8,185	8,195
Per Common Share Data:
Basic earnings per share:
Net income	0.06	0.48	1.35	0.55	1.21	1.13	1.13
Diluted earnings per share:
Net income	0.05	0.46	1.30	0.52	1.15	1.07	1.07
Cash dividends per common share	—	—	—	—	—	—	—
Basic shares	7,326	7,150	7,189	7,145	7,137	7,246	7,239
Diluted shares	7,581	7,537	7,461	7,540	7,522	7,671	7,672
Balance Sheet Data:
Total current assets	47,667	42,585	50,107	43,235	46,237	32,588	33,543
Total assets	96,617	91,598	98,919	92,295	95,816	48,445	41,430
Total current liabilities	22,198	19,700	22,598	21,294	24,660	5,878	6,943
Long-term debt	5,600	11,403	8,400	14,607	19,615	—	—
Shareholders’ equity	65,371	57,712	64,347	54,155	50,720	42,007	34,274

(a)	On June 30, 2000, Brass Eagle acquired the assets of JT USA, L.P., a leading manufacturer of protective accessories and apparel for the paintball industry. This acquisition materially affects the period-to-period comparability of the financial information set forth in the table.

SUMMARY

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma financial information combines K2’s historical results for the six months ended June 30, 2003 and for the year ended December 31, 2002 with Brass Eagle’s historical results for the six months ended June 30, 2003 and the year ended December 31, 2002, giving effect to K2’s merger with Rawlings on March 26, 2003 as if it had occurred as of January 1, 2002 for income statement purposes. The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this prospectus, beginning on page 81. You should not rely on this selected unaudited pro forma condensed financial information as being indicative of the historical results that would have occurred had K2, Rawlings and Brass Eagle been combined during these time periods or the future results that may be achieved after the merger.

	For the Six Months Ended June 30, 2003	For the Year Ended December 31, 2002
	(in thousands, except per share figures)
Income Statement Data
Net sales	$455,843	$857,360
Cost of products sold	317,136	597,537
Gross profit	138,707	259,823
Income before provision for income taxes	16,309	37,397
Provision for income taxes	5,827	12,949
Net income	10,482	24,448

Per Common Share Data
Basic net income per share	$0.34	$0.78
Diluted net income per share	0.33	0.77
Dividends declared	—	—

As of June 30, 2003
Balance Sheet Data
Cash and cash equivalents	$41,106
Total assets	714,048
Long-term debt	17,266
Total shareholders’ equity	398,787

SUMMARY

Unaudited Comparative Per Share Information

The following table summarizes the net income and book value per share information for K2 and Brass Eagle on a pro forma, historical and unaudited pro forma combined basis. The pro forma per share information for K2 gives effect to the merger between K2 and Rawlings which was completed on March 26, 2003, and it therefore reflects the additional shares of K2 common stock issued in connection with such merger and includes the earnings of Rawlings as if such merger had occurred at the beginning of each period presented.

The pro forma combined information gives effect to the merger with Brass Eagle on a purchase method basis as described in “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 81. The pro forma combined information is presented as if such merger and the Rawlings merger were completed as of the beginning of each period presented.

The pro forma book value per common share of K2 is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of K2 common stock outstanding at the end of the period after giving effect to the Rawlings merger. The historical book value per common share of Brass Eagle is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per K2 common share is computed by dividing pro forma combined shareholders’ equity by the pro forma number of shares of K2 common stock outstanding at the end of the period after giving effect to the Brass Eagle merger and the Rawlings merger.

The information listed as “pro forma combined per equivalent share” was obtained by multiplying the pro forma combined amounts by the exchange ratio in the merger of 0.6036 of a share of K2 common stock to be issued for each share of Brass Eagle common stock.

K2 expects to incur merger and integration charges as a result of combining K2 and Brass Eagle. K2 also anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had K2, Rawlings and Brass Eagle actually been combined during the periods presented.

The information in the following table is based on, and should be read together with, the K2 and Rawlings historical financial information contained in prior SEC filings, which are incorporated herein by reference, the Brass Eagle historical financial information contained in Annexes D and E attached hereto and the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 81.

SUMMARY

COMPARATIVE PER SHARE INFORMATION OF K2 AND BRASS EAGLE

	For the Six Months Ended June 30, 2003	For the Year Ended December 31, 2002
Unaudited pro forma K2 (a)
Net income per common share—basic	$0.38	$0.55
Net income per common share—diluted	$0.37	$0.55
Dividends declared per share (b)	—	—
Book value per common share at period end	$11.85	$11.52

Historical Brass Eagle
Net income per common share—basic	$0.06	$1.35
Net income per common share—diluted	$0.05	$1.30
Dividends declared per share (b)	—	—
Book value per common share at period end	$8.73	$8.81

Unaudited pro forma combined per K2 share (c)
Net income per common share—basic	$0.34	$0.78
Net income per common share—diluted	$0.33	$0.77
Dividends declared per share (b)	—	—
Book value per common share at period end	$12.65	$12.34

Unaudited pro forma combined per equivalent share
Net income per common share—basic	$0.21	$0.47
Net income per common share—diluted	$0.19	$0.46
Book value per common share at period end	$7.64	$7.45

(a)	The pro forma amounts for K2 were adjusted to reflect the pro forma impact of the merger with Rawlings on March 26, 2003, as if the merger with Rawlings had occurred on January 1, 2002.
(b)	K2 and Brass Eagle have not paid cash dividends during the periods presented. K2’s credit facilities currently limit the payment of cash dividends or stock repurchases by K2. Brass Eagle’s credit facilities currently prohibit the payment of cash dividends or stock repurchases by Brass Eagle.
(c)	These calculations are based on the exchange ratio of 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock to be issued for each Brass Eagle share or stock option outstanding.

SUMMARY

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

K2 common stock is listed on the New York Stock Exchange. Brass Eagle common stock is listed on the Nasdaq National Market System. K2’s and Brass Eagle’s ticker symbols are “KTO” and “XTRM,” respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of K2 and Brass Eagle common stock as reported on the New York Stock Exchange and the Nasdaq National Market System, respectively.

During the periods covered by the following table, neither K2 nor Brass Eagle paid dividends. K2’s credit facilities currently limit the payment of cash dividends or stock repurchases by K2. Brass Eagle’s credit facilities currently prohibit the payment of any cash dividends or stock repurchases by Brass Eagle.

	K2 Common Stock		Brass Eagle Common Stock
	High	Low	High	Low
2001
March 31	$9.75	$7.75	$8.75	$6.03
June 30	$11.43	$7.80	$10.30	$6.81
September 30	$11.99	$5.40	$11.38	$4.31
December 31	$8.74	$5.31	$5.50	$3.35

2002
March 31	$7.60	$6.32	$5.50	$4.01
June 30	$10.25	$6.55	$6.38	$4.40
September 30	$10.00	$7.50	$7.77	$4.75
December 31	$11.01	$6.40	$9.75	$5.60

2003
March 31	$10.06	$7.72	$8.72	$6.90
June 30	$12.75	$7.45	$8.43	$6.73
September 30	$18.09	$12.30	$8.50	$7.31

SUMMARY

RECENT CLOSING PRICES

The following table sets forth the closing prices per share of K2 common stock as reported on the New York Stock Exchange and Brass Eagle common stock as reported on the Nasdaq National Market System on October 22, 2003, the last full trading day prior to the announcement of the Merger Agreement, and November 3, 2003, the most recent practicable date prior to the mailing of this prospectus to Brass Eagle’s stockholders.

The following table also sets forth the equivalent price per share of Brass Eagle common stock reflecting the value of the K2 common stock that Brass Eagle stockholders would receive in exchange for each share of Brass Eagle common stock if the offer or the merger was completed on these two dates.

Date	K2 Common Stock	Brass Eagle Common Stock	Equivalent Per Share Price of Brass Eagle Common Stock with Exchange Ratio of 0.6036
October 22, 2003	$16.75	$8.30	$10.11
November 3, 2003	$16.30	$9.90	$9.84

The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the offer and the merger and Brass Eagle stockholders are urged to obtain current stock price quotations for K2 common stock and Brass Eagle common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled “Additional Information—Where You Can Find Additional Information” on page 78.

SUMMARY

RISK FACTORS

In deciding whether to tender your shares pursuant to the offer, you should carefully consider the following factors, in addition to other risk factors of the two companies incorporated by reference into this prospectus and the other information contained in this document. See “Additional Information—Where You can Find Additional Information” on page 78 for where you can find the additional risk factors incorporated by reference.

Risk Factors Relating to the Offer and the Subsequent Merger

K2 and Brass Eagle may not successfully integrate their business operations after the merger.

The integration of K2’s and Brass Eagle’s operations after the merger may be difficult, time consuming and costly. After completion of the merger, the combined company must successfully integrate, among other things, the product and service offerings, product development, sales and marketing, research and development, administrative and customer service functions and the management information systems of Brass Eagle with those of K2. In addition, K2 will need to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. It is possible that these integration efforts will not be completed as smoothly as planned, which could have an adverse impact on the operations of the combined company.

K2 expects to incur potentially significant merger-related, restructuring and integration costs in connection with the transaction and the integration of Brass Eagle’s operations.

K2 and Brass Eagle expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. K2 faces potential costs related to employee redeployment or relocation, reorganization or closure of facilities, relocation and disposition of excess equipment and other integration costs. K2 has not yet determined the amount of these costs. K2 expects to account for these costs as purchase related adjustments when the merger is completed.

The number of shares of K2 common stock that you will receive in the offer or the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of K2 common stock at the time you receive them could be less than at the time you tender your shares of Brass Eagle common stock.

In the offer and the subsequent merger, each share of Brass Eagle common stock will be exchanged for 0.6036 of a share of K2 common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of K2 common stock or Brass Eagle common stock between the date of this prospectus and the date you receive K2 common stock. The market price of the K2 common stock will likely be different on the date you receive such shares than it is today, on the date you tender shares of Brass Eagle common stock or on the date the offer expires or the date a subsequent merger is completed, because of changes in the business, financial condition, results of operations or prospects of K2, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for K2 common stock and Brass Eagle common stock. See “Comparative Per Share Market Price and Dividend Information” on page 17.

The trading price of shares of K2 common stock may be affected by factors in addition to those factors affecting the price of Brass Eagle common stock. The price of shares of K2 common stock could decline following the offer.

The trading price of K2 common stock has fluctuated significantly in the past. The future trading price of K2 common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•	actual or anticipated fluctuations in revenues or operating results;

•	failure to meet securities analysts’ or investors’ expectations of performance;

RISK FACTORS

•	changes in key management personnel;

•	announcements of technological innovations or new products by K2 or its competitors;

•	developments in or disputes regarding patents and proprietary rights;

•	proposed and completed acquisitions by K2 or its competitors;

•	the mix of products and services sold;

•	the timing, placement and fulfillment of significant orders;

•	product and service pricing and discounts;

•	acts of war or terrorism; and

•	general economic conditions.

Brass Eagle stockholders may receive a lower return on their investment after the merger.

Although K2 and Brass Eagle believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of K2’s and Brass Eagle’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of K2 common stock in the offer and the merger could reduce the market price of K2 common stock.

Brass Eagle’s directors and officers have interests in the offer and the merger that differ from, or are in addition to, their interests as Brass Eagle stockholders in recommending the offer to Brass Eagle stockholders.

In considering the recommendation of the Brass Eagle board of directors that Brass Eagle stockholders tender their shares in the offer, Brass Eagle stockholders should recognize that some of Brass Eagle’s directors and officers have interests in the offer and the merger that differ from, or are in addition to, their interests as Brass Eagle stockholders. These interests include:

•	current and future employment arrangements;

•	severance benefits;

•	success bonuses payable to certain members of Brass Eagle’s management upon consummation of the merger;

•	conversion of stock options; and

•	indemnification of directors and officers of Brass Eagle against certain liabilities.

These and additional interests are described under the heading “Interests of Certain Persons in the Offer and Subsequent Merger” on page 50.

Brass Eagle stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, Brass Eagle stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Brass Eagle. Consequently, Brass Eagle stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Brass Eagle.

RISK FACTORS

K2 could lose key Brass Eagle personnel necessary to achieve the benefits K2 and Brass Eagle expect as a result of the merger.

Brass Eagle’s contribution to the combined company’s success will depend in part on the continued service of specific Brass Eagle personnel. If a substantial portion of Brass Eagle’s management or key employees leave after K2 and Brass Eagle complete the merger, the combined company’s business could be adversely affected.

Failure to complete the offer or the merger could be costly to Brass Eagle and its stockholders.

If the offer is not consummated or the merger is not completed for any reason:

•	the price of Brass Eagle common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

•	Brass Eagle must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

In addition, the Merger Agreement provides for the payment by Brass Eagle of a termination fee of $3,700,000 if the Merger Agreement is terminated under certain circumstances. The obligation to make that payment may adversely affect the ability of Brass Eagle to engage in another transaction and may have an adverse impact on the financial condition of Brass Eagle. See “The Merger Agreement—Termination and Termination Fee” on page 66.

Risk Factors and Trends Relating to K2 and the Combined Company

K2’s strategic plan, involving growth through the acquisition of other companies, may not succeed.

K2’s strategic plan involves rapid growth through the acquisition of other companies. Such growth involves a number of risks, including:

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations when negotiating these transactions and later integrating an acquired business;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	the dilution of existing stockholders and convertible note holders due to the issuance of equity securities, utilization of cash reserves or incurrence of debt in order to fund the acquisitions;

•	the potentially substantial transaction costs associated with acquisitions; and

•	the difficulties related to assimilating the products, personnel and systems of an acquired business and to integrating distribution and other operational capabilities.

K2 cannot assure the stockholders of Brass Eagle that any transaction or series of transactions that are completed will result in long-term benefits to the combined company or its stockholders, or that K2’s management will be able to manage the acquired businesses effectively.

Current and future financings may place a significant debt burden on K2.

Borrowings under K2’s existing $205 million revolving credit facility and under its $20 million term loan, as well as potential future financings, may substantially increase K2’s current indebtedness. Among other things, such increased indebtedness could:

•	adversely affect K2’s ability to expand its business, market its products and make investments and capital expenditures;

RISK FACTORS

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of K2 to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

K2 faces intense competition and potential competition from companies with greater resources, and if it is unable to compete effectively with these companies, its business could be harmed.

The markets for sporting goods and recreational products in which K2 competes are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. In addition, many of K2’s competitors offer sports and recreational equipment not currently sold by K2 and may be able to leverage these broader product offerings to adversely affect K2’s competitive market position. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. The sales of leisure products are also affected by changes in the economy and consumer tastes, and sporting goods and recreational products face competition from other leisure activities.

K2’s industrial products are, in most instances, subject to price competition, ranging from moderate competition in marine antennas and monofilament line to intense competition for commodity-type products. Many industrial competitors have greater financial and other resources than K2.

Purchasing decisions made by a small number of large format sporting goods retailers can have a significant impact on K2’s results.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and Walmart, Gart Sports/The Sports Authority and Target accounted for approximately 24% of K2’s annual sales on a pro forma basis, which included the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2, for the six months ended June 30, 2003. Due to their size, these retailers may demand better prices and terms from K2, and these demands may have an adverse impact on K2’s margins. In addition, if any of these large format sporting goods retailers were to decide to materially reduce the amounts or types of K2 products that they purchase, such decision would have a material adverse impact on K2’s business.

K2’s failure to keep pace with rapid change in marketing strategies, product design, styles and tastes could harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. K2 cannot assure you that K2 will successfully develop new products to address new or shifting consumer demand. An unexpected change in consumer tastes or product demand could seriously harm K2’s business. K2’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

K2 cannot assure you that demand for its products will remain constant. The sales of leisure products are affected by changes in the economy and consumer tastes, both of which are difficult to predict. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, declining consumer confidence and significant declines in the stock market could lead to a further reduction in discretionary spending for consumer products.

RISK FACTORS

The weak financial conditions of some of K2’s customers may adversely impact K2’s business.

A large portion of K2’s sales are to sporting goods retailers. Many of K2’s smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase K2 products, or could lead retailers to request credit terms that would adversely affect K2’s cash flow and involve significant risks of nonpayment.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of K2 to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of K2 common stock could decline dramatically. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, Brass Eagle stockholders should not view K2’s historical results of operations as reliable indications of its future performance.

K2’s business is highly seasonal.

K2’s business is highly seasonal. Historically, K2 and Brass Eagle have experienced seasonal swings in their businesses depending on their respective products. This seasonality impacts K2’s working capital requirements and hence overall financing needs. In addition, K2’s borrowing capacity under its revolving credit facility is impacted by the seasonal change in receivables.

K2 may not be able to attract or retain the management employees necessary to remain competitive in its industry and the loss of one or more of K2’s key personnel, including Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of K2, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

K2’s continued success depends on the retention, recruitment and continued contributions of K2’s key management, finance, marketing and staff personnel, many of whom would be difficult or impossible to replace. The competition for qualified personnel is intense. K2 cannot assure you that it will be able to retain its current personnel or recruit the key personnel it requires. Specifically, Mr. Richard J. Heckmann, K2’s Chairman and Chief Executive Officer, has been fundamental in developing K2’s growth strategy and, without his services, K2’s implementation of its growth strategy might fail. In addition, K2 does not have employment agreements with most members of its senior management team. The loss of services of members of K2’s key personnel, including Mr. Heckmann, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

International operations, unfavorable political developments and weak foreign economies may seriously harm K2’s financial condition.

K2’s business is dependent on international trade, both for sales of finished goods and low-cost manufacturing and sourcing of products. K2’s three principal markets are North America, Europe and Asia. K2’s

RISK FACTORS

revenues from international operations were approximately 25% of K2’s sales on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2, for the six months ended June 30, 2003. K2 expects that its revenues from international operations will continue to account for a significant portion of its total revenues. Any political developments adversely affecting trade with Europe or Asia could severely impact K2 results of operations. K2’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

In addition, K2 will continue to outsource a number of its supply contracts to entities in foreign nations and will continue to be highly reliant on overseas manufacturing. Specifically, K2 maintains significant manufacturing capacity in China and Costa Rica. Political or economic developments adversely affecting the operation of these facilities could result in late deliveries, lower sales and earnings and unanticipated costs.

Changes in currency exchange rates could affect K2’s revenues.

A significant portion of K2’s production and approximately 19% of K2’s sales, on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2, for the six months ended June 30, 2003, are denominated in foreign currencies and are subject to exchange rate fluctuation risk. Although K2 engages in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the United States dollar and the currencies of Europe and Asia could make K2 products less competitive in foreign markets, and could reduce the sales and earnings represented by foreign currencies. Additionally, such fluctuations could result in an increase in the cost of products sold in foreign markets, reducing margins and earnings.

Conflicts related to intellectual property could seriously harm the combined company’s business.

A third party may try to challenge, invalidate or circumvent K2’s or Brass Eagle’s patents, copyrights or trademarks. K2 cannot assure the companies’ respective stockholders that any of the rights granted under the patents, copyrights or trademarks will provide competitive advantages to the combined company, that patents will be issued on its pending applications or that claims allowed on any of its future patents will be sufficiently broad to protect the combined company’s technology. In addition, the laws of some foreign countries may not protect K2’s and Brass Eagle’s proprietary rights to the same extent as the laws of the United States. As a result, the combined company cannot rely solely on patent, copyright and trademark protection to be successful and profitable in the industry.

RISK FACTORS

K2’s inability to obtain licenses may harm its business.

Many of K2’s products include intellectual property licensed from third parties, and in many instances K2 will have to seek new or renew existing licenses in the future. The inability to obtain such licenses or other rights on favorable terms, or the need to engage in litigation over such licenses or rights, could seriously harm K2’s business, operating results and financial condition.

Acts of war or terrorism may have an adverse effect on K2’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically, on K2’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact K2’s ability to consummate future debt or equity financings and negatively affect K2’s ability to manufacture, source and deliver low-cost goods in a timely manner.

K2 is subject to and may incur liabilities under various environmental laws.

K2 is subject to federal, state, local and foreign laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of and exposure to hazardous substances. In that regard, K2 has been and could be subject to claims and inquiries related to alleged substances in K2’s products that may be subject to notice requirements or exposure limitations, particularly in California, which may result in fines and penalties. K2 is also subject to laws and regulations that impose liability for costs and damages resulting from past disposals or other releases of hazardous substances. For example, K2 may incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and similar laws, some of which impose strict, and in some cases, joint and several, liability for the cleanup of contamination resulting from past disposals of waste, including disposal at off-site locations. In addition, K2 has acquired pre-existing businesses that have historical and ongoing operations, and K2 has limited information about the environmental condition of the properties of such companies. It is possible that soil and groundwater contamination may exist on these or other of K2’s properties resulting from current or former operations. K2 is currently aware of one matter involving off-site waste disposal liability in South Carolina and another matter involving soil contamination at a former facility in Michigan, for which K2 has accrued approximately $1.4 million as of June 30, 2003. Although K2 is not aware of any issues arising under current environmental laws that would be reasonably likely to have a material adverse effect on K2’s business, financial condition or results of operations, K2 cannot assure you that such matters will not have such an impact.

The spread of Severe Acute Respiratory Syndrome may have a material adverse effect on K2’s manufacturing facilities in China and K2’s operations generally.

The Centers for Disease Control and the World Health Organization continue to investigate a disease called Severe Acute Respiratory Syndrome or SARS. The disease was first reported in November 2002 in the southern China province of Guangdong, which is the province in which K2’s Chinese manufacturing facility is located, the city of Hanoi, Vietnam and Hong Kong. SARS has since spread to other parts of the world. The outbreak of SARS curtailed travel to and from certain countries for a period of time. SARS could have a material adverse impact on K2’s manufacturing facilities in China and sourcing infrastructure in Asia, and the significant spread of SARS beyond Asia could have an adverse impact on all of K2’s operations.

Unfavorable weather can adversely affect K2’s sales.

Sales of K2’s recreational products are strongly influenced by the weather. Poor snow conditions in the winter or summer conditions unfavorable to outdoor sports can adversely affect sales of important K2 products.

RISK FACTORS

Anti-takeover defenses in K2’s charter and under Delaware law could prevent an acquisition of K2 or limit the price that investors might be willing to pay for K2 common stock.

Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless specific conditions are met. In addition, K2 has in place various protections which would make it difficult for a company or investor to buy K2 without the approval of K2’s board of directors, including a shareholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions. See “Comparison of Rights of Holders of Brass Eagle Common Stock and Holders of K2 Common Stock” on page 71. All of the foregoing could hinder, delay or prevent a change in control of K2 and could limit the price that investors might be willing to pay in the future for shares of K2 common stock.

RISK FACTORS

BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER

The following discussion presents background information concerning the offer and subsequent merger and describes our reasons for undertaking the proposed transaction. Please see “—Additional Factors for Consideration by Brass Eagle Stockholders” on page 31 and Brass Eagle’s Recommendation Statement for further information relating to the proposed transactions.

Background of the Offer and Subsequent Merger

On October 25, 2002, representatives of Wachovia Securities, Brass Eagle’s financial advisor, contacted K2 to discuss K2’s interest in the potential acquisition of Brass Eagle. K2 expressed an interest in exploring the opportunity, but ultimately declined to participate in the process at that time.

In early January of 2003, representatives of The Mercanti Group, K2’s financial advisor, contacted representatives of Wachovia Securities to express K2’s interest in learning more about Brass Eagle. K2 executed a confidentiality agreement on January 31, 2003, and Wachovia Securities sent a copy of a Brass Eagle confidential information memorandum to K2 through The Mercanti Group. On March 7, 2003, The Mercanti Group indicated that K2 was not interested in pursuing an acquisition of Brass Eagle at that time due to constraints resulting from K2’s then pending transaction with Rawlings.

In early July of 2003, representatives of The Mercanti Group contacted representatives of Wachovia Securities to ascertain the status of Brass Eagle’s efforts to solicit potential buyers for Brass Eagle. In August of 2003, representatives of The Mercanti Group contacted representatives of Wachovia Securities to express K2’s interest in Brass Eagle. Wachovia Securities then sent The Mercanti Group selected sections of the previously prepared confidential information memorandum with respect to Brass Eagle. On August 7, 2003, at a regularly scheduled meeting of the K2 board, management presented Brass Eagle, among other companies, as a potential acquisition target. On August 28, 2003, management of Brass Eagle and K2 discussed K2’s interest in Brass Eagle and the strategic plans of K2 and Brass Eagle and, in a later call with representatives of Wachovia Securities and The Mercanti Group, participated in an introductory due diligence conference call. On September 3, 2003, Wachovia Securities provided additional financial information prepared by Brass Eagle to K2.

On September 6, 2003, K2 submitted a non-binding indication of interest to acquire all of the shares of Brass Eagle for approximately $10.00 in cash and shares of common stock of K2, with the cash component capped at one-third of the total consideration. In subsequent discussions over the next several days, The Mercanti Group indicated that K2 would consider increasing the proposed price by $0.75 to $1.00 in an all-stock transaction.

On September 10, 2003, the Brass Eagle board of directors met to discuss K2’s indication of interest to acquire all of Brass Eagle’s common stock for $10.00 per share in cash and K2 stock, and approved the execution of a letter agreement, pursuant to which Brass Eagle granted exclusivity to K2 through October 5, 2003.

On September 17, 2003, senior management of K2 and representatives of The Mercanti Group visited Brass Eagle’s headquarters for a presentation from Brass Eagle’s senior management with respect to Brass Eagle’s business, financial condition, results of operations, prospects and strategy and to present K2’s own business and strategy to Brass Eagle and Wachovia Securities.

On September 23 and 24, 2003, management of K2 conducted due diligence at Brass Eagle’s headquarters. The due diligence review included extensive business, operations and financial due diligence and a facilities tour. On September 26, 2003, Wachovia Securities provided additional financial information prepared by Brass Eagle to K2.

On September 29, 2003, Anthony J. Dowd, a director of Brass Eagle and the Director of Private Investments of Charter Oak Partners, the largest stockholder of Brass Eagle, Robert P. Sarrazin, a director of Brass Eagle and Principal of Charter Oak Partners, and Richard J. Heckmann, Chairman and Chief Executive Officer of K2, met to discuss the interest of Charter Oak Partners in becoming a stockholder of K2.

On September 30, 2003, K2 submitted a revised indication of interest of $10.00 per share in K2 common stock to the Brass Eagle board of directors, citing as its reason for not increasing the amount of the offer, despite

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

that the offer included only stock as consideration, a reduction in Brass Eagle’s expected results of operations for 2003 based on preliminary indications of results of operations for the third quarter of 2003.

On October 1, 2003, the Brass Eagle board met to discuss the revised offer from K2. After extensive discussions, the Brass Eagle board designated a negotiating subcommittee, consisting of E. Lynn Scott, President and Chief Executive Officer, Mr. Dowd and Richard Hanselman, to continue negotiations with K2. The Brass Eagle board also voted to give the negotiating subcommittee the authority to extend K2’s exclusivity from October 5, 2003 until October 12, 2003.

In a series of conference calls on October 3, 2003, the negotiating subcommittee of Brass Eagle’s board discussed with representatives of K2 the proposed terms of a transaction. K2 proposed that the acquisition be structured as a two-step transaction that would include an initial exchange offer by K2 and a follow-up merger of Brass Eagle with a subsidiary of K2. The parties discussed how the exchange ratio for the number of shares of K2 common stock to be received by Brass Eagle stockholders would be calculated, and what protection Brass Eagle would have in the event of a decline in the price of K2 common stock between the date of execution of the transaction agreement and the completion of the proposed exchange offer. There was a preliminary agreement that there would not be a collar on the exchange ratio. There was a discussion concerning compensation of Brass Eagle employees after the consummation of the merger, during which time K2 management informed Brass Eagle that Brass Eagle employees would be treated in a manner consistent with other K2 employees. The parties also discussed the rights that Brass Eagle’s board would have to pursue competing offers to acquire Brass Eagle, and whether and to what extent a termination fee would be payable in such circumstances. Representatives of K2 agreed that the Brass Eagle board should have a “fiduciary out” and proposed that four percent of the transaction value was reasonable for a termination fee.

In the same series of conference calls, the parties discussed whether K2 would require Charter Oak Partners to execute an agreement pursuant to which Charter Oak Partners would agree to tender its shares in the proposed exchange offer, the circumstances under which Charter Oak Partners would be released from any such agreement and to what extent, if any, Charter Oak Partners would have the right to appoint a director to the K2 board. K2 indicated that a transaction would not be possible for K2 if Charter Oak Partners had the right, after a definitive agreement was signed, to vote against a merger or refuse to tender its Brass Eagle shares and that there would have to be either a termination fee payable by Brass Eagle in that circumstance or, in the alternative, a binding agreement on the part of Charter Oak Partners to tender shares in the proposed exchange offer. Brass Eagle indicated that it would not accept a transaction structure in which K2 would lock-up Charter Oak Partners under an exchange agreement that, in effect, foreclosed any possibility of a competing offer for Brass Eagle, and insisted that the transaction be structured to provide Brass Eagle’s board of directors with a “fiduciary out” mechanism that would allow it to consider a competing offer.

On October 5, 2003, Brass Eagle and K2 reached a preliminary understanding that K2 would acquire Brass Eagle through an exchange offer followed by a merger, pursuant to which the holders of Brass Eagle shares would receive for each share $10.25 in common stock of K2, subject to the completion of due diligence by both K2 and Brass Eagle and the negotiation of definitive documentation. It was also agreed in concept that Brass Eagle would have the right to terminate the transaction agreement if the average closing price of the common stock of K2 on the New York Stock Exchange for a then-unspecified period of consecutive trading days was less than 25% below the share price of K2 common stock used to calculate the exchange ratio.

On October 6, 2003, the Brass Eagle board met to review the recent negotiations between Brass Eagle’s negotiating subcommittee and K2. After extensive discussions, the Brass Eagle board voted to extend K2’s exclusivity until the earlier of the signing of a definitive transaction agreement and October 31, 2003.

On October 6-9, 2003, officers of K2 conducted further due diligence at Brass Eagle’s headquarters and the offices of Brass Eagle’s auditors, and representatives of Brass Eagle conducted further due diligence at the offices of K2’s auditors. In a series of conference calls during this time, there was further discussion concerning K2’s requirement that Charter Oak Partners agree to an exchange agreement in which Charter Oak Partners would agree to tender its shares of Brass Eagle common stock in the offer and the circumstances under which Charter Oak Partners would be released from any such agreement. During these calls, Charter Oak Partners

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

agreed to enter into an exchange agreement that included the right of Charter Oak Partners to terminate the exchange agreement based on the exercise of a “fiduciary out” by the Brass Eagle board of directors or a decline in the K2 stock price that would form a basis for Brass Eagle to terminate the transaction agreement. Charter Oak Partners’ request to appoint a member of the K2 board was discussed further. Representatives of K2 also proposed that Charter Oak Partners enter into a non-competition agreement because of its controlling interest in Daisy Manufacturing Company, which was spun off from Brass Eagle in November 1997 and which continues to engage in certain businesses that could potentially compete with Brass Eagle.

On October 8, 2003, Brass Eagle and K2 entered into a confidentiality agreement with respect to the information K2 would provide to Brass Eagle and its advisors in connection with their due diligence review. On October 8, 2003, Mr. Heckmann communicated to the K2 board of directors the principal terms of the proposed transaction with Brass Eagle. In addition, during the next week, Mr. Heckmann called members of the K2 board to discuss the proposed transaction.

On October 9, 2003, legal counsel for K2 distributed an initial draft of a merger agreement to Brass Eagle and its legal counsel, and, on October 14, 2003, legal counsel for both K2 and Brass Eagle had a conference call to discuss the transaction structure and preliminary issues for negotiation.

On October 15-16, 2003, Mr. Scott contacted K2 management to discuss the ongoing due diligence review and timing issues, and Mr. Dowd had discussions with Mr. Heckmann regarding management compensation issues and the potential effect of Brass Eagle’s success bonus program, in place for the senior management team at Brass Eagle, on the per share consideration offered by K2. On October 17, 2003, a group of Brass Eagle’s directors and representatives of Wachovia Securities visited with K2’s management team and representatives of The Mercanti Group at K2’s headquarters to conduct further business and financial due diligence. During that visit, K2 confirmed that Brass Eagle would be required to pay bonuses in connection with the proposed merger totaling approximately $975,000, pursuant to Brass Eagle’s success bonus program. As a result, K2 reduced the per share consideration included in its offer from $10.25 to $10.17 in shares of common stock of K2.

On October 17, 2003, management of K2 distributed an executive summary of the proposed transaction to K2’s board of directors.

On October 18 and 19, 2003, representatives of Brass Eagle and K2, including their respective legal counsel, held discussions regarding a number of open issues in the draft merger agreement. In these discussions, the parties reached preliminary agreement on the following issues:

•	for purposes of calculating the exchange ratio, K2 common stock would be valued based on the average closing price of K2 common stock on the New York Stock Exchange over the 30 consecutive trading days ending on the second trading day prior to the execution of the merger agreement;

•	Brass Eagle would have the right to terminate the merger agreement if the average closing price of K2 common stock on the New York Stock Exchange for any ten consecutive trading days ending not later than two trading days prior to the expiration of the offer was less than 25% below the share price of K2 common stock used to calculate the exchange ratio;

•	K2 would agree to continue to extend the exchange offer until January 15, 2004, at the request of Brass Eagle, if certain conditions to the completion of the offer, other than the condition that at least a majority of the shares of Brass Eagle common stock on a fully diluted basis as described herein be tendered in the exchange offer, have not been satisfied or waived but remain capable of being satisfied;

•	Brass Eagle would be permitted to pursue unsolicited competing proposals, if any, from third parties to acquire Brass Eagle if its board determines in its good faith judgment, after consultation with independent legal counsel, that the failure to pursue the competing proposal would be reasonably likely to constitute or result in a breach by the Brass Eagle board of its fiduciary duties to Brass Eagle stockholders under applicable law;

•	K2 would not, from the date of execution of the merger agreement until the completion of the exchange offer and the merger, issue shares of common stock in an aggregate amount greater than ten percent of K2’s outstanding common stock;

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

•	K2’s receipt of the consent of its lenders required for it to complete the transaction would not be included in the merger agreement as a condition to K2’s obligation to complete the exchange offer or the merger; and

•	a termination fee would not be payable by Brass Eagle to K2 in the event that the exchange offer was not successful due to the breach by Charter Oak Partners of its agreement to tender its shares in the exchange offer.

Also, K2 indicated that it would agree to limited rights for Charter Oak Partners to appoint a member to the K2 board of directors. It was preliminarily agreed that if, during the twelve months after the closing of the proposed transaction, so long as Charter Oak Partners held more than five percent of the outstanding shares of K2, there were a vacancy on the K2 board, such vacancy would be filled by a nominee mutually acceptable to Charter Oak Partners and K2.

As of October 20, 2003, negotiations of the merger agreement were substantially complete, and the execution of the agreement remained subject to the completion of due diligence review by both K2 and Brass Eagle, the finalization of disclosure schedules and board approval by K2 and Brass Eagle.

On October 20, 2003, management of K2 distributed to the K2 board of directors a draft of the merger agreement that had been negotiated by the parties and a full board presentation (including valuation presentation) concerning the proposed transaction. On October 20, 2003, Brass Eagle’s board met, with representatives of Wachovia Securities, Crowe Chizek and Company LLC and Thompson Hine LLP participating, to consider the proposed transaction and the matters preliminarily resolved through negotiations with K2. At this meeting, Brass Eagle’s board voted to adjourn the meeting and to meet again on October 22, 2003 to further consider the proposed transaction.

On October 21, 2003, representatives of Brass Eagle and K2 discussed K2’s request for each employee of Brass Eagle that is party to a change-of-control agreement with Brass Eagle to enter into a non-competition agreement pursuant to which the employee would agree not to compete with Brass Eagle in the paintball industry at any time during which the employee is receiving any payments under the change-of-control agreement. Brass Eagle and each of these employees subsequently agreed to enter into such non-competition agreements.

On October 22, 2003, the K2 board of directors met by telephone to consider further the transaction. The Board discussed, among other things, the proposed terms of the merger agreement and the factors discussed in  “ — K2’s Reasons for Making the Offer” on page 31. Management of K2 summarized for the board of directors the results of the due diligence investigation that had been undertaken by K2. Management recommended that the K2 board of directors approve the Merger Agreement and related transactions. After further extensive discussions, the K2 board then unanimously (i) determined that the Merger Agreement and the proposed related transactions are advisable, fair to and in the best interests of K2 and its stockholders and (ii) approved the Merger Agreement and the related transactions.

On October 22, 2003, the Brass Eagle board met by telephone, with representatives of Wachovia Securities and Thompson Hine LLP participating, to further consider the proposed transaction. The Brass Eagle board reviewed the terms of the proposed acquisition. Wachovia Securities delivered an opinion to the Brass Eagle board stating that, as of that date and subject to the assumptions, qualifications and limitations set forth in the opinion, the per share consideration to be received by the holders of Brass Eagle shares in the offer and the proposed merger is fair, from a financial point of view, to such holders. The Brass Eagle board then unanimously (i) determined that the Merger Agreement, the exchange offer and the proposed merger are advisable, fair to and in the best interests of Brass Eagle and its stockholders, (ii) approved the Merger Agreement, the exchange offer and the proposed merger and (iii) recommended that Brass Eagle’s stockholders accept the exchange offer and tender their shares of Brass Eagle in the exchange offer.

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

In the afternoon on October 22, 2003, after the close of trading on the markets, Brass Eagle and K2 executed the Merger Agreement, and K2 and Charter Oak Partners executed the Exchange Agreement. Brass Eagle and K2 then issued separate press releases announcing the execution of the Merger Agreement and the transactions contemplated thereby, including the exchange offer and the proposed merger. On November 4, 2003, K2 commenced the exchange offer to acquire all of Brass Eagle’s outstanding shares.

Additional Factors for Consideration by Brass Eagle Stockholders

K2’s Reasons for Making the Offer

K2’s board of directors believes that the acquisition of Brass Eagle represents an opportunity to enhance value for K2 stockholders. The decision of K2’s board of directors to enter into the Merger Agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the K2 board of directors include, among others:

•	Strategic Growth Through Acquisition. The consolidation of sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 believes that the most successful sporting goods suppliers will be those with greater financial resources and a broader selection of products and brands. The merger with Brass Eagle furthers K2’s strategy of expanding its operations, diversifying its product offerings and adding strong brands through combinations with well-established companies. Brass Eagle is an established leader in the paintball industry with strong relationships with sporting goods retailers and mass merchants and a wide range of products.

•	Key Platform For Growth. The merger with Brass Eagle allows K2 to establish a solid platform for expansion into the extreme sports segment. Because of Brass Eagle’s strong product lines, expertise in the category, brand name recognition and place as an industry leader in all paintball product categories, Brass Eagle represents a premier platform for K2’s entry into the paintball segment of the extreme sports industry.

•	Increased Market Presence and Opportunities. As sporting goods retailers undergo consolidation and other mass merchant retailers become more dominant, the trend is for these retailers to prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space. The combination of K2’s and Brass Eagle’s leading brands and product offerings will provide K2 with additional products and increased market presence that will help K2 continue to grow as a full service supplier, better able to address the needs of the large retailers, and will also allow K2 to deepen its already strong relationships with key customers.

•	Operating Synergies. The combination of K2 and Brass Eagle will create synergies by providing opportunities to leverage K2’s strengths in manufacturing and product sourcing, particularly in Asia. The combined company will also be positioned to capitalize on product development opportunities by leveraging existing K2 products and those of Brass Eagle into each other’s markets.

•	Enhanced Management Team. K2 and Brass Eagle each enjoy top quality management teams that understand and provide leadership to their respective market segments. The addition of Brass Eagle’s management team, a pioneer in the paintball industry, to K2 creates an opportunity to grow the Brass Eagle business by benefiting from K2’s management’s core competencies and greater resources in overseas sourcing, manufacturing, product development and distribution.

•	Reduced Seasonality and Exposure to Weather. K2’s business lines are seasonal in nature. For example, K2’s ski and snowboard business is heavily weighted toward the third quarter and is typically impacted by the amount of snowfall during the winter months. The sale of baseball and softball products is also highly seasonal, with sales heavily weighted toward the first quarter. K2’s Shakespeare fishing and Stearns products are shipped mainly in the first and second quarters. The addition of Brass Eagle’s businesses, which traditionally have significant fourth quarter sales, will help counterbalance the seasonality of K2’s existing product lines and help balance K2’s weather exposure.

The foregoing discussion of factors considered by K2’s board is not meant to be exhaustive, but includes the material factors considered by the K2 board in approving the Merger Agreement and the transactions

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

contemplated by the Merger Agreement. The K2 board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by K2 management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Other Factors You Should Consider

In deciding whether or not to tender your shares of Brass Eagle common stock, you should consider the factors described directly above under “—K2’s Reasons for Making the Offer,” as well as the factors set forth under “Risk Factors” on page 19 and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Brass Eagle stockholder, you should also consider the following matters:

•	As a stockholder of K2, your interest in the performance and prospects of Brass Eagle would only be indirect and in proportion to your share ownership in K2. You therefore will not realize the same financial benefits of future appreciation in the value of Brass Eagle, if any, that you may realize if the offer and the subsequent merger were not completed and you were to remain a Brass Eagle stockholder.

•	An investment in a company like Brass Eagle, which concentrates in one industry, may be associated with greater risk and a greater potential for gain than an investment in a more diversified company like K2. On the other hand, as a stockholder in a diversified company like K2, your investment will be exposed to risks and events that are likely to have little or no effect on Brass Eagle. You therefore would experience the impact of developments, both positive and negative, in the extreme sports industry to a lesser extent, but would also experience the impact of developments, both positive and negative, in a variety of sports related industries.

BACKGROUND AND REASONS FOR THE

OFFER AND SUBSEQUENT MERGER

RECOMMENDATION OF BRASS EAGLE’S BOARD OF DIRECTORS

On October 22, 2003, Brass Eagle’s board of directors approved the Merger Agreement, this offer and the proposed merger. Brass Eagle’s board of directors also has recommended that Brass Eagle stockholders tender their shares of Brass Eagle common stock in this offer. For more information about the Brass Eagle board of directors’ recommendation and the reasons for its recommendation, please see the Brass Eagle Recommendation Statement which is being mailed to you together with this prospectus.

Brass Eagle’s board of directors has received a written opinion, dated October 22, 2003, from Wachovia Securities to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by the holders of Brass Eagle common stock in the offer and merger is fair, from a financial point of view, to such holders. A summary of Wachovia Securities’ opinion and of the analyses performed, the bases and methods of arriving at the opinion, and a description of Wachovia Securities’ investigation and assumptions, is included in the Brass Eagle Recommendation Statement. The full text of Wachovia Securities’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities in rendering its opinion, is attached to the Brass Eagle Recommendation Statement.

RECOMMENDATION OF BRASS

EAGLE’S BOARD OF DIRECTORS

THE OFFER

Exchange of Shares of Brass Eagle Common Stock

We are offering to exchange 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock for each outstanding share of Brass Eagle common stock validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. The preferred share purchase rights that will accompany each share of K2 common stock are not currently separable from such shares, are not currently exercisable and will not be certificated, transferable or assignable by the holders thereof. For more information on the preferred share purchase rights, see “Comparison of Rights of Holders of Brass Eagle Common Stock and Holders of K2 Common Stock—Rights Plan” on page 71.

We will not acquire any shares of Brass Eagle common stock in the offer unless Brass Eagle stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Brass Eagle common stock, calculated as described below in “ — Conditions of the Offer—Minimum Condition” on page 39. As of the date of this prospectus, 7,490,439 shares of Brass Eagle common stock were outstanding. There are also other conditions to the offer that are described under “ — Conditions of the Offer” on page 39.

After completion of the offer, K2 will cause Brass Eagle to complete a merger with Acquisition Sub, in which each outstanding share of Brass Eagle common stock (except for shares held by Brass Eagle, K2 or Acquisition Sub) will be converted into the right to receive K2 common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under Delaware law. If after the completion of this offer, we beneficially own more than 90% of the outstanding shares of Brass Eagle common stock, we may effect this merger without the approval of Brass Eagle stockholders, as permitted under Delaware law. See “ — Approval of the Merger” on page 44.

When we refer to the expiration of the offer, we mean 12:00 midnight, New York City time, on Monday, December 8, 2003, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

If you are the record owner of your shares and you tender your shares directly to the exchange agent and depository, you will not be obligated to pay any charges or expenses of the exchange agent and depository or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

We are commencing the offer on Tuesday, November 4, 2003. The offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, December 8, 2003, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under “ — Extension, Termination and Amendment” immediately below.

THE OFFER

Extension, Termination and Amendment

Subject to the right of K2 or Brass Eagle to cause the offer to be extended under certain circumstances, K2 or Brass Eagle can terminate the Merger Agreement at the expiration of the offer period if no shares of Brass Eagle common stock have been purchased by K2. If any condition to the offer is not satisfied or, if permissible, waived, at any scheduled expiration of the offer, then K2 may extend the expiration of the offer from time to time in its discretion. Each extension may last for no more than ten business days, unless Brass Eagle and K2 agree in writing to allow for a longer period. K2 also has the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Brass Eagle common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Brass Eagle common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Brass Eagle common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met. We can extend the offer by giving oral or written notice of extension to Computershare Trust Company, Inc., the exchange agent and depository for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. Brass Eagle has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through January 15, 2004 if all of conditions to the offer, other than those with respect to the effectiveness of the S-4, the expiration of the waiting period under the HSR Act and the listing of the K2 shares on the New York Stock Exchange, have been satisfied and such outstanding conditions are capable of being satisfied. During any extension, all shares of Brass Eagle common stock previously tendered and not withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Brass Eagle common stock as described under “ — Withdrawal Rights” on page 37. Notwithstanding any rights on the part of K2 or Brass Eagle to cause an extension of the offer, K2 or Brass Eagle can terminate the Merger Agreement if the offer is not consummated by April 22, 2004.

We reserve the right to make any changes in the terms and conditions of the offer by giving oral or written notice of the change to the exchange agent and depository and by making a public announcement. However, without the prior written consent of Brass Eagle, we cannot:

•	decrease the exchange ratio;

•	make any changes to the form of consideration to be paid for shares of Brass Eagle common stock in the offer;

•	impose any additional conditions on the offer other than those already described in the Merger Agreement;

•	amend or waive the minimum condition, the tax opinion condition or the conditions with respect to the effectiveness of the S-4, the listing on the New York Stock Exchange and the illegality of the offer as described in the Merger Agreement; or

•	make any other change to the terms and conditions of the offer which is adverse to the holders of shares of Brass Eagle common stock.

We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

THE OFFER

Procedure for Tendering Shares

For you to validly tender shares of Brass Eagle common stock into the offer, you must do one of the following:

•	deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer;

•	arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depository at its address set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	arrange for a book-entry transfer of your shares to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED. The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Brass Eagle common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The exchange agent and depository will establish an account with respect to the shares of Brass Eagle common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of shares of Brass Eagle common stock by causing DTC to transfer shares of Brass Eagle common stock into the exchange agent and depository’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of Brass Eagle common stock through book-entry delivery at DTC to be valid, the exchange agent and depository must receive, prior to the expiration of the offer, a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, at its address set forth on the back cover of this prospectus, or an agent’s message as part of the book-entry confirmation. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Brass Eagle common stock are tendered either by a registered holder of shares of Brass Eagle common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of Brass Eagle common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

THE OFFER

The method of delivery of certificates representing shares of Brass Eagle common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depository. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery before expiration of the offer.

Withdrawal Rights

You may withdraw shares of Brass Eagle common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by Monday, January 5, 2004, you may withdraw tendered shares at any time thereafter.

For your withdrawal to be effective, the exchange agent and depository must receive from you, prior to the expiration of the offer, a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Brass Eagle common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Brass Eagle common stock. If shares of Brass Eagle common stock have been tendered pursuant to the procedures for book-entry tender discussed above under “ — Procedure for Tendering Shares” on page 36, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Brass Eagle common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent and depository, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Brass Eagle common stock withdrawn must also be furnished to the exchange agent and depository, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Brass Eagle common stock have been tendered for the account of an eligible institution.

None of K2, the exchange agent and depository, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Brass Eagle common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Brass Eagle common stock by following one of the procedures discussed under “ — Procedure for Tendering Shares” on page 36 at any time before the expiration of the offer.

THE OFFER

Subsequent Offering Period

If we have satisfied the conditions to the offer, but less than 90% of the Brass Eagle shares have been tendered, we may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Brass Eagle common stock in the initial offer if the requirements of Rule 14d-11 under the Exchange Act have been met. You will not have the right to withdraw any shares of Brass Eagle common stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver K2 common stock in exchange for, shares of Brass Eagle common stock that are validly tendered, promptly after they are tendered during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

Effect of a Tender of Shares

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Brass Eagle common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Brass Eagle common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Brass Eagle common stock immediately upon our acceptance of those shares of Brass Eagle common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Brass Eagle common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Brass Eagle common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Brass Eagle common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of K2, the exchange agent and depository, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Brass Eagle common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of Brass Eagle common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Delivery of Shares of K2 Common Stock

Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange shares of Brass Eagle common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange K2 common stock and cash in lieu of fractional shares for the tendered shares of Brass Eagle common stock promptly afterwards. In all cases, exchange of shares of Brass Eagle common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

•	certificates for those shares of Brass Eagle common stock, or a timely confirmation of a book-entry transfer of those shares of Brass Eagle common stock in the exchange agent and depository’s account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Brass Eagle common stock in the exchange agent and depository’s account at DTC, together with an “agent’s message” as described under “ — Procedure for Tendering Shares” on page 36.

THE OFFER

For purposes of the offer, we will be deemed to have accepted for exchange shares of Brass Eagle common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depository of our acceptance of the tender of those shares of Brass Eagle common stock pursuant to the offer. The exchange agent and depository will deliver shares of K2 common stock in exchange for shares of Brass Eagle common stock pursuant to the offer and cash in lieu of a fraction of a share of K2 common stock promptly after receipt of our notice. The exchange agent and depository will act as agent for tendering Brass Eagle stockholders for the purpose of receiving shares of K2 common stock and cash instead of a fraction of a share of K2 common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of Brass Eagle common stock for exchange pursuant to the offer, or if certificates are submitted for more shares of Brass Eagle common stock than are tendered in the offer, we will return certificates for these unexchanged shares of Brass Eagle common stock without expense to the tendering stockholder. If we do not accept shares of Brass Eagle common stock for exchange pursuant to the offer, shares of Brass Eagle common stock tendered by book-entry transfer into the exchange agent and depository’s account at DTC pursuant to the procedures set forth under “ — Procedure for Tendering Shares” on page 36 will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of K2 Common Stock

We will not issue any fraction of a share of K2 common stock pursuant to the offer. In lieu thereof, K2 will arrange for the exchange agent and depository to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the first date that K2 accepts shares tendered pursuant to the offer.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, K2 shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to K2’s obligation to pay for or return tendered shares of Brass Eagle common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Brass Eagle common stock, and (subject to the provisions of the Merger Agreement) may terminate the offer and not accept for payment any tendered shares if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

Minimum Condition

There must be validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the shares of Brass Eagle common stock determined on a fully-diluted basis that includes shares of Brass Eagle common stock subject to options with an exercise price of less than $10.17 per share and which do not terminate upon consummation of the offer, to the extent such options would be vested or exercisable as of the date which is 90 days after the initial expiration date of the offer. As of the date of this prospectus, there were 7,490,439 shares of Brass Eagle common stock outstanding and 456,170 shares of Brass Eagle common stock subject to the options described above. We will not waive this condition without the consent of Brass Eagle.

Antitrust Condition

Any applicable waiting periods under the HSR Act must have expired or been terminated, which occurred on October 30, 2003.

Registration Statement Effectiveness Condition

The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We will not waive this condition without the consent of Brass Eagle.

THE OFFER

NYSE Listing Condition

The shares of K2 common stock issuable in exchange for shares of Brass Eagle common stock in the offer and the merger shall have been approved (if such approval is necessary) for listing on the New York Stock Exchange. We will not waive this condition without the consent of Brass Eagle.

Tax Opinion Condition

Brass Eagle shall have received a written opinion from Thompson Hine LLP (or, if not Thompson Hine LLP, another nationally recognized tax counsel) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Only Brass Eagle can waive this condition. In addition, K2 shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or, if not Gibson, Dunn & Crutcher LLP, another nationally recognized tax counsel) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate).

Conditions Relating to Largest Stockholder

K2 shall have received from Charter Oak Partners, the largest stockholder of Brass Eagle, holding approximately 49.06% of the issued and outstanding shares of Brass Eagle as of the date of this prospectus, an executed non-competition agreement. In addition Charter Oak Partners shall not have breached any of its obligations under the agreement pursuant to which it has agreed to tender its shares in the offer. See “Interests of Certain Persons in the Offer and Subsequent Merger” on page 50.

Brass Eagle Actions

Brass Eagle shall have received consents to the transactions contemplated by the Merger Agreement pursuant to certain contracts and shall have taken certain actions under its deferred compensation plan.

Additional Conditions

In addition, K2 shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to K2’s obligation to pay for or return tendered shares of Brass Eagle common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Brass Eagle common stock, and (subject to the provisions of the Merger Agreement) may terminate the offer and not accept for payment any tendered shares if at any time prior to the expiration of the offer, any of the following conditions exist:

•

there shall be any injunction, judgment, ruling, order or decree issued or entered by any governmental entity that (i) restrains, enjoins, prevents, prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the shares of Brass Eagle common stock by K2 or the consummation of the transactions contemplated by the Merger Agreement (which condition cannot be waived by K2 without the consent of Brass Eagle), (ii) imposes material limitations on the ability of K2 or any of its affiliates effectively to exercise full rights of ownership of 100% of the shares of Brass Eagle common stock, including, without limitation, the right to vote the shares of Brass Eagle common stock purchased by them on all matters properly presented to Brass Eagle’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement), (iii) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, K2’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of Brass Eagle and its

THE OFFER

subsidiaries, or, as a result of the transactions contemplated by the Merger Agreement, of K2 and its subsidiaries, (iv) compels K2 or any of its affiliates to dispose of any shares of Brass Eagle common stock or, as a result of the transactions contemplated by the Merger Agreement, compels K2 or any of its affiliates to hold separate any portion of the businesses or assets of Brass Eagle and its subsidiaries, or of K2 and its subsidiaries or (v) imposes damages on K2, Brass Eagle or any of their respective affiliates as a result of the transactions contemplated by the Merger Agreement in amounts that are material with respect to such transactions;

•	there shall be any law enacted, issued, promulgated, amended or enforced by any governmental entity applicable to (i) K2, Brass Eagle or any of their respective affiliates or (ii) the transactions contemplated by the Merger Agreement (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the immediately preceding paragraph (which condition cannot be waived by K2 without the consent of Brass Eagle with respect to clause (i) of the immediately preceding paragraph);

•	(i) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Brass Eagle or (ii) (A) the representations and warranties of Brass Eagle set forth in the Merger Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of Brass Eagle set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date) or (B) Brass Eagle shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it and shall not have cured such breach if capable of being cured;

•	the Board of Directors of Brass Eagle shall have withdrawn or modified in any manner (other than non-substantive modifications) its approval or recommendation of the offer and the merger;

•	there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation or proposed limitation (whether or not mandatory) by any United States governmental entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) the commencement of a war involving the United States that, in the reasonable judgment of K2, materially affects K2, Brass Eagle, K2’s ability to consummate the offer or materially adversely affects securities markets in the United States generally or (v) in the case of any of the situations in clauses (i) through (iv) of this paragraph existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	the Merger Agreement shall have been terminated in accordance with its terms or the offer shall have been terminated with the consent of Brass Eagle.

General

All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or (except as otherwise provided in the Merger Agreement) may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer. The determination as to whether any condition

THE OFFER

has occurred or has been satisfied will be in our judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer.

K2 cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Material U.S. Federal Income Tax Consequences

The following discussion sets forth the material U.S. federal income tax consequences of the offer and merger to Brass Eagle stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer and the merger. This discussion applies only to Brass Eagle stockholders that hold their shares of Brass Eagle common stock, and will hold the shares of K2 common stock received in exchange for their shares of Brass Eagle common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the offer and the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Brass Eagle stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Brass Eagle common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. BRASS EAGLE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of the Offer and the Merger.    The obligations of K2 and Brass Eagle to complete the offer are conditioned upon the delivery of an opinion to K2 and to Brass Eagle by Gibson Dunn & Crutcher LLP and Thompson Hine LLP, respectively (or other nationally recognized tax counsel reasonably acceptable to K2 and Brass Eagle, respectively), that, for federal income tax purposes, the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of K2 and Brass Eagle and assumptions as to certain factual matters, including that the merger occur in the ordinary course after completion of the offer. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue

THE OFFER

Service from adopting a position contrary to those expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither K2 nor Brass Eagle intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the offer and the merger.

The following are the material federal income tax consequences to Brass Eagle stockholders who, consistent with the opinions of counsel referred to above, receive their shares of K2 common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code:

•	A Brass Eagle stockholder who exchanges his or her shares of Brass Eagle common stock for K2 common stock pursuant to the offer and/or the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that he or she receives in lieu of a fractional share of K2 common stock.

•	Each holder’s aggregate tax basis in the K2 common stock received in the offer and/or the merger will be the same as his or her aggregate tax basis in the Brass Eagle common stock surrendered in the offer and/or the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the K2 common stock received in the offer and/or the merger by a holder of Brass Eagle common stock will include the holding period of Brass Eagle common stock that he or she surrendered in the offer and/or the merger. If a Brass Eagle stockholder has differing tax bases and/or holding periods in respect of the stockholder’s shares of Brass Eagle common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of K2 common stock that the stockholder receives.

•	Cash payments received by a Brass Eagle stockholder in lieu of a fractional share of K2 common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Brass Eagle common stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the Brass Eagle common stock is considered to have been held for more than one year at the time of the exchange.

If the Internal Revenue Service determines successfully that the offer and the merger together do not constitute a reorganization within the meaning of Section 368(a) of the Code, each Brass Eagle stockholder would be required to recognize gain or loss with respect to each share of Brass Eagle common stock that he or she surrenders in the offer and/or the merger in an amount equal to the difference between the sum of the fair market value of any K2 common stock and cash received in lieu of a fractional share of K2 common stock, and the tax basis of the shares of Brass Eagle common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Brass Eagle common stock that was purchased by the holder in the same transaction. A Brass Eagle stockholder’s aggregate tax basis in the K2 common stock received in the offer and/or the merger would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the K2 common stock will begin the day after the closing of the offer or the merger, as applicable.

Information Reporting and Backup Withholding.    Certain U.S. holders may be subject to information reporting with respect to the cash received instead of a fractional share interest in shares of K2 common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Transferability of Shares of K2 Common Stock

The shares of K2 common stock offered hereby will be registered under the Securities Act and listed on the New York Stock Exchange. Accordingly, such shares may be traded freely subject to restrictions under the

THE OFFER

Securities Act applicable to subsequent transfers of our shares by “affiliates” (as defined in the Securities Act) which, in general, provide that affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under Section 251 of the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for a stockholder vote are required to approve a merger and adopt a merger agreement. Brass Eagle’s board of directors has previously approved the merger and adopted the Merger Agreement. If, after completion of this offer, we own less than 90% of the outstanding shares of Brass Eagle common stock, we will approve the merger through a written consent by Brass Eagle stockholders with respect to the merger pursuant to Section 228 of the DGCL. Since we will own a majority of the shares of Brass Eagle common stock on the record date, we will have a sufficient number of shares of Brass Eagle common stock to approve the merger without the written consent of any other Brass Eagle stockholder and, therefore, approval of the merger by Brass Eagle stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form merger.” Under Section 253 of the DGCL, a merger can occur without a vote of Brass Eagle stockholders, referred to as a “short-form merger,” if, after completion of the offer, as it may be extended and including any subsequent offering period, or if we exercise our option to purchase shares directly from Brass Eagle, we were to own at least 90% of the outstanding shares of Brass Eagle common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after K2’s exercise of its option to purchase additional shares from Brass Eagle directly, we own at least 90% of the outstanding shares of Brass Eagle common stock, we may complete the acquisition of the remaining outstanding shares of Brass Eagle common stock by completing a short-form merger.

Appraisal Rights

Under Delaware law, Brass Eagle stockholders do not have appraisal rights in connection with the offer and would not have such rights in connection with a long-form merger of Brass Eagle and Acquisition Sub. If after successful completion of the offer K2 owns at least 90% of the outstanding shares of Brass Eagle common stock, and K2 elects to consummate a short-form merger, Brass Eagle stockholders who demand and perfect appraisal rights in accordance with Section 262 of the DGCL will be entitled to payment in cash of the “fair value” of their shares of Brass Eagle common stock, with accrued interest, as determined through Delaware’s statutorily prescribed appraisal process. The “fair value” could be greater than, less than or the same as the merger consideration offered by K2.

The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with a short-form merger, which would be effected as a merger of Acquisition Sub with and into Brass Eagle. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to dissent in connection with the merger will be waived or terminated.

If one of Brass Eagle’s stockholders elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Brass Eagle a written demand for appraisal of shares of Brass Eagle common stock held, which demand must reasonably inform Brass Eagle of the identity of the stockholder and that the demanding stockholder is demanding appraisal, within twenty days of the mailing by Brass Eagle of a notice of the effectiveness of the merger. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement. Neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a valid demand for appraisal within the meaning of Section 262.

THE OFFER

•	The stockholder must not vote in favor of adopting the Merger Agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the Merger Agreement, will constitute a vote in favor of the Merger Agreement and a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Since, if K2 elects to consummate a short-form merger, there will be no stockholder vote, this requirement will be satisfied.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

All written demands for appraisal should be addressed to Brass Eagle Inc., 1201 S.E. 30th Street, Bentonville, Arkansas 72712, Attn: General Counsel, and received within twenty days of the mailing by Brass Eagle of a notice to its stockholders regarding the effectiveness of the merger. The demand must reasonably inform Brass Eagle of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Brass Eagle common stock.

The written demand for appraisal must be executed by or for the record holder of shares of Brass Eagle common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Brass Eagle common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Brass Eagle common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Brass Eagle common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

A record holder, such as a bank, broker, fiduciary, depository or other nominee, who holds shares of Brass Eagle common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Brass Eagle common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Brass Eagle common stock outstanding in the name of the record owner.

Within ten days after the merger, Brass Eagle will give written notice of the date of the completion of the merger to each of Brass Eagle’s stockholders. Within 120 days after the completion of the merger, Brass Eagle or any stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Brass Eagle common stock that are held by all dissenting stockholders. Brass Eagle is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Brass Eagle’s stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Brass Eagle common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger,

THE OFFER

together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder’s exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Brass Eagle common stock entitled to appraisal.

From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Brass Eagle common stock, if any, payable to Brass Eagle stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

If you wish to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

The foregoing summary of the rights of dissenting Brass Eagle stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law, a copy of which is attached hereto as Annex C.

THE OFFER

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

Regulatory Approvals

Antitrust.    The offer and the merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. K2 filed its Notification and Report Forms with respect to the offer under the HSR Act on October 23, 2003 and Brass Eagle filed its Notification and Report Forms with respect to the offer under the HSR Act on October 28, 2003. Early termination of the waiting period was granted on October 30, 2003.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as K2’s acquisition of shares of Brass Eagle common stock pursuant to the offer and the merger. At any time before or after K2’s acquisition of shares of Brass Eagle common stock, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the offer or otherwise seeking divestiture of shares of Brass Eagle common stock acquired by K2 or divestiture of substantial assets of K2 or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer or other acquisition of shares of Brass Eagle common stock by K2 on antitrust grounds will not be made or, if such a challenge is made, of the result.

Non-U.S. Approvals

We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of Brass Eagle common stock tendered into the offer or may delay the offer. See “The Offer — Conditions of the Offer” on page 39.

CERTAIN LEGAL MATTERS AND

REGULATORY APPROVALS

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The tender and the acceptance of shares of Brass Eagle common stock in the offer will reduce the number of shares of Brass Eagle common stock that might otherwise trade publicly and also the number of holders of shares of Brass Eagle common stock. This could adversely affect the liquidity and market value of the remaining shares of Brass Eagle common stock held by the public. Depending upon the number of shares of Brass Eagle common stock tendered to and accepted by us in the offer, the shares of Brass Eagle common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market System.

If the Nasdaq National Market System ceased publishing quotations for the shares of Brass Eagle common stock, it is possible that the shares of Brass Eagle common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Brass Eagle common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Brass Eagle common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Brass Eagle common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Brass Eagle common stock.

Shares of Brass Eagle common stock are currently registered under the Exchange Act. Brass Eagle can terminate that registration upon application to the SEC if the outstanding shares of Brass Eagle common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Brass Eagle common stock. Termination of registration of the shares of Brass Eagle common stock under the Exchange Act would reduce the information that Brass Eagle must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Brass Eagle common stock. In addition, if the shares of Brass Eagle common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Brass Eagle. Furthermore, the ability of “affiliates” of Brass Eagle and persons holding “restricted securities” of Brass Eagle to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Brass Eagle common stock under the Exchange Act were terminated, they would no longer be eligible for Nasdaq National Market System listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” K2 may seek to cause Brass Eagle to apply for termination of registration of the shares of Brass Eagle common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the Nasdaq National Market System listing and the Exchange Act registration of the shares of Brass Eagle common stock are not terminated prior to the merger, then the shares of Brass Eagle common stock will be delisted from the Nasdaq National Market System and the registration of the shares of Brass Eagle common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of Brass Eagle common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Brass Eagle common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of Brass Eagle common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of Brass Eagle common stock would be ineligible as collateral for margin loans made by brokers.

CERTAIN EFFECTS OF THE OFFER

Financing of the Offer

Our offer is not conditioned on the receipt of financing. K2’s fees and expenses in connection with the offer will be paid from K2’s available capital resources. K2 intends to deliver the shares of K2 common stock offered in the offer and the merger from K2’s available authorized shares. Each of Brass Eagle and K2 has requested that its senior bank lenders grant a waiver with respect to the transactions contemplated by the Merger Agreement.

Conduct of Brass Eagle if the Offer is not Completed

If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Brass Eagle will continue to operate its business as presently operated, subject to market and industry conditions.

Plans and Proposals for Brass Eagle Following Completion of the Merger

Consummation of the merger will permit us to receive the benefits that result from ownership of all of the equity interest in Brass Eagle. Such benefits include management and investment discretion with regard to the future conduct of Brass Eagle’s business, the benefits of the profits generated by operations and increases, if any, in Brass Eagle’s value and the ability to utilize, subject to applicable limitations, Brass Eagle’s current and future tax attributes. Conversely, we will bear the risk of any decrease in Brass Eagle’s value and losses generated by operations. If you become a K2 stockholder as a result of the offer or merger, your investment should indirectly benefit from any of the foregoing as well as other benefits K2 may obtain as a result of the transactions, and, conversely, be indirectly exposed to the foregoing risks. Except as otherwise described in this prospectus, we have no current plans or proposals or negotiations which relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Brass Eagle;

•	any purchase, sale or transfer of a material amount of assets of Brass Eagle;

•	any change in the management of Brass Eagle or any change in any material term of the employment contract of any executive officer; or

•	any other material change in Brass Eagle’s corporate structure or business.

Accounting Treatment

Our acquisition of Brass Eagle common stock pursuant to the offer will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Fees and Expenses

We have retained Morrow & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Brass Eagle common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Brass Eagle common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws. In addition, we have retained Computershare Trust Company, Inc. as the exchange agent and depository with respect to the offer and the merger. We will pay the exchange agent and depository reasonable and customary fees for its services in connection with the offer and the merger, will reimburse the exchange agent and depository for its reasonable out-of-pocket expenses and will indemnify the exchange agent and depository against certain liabilities and expenses in connection with the performance of its services. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. We will pay the costs mentioned above in this section. We will not pay any costs or expenses associated with the offer of any Brass Eagle stockholder.

CERTAIN EFFECTS OF THE OFFER

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND SUBSEQUENT MERGER

Interests of Management and the Brass Eagle Board

In considering the recommendations of the Brass Eagle board of directors regarding the offer, Brass Eagle stockholders should be aware that the directors and officers of Brass Eagle have interests in the offer and the merger that differ from those of other stockholders of Brass Eagle, as described below. The Brass Eagle board of directors was aware of these matters and considered them in recommending the tender of shares in the offer.

As a result of these interests, the directors and officers of Brass Eagle could be more likely to vote to recommend the offer and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Brass Eagle stockholders. Brass Eagle stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger.

Stock Options.

Certain officers of Brass Eagle are eligible to receive, and have received, stock options under Brass Eagle’s 1997 Stock Option Plan, as amended on December 18, 2000. The Merger Agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Brass Eagle common stock issued by Brass Eagle to its employees pursuant to Brass Eagle’s 1997 Stock Option Plan or any other agreement or arrangement will be converted into an option to purchase shares of common stock of K2. As of the effective time of the merger, each such Brass Eagle option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to the Brass Eagle stock option (subject to the acceleration of vesting or exercisability of such option, pursuant to the terms of the option or the 1997 Stock Option Plan, by reason of the Merger Agreement, the offer or the merger), a number of shares of common stock of K2 equal to the number of shares of Brass Eagle subject to the option multiplied by 0.6036, rounded down to the nearest whole share, at a price per share equal to the per share exercise price applicable to the option divided by 0.6036, rounded up to the nearest cent.

The stock option award agreements pursuant to which options are issued under Brass Eagle’s 1997 Stock Option Plan provide that all options subject to the agreement shall become immediately exercisable upon a change-of-control of Brass Eagle, unless the option has previously terminated, expired, lapsed or been forfeited pursuant to the terms of the agreement or the 1997 Stock Option Plan. Under the terms of the stock option award agreements, a change-of-control includes:

•	any person becoming the beneficial owner of 25% or more of Brass Eagle’s voting power;

•	a merger, consolidation, share exchange, division or other reorganization or transaction of Brass Eagle with any other corporation, other than a transaction in which the voting securities of Brass Eagle continue to represent at least 60% of the voting power of the entity surviving the transaction, either by remaining outstanding or by being converted into voting securities of the surviving entity; and

•	a change in a majority of Brass Eagle’s board of directors during any 24-month period that is not approved by two-thirds of Brass Eagle’s board and a majority of the Brass Eagle stockholders.

INTERESTS OF CERTAIN PERSONS IN THE

OFFER AND SUBSEQUENT MERGER

The purchase by K2 of more than 50% of the Brass Eagle shares in the offer and the completion of the merger would each constitute a change-of-control under the stock option award agreements.

Under the terms of Brass Eagle’s 1997 Stock Option Plan, in the event of a change-of-control of Brass Eagle, the Compensation Committee of Brass Eagle’s board of directors, which is charged with administering the 1997 Stock Option Plan, may in its discretion accelerate the exercisability of any unexercisable option issued under the 1997 Stock Option Plan. Since each of Brass Eagle’s outstanding stock options are either currently exercisable or will become exercisable pursuant to the terms of stock option award agreements upon the completion of the offer, the Compensation Committee will not take any action under these provisions of the 1997 Stock Option Plan in connection with the transactions contemplated by the Merger Agreement.

Brass Eagle has agreed in the Merger Agreement to enter into any amendments to the plans or agreements pursuant to which Brass Eagle options have been issued that are necessary to give effect to the conversion of such options. K2 has agreed in the Merger Agreement to file with the SEC, within ten business days after the effective time of the merger, a registration statement on Form S-8 with respect to the shares of common stock of K2 that will be subject to the converted Brass Eagle options.

Change of Control Agreements.

Brass Eagle has entered into Change-of-Control Agreements with each of J.R. Brian Hanna, Steven R. DeMent, Steve Cherry, Charles Prudhomme, John D. Flynn, Mark Skrocki and David Armstrong. Each of these agreements provides that, in the event of a change-of-control of Brass Eagle, the employee shall have the following rights:

•	if Brass Eagle does not continue the employment of the employee after the change-of-control, with salary equal to or greater than the employee’s annual compensation prior to the change-of-control, then the employee shall be entitled to receive severance pay equal to the employee’s annual base compensation, plus a bonus payment on the same basis as prior to the change-of-control and all benefits in effect prior to the change-of-control, for a period of one year;

•	if Brass Eagle continues the employment of the employee after the change-of-control, then the employee may elect to continue as an employee of Brass Eagle or receive the severance package described above; and

•	in no event will the employee receive less than one year’s compensation after the date of the change-of-control.

Under each of these agreements, a change-of-control includes a merger, consolidation, share exchange, division or other reorganization or transaction of Brass Eagle with any other corporation, other than a transaction in which the voting securities of Brass Eagle continue to represent at least 51% of the voting power of the entity surviving the transaction, either by remaining outstanding or by being converted into voting securities of the surviving entity. Each of these agreements extends until November 15, 2004 and renews automatically thereafter on a year-to-year basis. The completion of the merger will constitute a change-of-control under these agreements. At the request of K2 in connection with the execution of the Merger Agreement, each of Brass Eagle’s employees that is a party to a Change-of-Control Agreement has executed a non-competition agreement pursuant to which the employee has agreed not to compete with Brass Eagle in the paintball industry at any time during which the employee is receiving any payments under the Change-of-Control Agreement.

INTERESTS OF CERTAIN PERSONS IN THE

OFFER AND SUBSEQUENT MERGER

There are also change-of-control provisions in the Employment Agreement, dated September 15, 1997, between Brass Eagle and E. Lynn Scott. Pursuant to the terms of the Employment Agreement, if Mr. Scott terminates his employment with Brass Eagle upon the occurrence of a change-of-control, he is entitled to continue to receive his base salary, and participate in Brass Eagle’s medical insurance coverage and other employee benefits, for a period of one year. A change-of-control, under the terms of the Employment Agreement, includes a change in the ownership of Brass Eagle or the merger, consolidation or other analogous reorganization or transaction of Brass Eagle with any other entity or the sale, transfer, lease or other conveyance by Brass Eagle of all or any substantial part of its assets. The purchase by K2 of more than 50% of the Brass Eagle shares in the offer and the completion of the merger would each constitute a change-of-control under the terms of the Employment Agreement. Mr. Scott’s Employment Agreement also contains non-compete provisions applicable after the termination of his employment with Brass Eagle.

If the severance obligations in all of these agreements were triggered, the total payments required thereunder would be approximately $1,300,000. The amount, if any, to be paid under these agreements will depend on K2’s and the employees’ actions subsequent to the merger, and cannot be specifically determined at this time.

Deferred Compensation Plan.

Selected executives and highly compensated employees of Brass Eagle are entitled to deferred compensation benefits as participants under the Brass Eagle Inc. Deferred Compensation Plan, effective as of November 15, 2001. However, pursuant to the terms of the Deferred Compensation Plan, if a change in control occurs before a participant becomes entitled to receive benefits or has received complete payment of his or her benefits under the plan, such participant shall receive a lump sum payment of the amount credited to his or her account as of the valuation date immediately preceding the date on which the change in control occurs. A change in control occurs when there is a change in 51% of the stock ownership of Brass Eagle in any twelve month period.

Pursuant to the terms of the Merger Agreement, it is a condition to the offer that Brass Eagle adopt resolutions and take other actions as may be necessary under the Deferred Compensation Plan to cause the offer and the merger not to be deemed a change in control pursuant to the Deferred Compensation Plan and to cause the Deferred Compensation Plan to continue unchanged following the effective time of the merger. On October 22, 2003, Brass Eagle’s board of directors adopted such resolutions.

Company Success Bonus Program.

On November 19, 2002, the Compensation Committee of the Board of Directors of Brass Eagle approved a Success Bonus Program, pursuant to which eight current members of Brass Eagle’s management team are to be paid an aggregate of $975,000 upon a successful sale of Brass Eagle led by the management team. Under the Success Bonus Program, the following members of Brass Eagle’s management team are to be paid the following amounts as of the completion of the Merger: E. Lynn Scott, $300,000; J.R. Brian Hanna, $125,000; Steven R. DeMent, $100,000; Steve Cherry, $100,000; Charles Prudhomme, $100,000; John D. Flynn, $100,000; Mark Skrocki, $100,000; and David Armstrong, $50,000.

INTERESTS OF CERTAIN PERSONS IN THE

OFFER AND SUBSEQUENT MERGER

Possible Future Employment Arrangements.

Although no employment or similar agreements have been entered into between K2 and any members of Brass Eagle management, there have been discussions between K2 management and certain officers of Brass Eagle regarding potential future employment, including discussions with Brass Eagle’s President and Chief Executive Officer, E. Lynn Scott.

Indemnification.

The Merger Agreement provides that, after the effective time of the merger, K2 will cause Brass Eagle to indemnify, advance expenses to and hold harmless, to the fullest extent required or permitted under applicable law and to the extent not covered by insurance, the present and former directors and officers of Brass Eagle and its subsidiaries in respect of acts or omissions occurring prior to or after the effective time of the merger, including in connection with the Merger Agreement and the transactions contemplated thereby. In the Merger Agreement, K2 has agreed to cause the certificate of incorporation and by-laws of the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger, the current provisions contained in the restated certificate of incorporation and by-laws of Brass Eagle regarding the elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses. K2 has also agreed that, from and after the effective time of the merger, it will cause Brass Eagle to honor in all respects the obligations of Brass Eagle pursuant to any indemnification agreements between Brass Eagle and its directors or officers, and any indemnification provisions under Brass Eagle’s restated certificate of incorporation or by-laws, existing at the date of the merger.

The Merger Agreement also provides that K2 will, for a period of six years after the effective time of the merger, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the effective time of the merger, are covered by Brass Eagle’s directors’ and officers’ liability insurance policy on terms no less favorable to the insured persons than those of Brass Eagle’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement. Under the terms of the Merger Agreement, K2 is required to maintain such insurance coverage only to the extent that the coverage can be maintained at an annual cost of not greater than 200% of the current annual premium for Brass Eagle’s current directors’ and officers’ liability insurance policies. If such insurance coverage cannot be purchased or maintained at a cost not greater than such amount, then K2 is required to provide as much insurance coverage as can be purchased or maintained for such amount. In lieu of maintaining Brass Eagle’s existing insurance policies, K2 may cause coverage to be provided under any of K2’s policies, so long as the terms of such coverage are not materially less advantageous to the intended beneficiaries than the existing insurance of Brass Eagle.

Certain Agreements Between Charter Oak Partners and K2

Exchange Agreement

In connection with the Merger Agreement, Charter Oak Partners, the largest stockholder of Brass Eagle, holding approximately 49.06% of the outstanding Brass Eagle common stock, entered into an Exchange Agreement with K2 on October 22, 2003. Pursuant to the Exchange Agreement:

•	Charter Oak Partners has agreed to tender all of its shares of Brass Eagle common stock in the offer, and not withdraw such shares, no later than two business days prior to the initial expiration of the offer, or December 4, 2003;

•	Charter Oak Partners has agreed not to:

INTERESTS OF CERTAIN PERSONS IN THE

OFFER AND SUBSEQUENT MERGER

•	encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third party acquisition, as described in “The Merger Agreement—Offers for Alternative Transactions” on page 62; or

•	enter into any agreement regarding any such third party acquisition; and

•	K2 has agreed that if, solely upon the first vacancy on K2’s board of directors, if any, to occur within twelve months of the effective time of the merger, Charter Oak Partners owns an aggregate of no less than five percent of the outstanding shares of K2 common stock, such vacancy will be filled by a nominee mutually acceptable to Charter Oak Partners and K2.

The Exchange Agreement will terminate, and Charter Oak Partners will have no obligation to tender its shares of Brass Eagle, and may withdraw any shares previously tendered, if:

•	the Merger Agreement is terminated by Brass Eagle because, prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, events or changes have occurred that, individually or in the aggregate, would reasonably have a material adverse effect on K2;

•	the Merger Agreement is terminated by Brass Eagle because, prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, Brass Eagle receives a superior proposal, as described in “The Merger Agreement—Offers for Alternative Transactions” on page 62, and has accepted such superior proposal, but only if:

•	Brass Eagle has complied with the terms as discussed in “—Offers for Alternative Transactions” on page 62; and

•	Brass Eagle has paid all amounts due as discussed in “—Termination and Termination Fee” on page 66; or

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the average of the closing prices for K2 common stock on the New York Stock Exchange (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten consecutive trading days ending not later than two trading days prior to the expiration of the offer, is less than $12.64, and as a result of such event Charter Oak Partners does not intend to tender its shares in the offer and provides notice of such intent to K2 two trading days following the expiration of such ten consecutive trading days.

Non-Competition Agreement

It is a condition to K2’s obligation to complete the offer that Charter Oak Partners execute a non-competition agreement with K2 and Brass Eagle that was prepared in connection with the Merger Agreement. Pursuant to the non-competition agreement, Charter Oak Partners will agree not to compete with all of the existing businesses of Brass Eagle, other than with respect to the manufacture, marketing and distribution of CO2 gas cartridges for non-paintball products, and not to solicit current employees or customers of Brass Eagle, for a period of five years from the effective time of the merger. Charter Oak Partners will also agree to keep confidential certain information of Brass Eagle.

INTERESTS OF CERTAIN PERSONS IN THE

OFFER AND SUBSEQUENT MERGER

THE MERGER AGREEMENT

The following is a summary of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this prospectus. Brass Eagle stockholders are urged to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

The Offer

The Merger Agreement provides for the making of the offer. The obligation of K2 to accept for purchase and to exchange shares of K2 common stock for shares of Brass Eagle common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described under “The Offer — Conditions of the Offer” on page 39.

We may:

•	extend the offer beyond the initial scheduled expiration date set forth on the cover of this prospectus, or any subsequent scheduled expiration date, if, at the scheduled expiration of the offer, any of the conditions to our obligation to accept for exchange, and to exchange, shares of K2 common stock for shares of Brass Eagle common stock tendered shall not be satisfied or, to the extent permitted by the Merger Agreement, waived, subject, however, to the right of K2 or Brass Eagle to terminate the Merger Agreement as described below under “— Termination and Termination Fee” on page 66; and

•	extend the offer for any period required by any rule, regulation or interpretation of the SEC applicable to the offer. Each extension may last for no more than ten business days, unless Brass Eagle and K2 agree in writing to allow for a longer period.

Brass Eagle has the right to compel us to extend the offer for an initial period of ten business days and for longer periods through January 15, 2004 if all of conditions to the offer, other than those with respect to the effectiveness of the S-4, the expiration of the waiting period under the HSR Act and the listing of the K2 shares on the New York Stock Exchange, have been satisfied and such outstanding conditions are capable of being satisfied. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Brass Eagle common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Brass Eagle common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Brass Eagle common stock then outstanding and the requirements of Rule 14d-11 under the Exchange Act have been met.

Top-Up Option

We may purchase additional shares of Brass Eagle common stock directly from Brass Eagle, for the same consideration as the purchase of shares of Brass Eagle common stock pursuant to the offer, if the number of shares of Brass Eagle common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Brass Eagle common stock then outstanding. Brass Eagle has granted us an irrevocable option to purchase up to that number of shares of Brass Eagle common stock equal to the lowest number of shares of Brass Eagle common stock that, when added to the number of shares of Brass Eagle common stock purchased by K2 pursuant to the offer or otherwise owned by K2, Acquisition Sub and their affiliates, equals 90% of the outstanding shares of Brass Eagle common stock plus certain shares of Brass Eagle common stock issuable by Brass Eagle pursuant to stock options. K2 may exercise this option at any time after K2’s acceptance of shares for payment pursuant to the offer but before the earliest to occur of the effective time of the merger or the termination of the Merger Agreement.

THE MERGER AGREEMENT

Prompt Payment for Shares of Brass Eagle Common Stock in the Offer

Subject to the terms of the offer and the Merger Agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the offer, we are required to accept for exchange all shares of Brass Eagle common stock validly tendered and not withdrawn pursuant to the offer promptly after the applicable expiration of the offer, as it may be extended pursuant to the Merger Agreement, and are required to exchange all accepted shares of Brass Eagle common stock promptly after acceptance. We will not issue fractional shares of K2 common stock in the offer. Instead, each tendering Brass Eagle stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of K2 common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the first date that K2 accepts shares tendered pursuant to the offer.

The Merger

Generally

The Merger Agreement provides that, after completion of the offer, Acquisition Sub will, subject to the conditions described below, be merged into Brass Eagle. Upon completion of the merger, Brass Eagle will continue as the “surviving corporation” and will be a wholly-owned subsidiary of K2.

The Completion of the Merger

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the Merger Agreement are satisfied or, where permissible, waived. Upon the effective time of the merger:

•	the directors of Acquisition Sub immediately before the merger and the individuals specified on the exhibit to the Merger Agreement as officers will become the directors and officers, respectively, of the surviving corporation;

•	the certificate of incorporation of the surviving corporation will be amended to be substantively identical to Acquisition Sub’s certificate of incorporation immediately before the merger, except for the name of the surviving corporation, which will remain “Brass Eagle Inc.,” until it is subsequently amended as provided by applicable law and such certificate of incorporation; and

•	the by-laws of the surviving corporation will be amended to be substantively identical to Acquisition Sub’s by-laws immediately before the merger, until they are subsequently amended as provided by applicable law and such by-laws.

Manner and Basis of Converting Shares of Brass Eagle Common Stock in the Merger

Under the terms of the Merger Agreement, upon the effective time of the merger, each share of Brass Eagle common stock issued and outstanding immediately before the merger other than Dissenting Shares (as defined in the Merger Agreement) or shares of Brass Eagle common stock held by Brass Eagle, K2 or Acquisition Sub, will, without any action on the part of Acquisition Sub, Brass Eagle or the stockholder, be converted into the right to receive 0.6036 of a share, including the associated preferred share purchase rights, of K2 common stock. Shares of Brass Eagle common stock held by Brass Eagle, K2 or any subsidiary of K2 immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration and without any action on the part of K2, Brass Eagle or Acquisition Sub.

We will not issue fractional shares of K2 common stock in the merger. Instead, each tendering Brass Eagle stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of K2 common stock that otherwise would be received by the stockholder) will receive cash (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of K2 common stock on the New York Stock Exchange on the date of the effective time of the merger.

THE MERGER AGREEMENT

The Merger Agreement provides that promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Brass Eagle common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Brass Eagle common stock certificates for K2 common stock certificates. In addition, the Merger Agreement contemplates that, after the exchange agent receives back from a record holder a Brass Eagle common stock certificate, the duly executed letter of transmittal and any other documents that are reasonably required by the exchange agent or K2, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of K2 common stock, any dividends or other distributions to which the holder is entitled pursuant to the Merger Agreement and an amount of cash for any fractional share.

Basis of Converting Shares of Common Stock of Acquisition Sub in the Merger

Under the terms of the Merger Agreement, upon the effective time of the merger, each share of common stock of Acquisition Sub outstanding immediately before the merger will be converted into one share of common stock of the surviving corporation.

Treatment of Brass Eagle Stock Options

Each outstanding and vested option to purchase shares of Brass Eagle common stock issued pursuant to the Brass Eagle 1997 Stock Option Plan or otherwise will be converted upon the effective time of the merger into an option to purchase a number of shares of K2 common stock determined by multiplying the number of shares of Brass Eagle common stock issuable upon exercise of the option immediately prior to the merger by the exchange ratio of 0.6036, rounded down to the nearest whole share. The exercise price per K2 common share for each of these options will be:

•	the per share exercise price for the shares of Brass Eagle common stock otherwise purchasable pursuant to such option; divided by

•	0.6036, rounded up to the nearest cent.

The replacement K2 options will generally have the same terms and conditions as those under the applicable Brass Eagle option plans.

K2 will file a registration statement on Form S-8 with the SEC within ten business days after the effective time of the merger to register the shares of K2 common stock issuable upon exercise of the Brass Eagle stock options assumed in the merger. K2 will use all commercially reasonable efforts to maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by K2 and Brass Eagle, including with respect to:

•	due organization, valid existence, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and authorization, execution, delivery and enforceability of the Merger Agreement;

•	accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this prospectus;

•	governmental consents and filings required for the merger;

THE MERGER AGREEMENT

•	absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

•	absence of undisclosed liabilities since June 30, 2003, outside the ordinary course of business;

•	absence of violations or breaches of or defaults under corporate governance documents, contracts or laws;

•	absence of certain material adverse changes or events since June 30, 2003;

•	absence of undisclosed material litigation;

•	compliance in all material respects with applicable laws;

•	off balance sheet liabilities;

•	provision of material contracts not yet filed as an exhibit to a report filed with the SEC;

•	absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

•	brokers’ fees.

The Merger Agreement also contains representations and warranties made solely by Brass Eagle, including with respect to:

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	material contracts;

•	title to property;

•	absence of significant revenue from any new promotions or selling arrangements since June 30, 2003;

•	absence of affiliates under Rule 145 of the Securities Act, other than those disclosed to K2;

•	absence of any material changes to relationships with major customers and suppliers;

•	receipt of a fairness opinion from Brass Eagle’s financial advisor;

•	interested party transactions; and

•	the effect of state takeover laws on the merger.

The Merger Agreement also contains a representation and warranty made solely by K2 and Acquisition Sub that there were no prior activities of Acquisition Sub.

The representations and warranties asserted in the Merger Agreement will not survive the merger, but they form the basis of certain conditions to K2’s and Brass Eagle’s respective obligations to complete the merger.

Conduct of Business Pending the Merger

Covenants of Brass Eagle.    Except as set forth in the Merger Agreement, made known in the disclosure letter, required by law or as consented to in writing by K2, Brass Eagle has agreed that, until completion of the merger or termination of the Merger Agreement, it will conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, Brass Eagle will seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be unimpaired at the effective time of the merger. Without limiting the above, Brass Eagle has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the Merger Agreement relating to:

THE MERGER AGREEMENT

•	any changes in their charters or by-laws;

•	any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of Brass Eagle stock options outstanding on October 22, 2003;

•	any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption, repurchase or acquisition of any securities of Brass Eagle or any of its subsidiaries;

•	any adoption of a plan of liquidation, whether complete or partial, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger with K2;

•	any changes in corporate structure or ownership of any subsidiary;

•	any incurrence or assumption of indebtedness, except for borrowings under existing lines of credit in the ordinary course of business, consistent with past practice;

•	any assumption of obligations of any other person, except for guarantees of subsidiary obligations in the ordinary course of business, consistent with past practice;

•	any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries or customary loans or advances to employees in the ordinary course of business, consistent with past practice;

•	any pledge or encumbrance of shares of capital stock of Brass Eagle, any of its subsidiaries or equity investments of Brass Eagle and its subsidiaries;

•	any mortgage or pledge of Brass Eagle’s material properties or assets, or grant of a material lien thereon;

•	any execution, adoption, amendment or termination of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than those agreements entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with past practices;

•	any execution, adoption, amendment or termination of any pension, retirement, deferred compensation, employment, health or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, except in the ordinary course of business, consistent with past practice;

•	any increase in any manner of the compensation or fringe benefits of any director, officer, employee or consultant or any payment of any benefit not required by any plan or arrangement, except for normal increases in cash compensation in the ordinary course of business, consistent with past practice for employees other than an employee who is party to an employment agreement;

•	any acquisition, sale, lease, license or disposition of any assets or properties in any single transaction or series of transactions having a fair market value in excess of $750,000 in the aggregate, except the sale or license of products in the ordinary course of business, consistent with past practice;

•	any entry into an exclusive license, distribution, marketing or sales agreements;

•	any entry into development services or other similar agreements pursuant to which Brass Eagle may purchase or otherwise acquire the services of another person, except for in the ordinary course of business, consistent with past practice;

•	any acquisition, sale, lease, license, transfer, encumbrance, enforcement or disposition of any intellectual property, other than in the ordinary course of business, consistent with past practice;

THE MERGER AGREEMENT

•	any infringement upon, misappropriation of or other violations of the rights of any third party intellectual property;

•	any change of accounting principles, practices or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States;

•	any revaluation of assets or properties, including writing down the value of inventory or writing-off notes or accounts receivables, except in the ordinary course of business, consistent with past practice;

•	any acquisition of any corporation, limited liability company, partnership or other person or any division thereof or equity interest therein;

•	any entry into a contract that would be material to Brass Eagle, other than in the ordinary course of business consistent with past practices or any amendment, modification or waiver of any right under any of its existing material contracts;

•	any modification of standard warranty terms for products or services or any amendment or modification of any product or service warranties in a material manner that is adverse to Brass Eagle or its subsidiaries;

•	any entry into any contract that contains non-competition restrictions or would otherwise restrict Brass Eagle or its subsidiaries from conducting their businesses as presently conducted;

•	any authorization of new capital expenditures, other than those set forth in the Brass Eagle disclosure letter, not to exceed in the aggregate $750,000;

•	making or rescinding of any express or deemed tax election, settling or compromising any tax liability, entering into any closing or other agreement with any tax authority, filing any amended tax return or a claim for a refund of previously paid taxes, agreeing to an extension of the statute of limitations on any tax assessment, failing to file any tax returns when due, failing to comply with tax laws, filing a tax return inconsistent with similar tax returns filed in prior periods or taking, electing or adopting any position or method on tax returns inconsistent with similar returns filed in prior periods;

•	any settlement or compromise of any pending or threatened legal matter:

•	relating to the merger or the transactions set forth in the Merger Agreement;

•	requiring payment by Brass Eagle or its subsidiaries of damages in excess of $250,000, unless such settlement is fully covered by insurance policies in favor of Brass Eagle (other than with respect to any deductible); or

•	involving any equitable relief;

•	suffer to exist any suit, claim, action, proceeding or investigation against Brass Eagle that, if decided adversely would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by Brass Eagle exceeding $1,000,000, other than such claims, actions, proceedings or investigations that are fully covered by insurance policies in favor of Brass Eagle (other than with respect to any deductible) or determined to be without merit by counsel mutually acceptable to K2 and Brass Eagle;

•	knowingly taking any action that results in a failure to maintain the trading of shares of Brass Eagle common stock on the Nasdaq National Market System;

•	taking an action that results in the acceleration or vesting of Brass Eagle stock options, except as required by any agreement in effect as of October 22, 2003;

•	allowing any insurance policy to be amended or terminated without replacing the policy with one that provides equal coverage and insures against comparable risks issued by a financially comparable insurance company;

THE MERGER AGREEMENT

•	taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; and

•	taking or agreeing to take any of the above actions.

Notwithstanding the above and certain provisions in the Merger Agreement, neither K2 nor Acquisition Sub has any right to control Brass Eagle’s operations before the merger becomes effective.

Covenants of K2.    Except as set forth in the Merger Agreement, made known in the disclosure letter, required by law or as consented to in writing by Brass Eagle, K2 has agreed that, until the effective time of the merger or termination of the Merger Agreement, it will conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, K2 will seek to preserve intact its current business organization, keep available the services of its current key officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the effective time of the merger. Without limiting the above, K2 has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the Merger Agreement relating to:

•	any changes in their charters, other than to increase the number of authorized shares of K2 common stock, or by-laws;

•	any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except for issuances of K2 common stock or securities convertible into shares of K2 common stock that do not exceed ten percent of the total outstanding shares of K2 common stock as of October 22, 2003;

•	any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption or acquisition of any securities of K2 or any of its subsidiaries;

•	knowingly taking any action that results in a failure to maintain the trading of the K2 common stock on the New York Stock Exchange;

•	any adoption of any amendment to its charter documents that would impair or adversely effect the ability of K2 to consummate the transactions set forth in the Merger Agreement;

•	any adoption of a plan of complete or partial liquidation or dissolution;

•	taking or permitting any of its affiliates to take any action preventing the offer and the merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

•	any incurrence or assumption of indebtedness or issuance of any debt securities in excess of $100,000,000, except for:

•	borrowings under existing lines of credit in the ordinary course of business, consistent with past practice;

•	borrowings or refinancings as set forth in K2’s disclosure letter; or

•	trade payables arising in the ordinary course of business, consistent with past practice;

•	any mortgage or pledge of K2’s material properties or assets, or grant of a material lien thereon, except to secure debt provided for above;

•	any sale, lease, license or disposition of any assets or properties in any single transaction or series of transactions having a fair market value in excess of $50,000,000 in the aggregate, except the sale or license of products in the ordinary course of business consistent with past practice and any sale of assets or properties as set forth in K2’s disclosure letter;

•	any change of accounting principles, practices or methods, except as required by a change in applicable law or accounting principles generally accepted in the United States; and

•	taking or agreeing to take any of the above actions.

THE MERGER AGREEMENT

Notwithstanding the above and certain provisions in the Merger Agreement, Brass Eagle has no right to control K2’s operations before or after the merger becomes effective.

Preparation of Registration Statement

K2 is obligated to prepare and file a registration statement on Form S-4 with the SEC, of which this prospectus is a part. K2 shall use its best efforts to have:

•	the S-4 declared effective by the SEC; and

•	the S-4 remain effective as long as necessary to consummate the offer and the merger and any transactions contemplated by the merger.

K2 is obligated to promptly provide Brass Eagle with copies of any written comments and advise Brass Eagle of any oral comments or communications received from the SEC regarding the S-4. In addition, K2 shall cooperate and provide Brass Eagle with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 before such amendment or supplement is filed with the SEC. Further, no such amendment or supplement will be made by K2 without Brass Eagle’s approval, which cannot be unreasonably withheld or delayed. For documents incorporated by reference into the S-4, this right of approval applies only to the extent such incorporated documents relate to the Merger Agreement, the transactions set forth in the Merger Agreement, Brass Eagle or its business, financial condition or results of operations. K2 is also required to take any action, other than qualifying to do business in any jurisdiction in which K2 is now not so qualified, required to be taken under any applicable state securities laws in connection with the issuance of K2 common stock in the offer, the merger and upon exercise of Brass Eagle stock options.

If, prior to the effective time of the merger, either K2 or Brass Eagle obtains information or takes any action which causes this prospectus or the S-4 to contain a misstatement of material fact or omit any material fact necessary to make the statements therein not misleading, the party obtaining the knowledge or taking the action is obligated to promptly notify the other party. Thereafter, K2 and Brass Eagle shall cooperate in filing with the SEC any appropriate amendment or supplement required by law and providing such information to the stockholders of each company. K2 is obligated to provide Brass Eagle with prompt notification of any stop order, suspension of the qualification of the K2 common stock issuable in connection with the offer and the merger for offering or sale in any jurisdiction or any request by the SEC for amendment of this prospectus or the S-4.

Offers for Alternative Transactions

Brass Eagle has agreed not to:

•	continue any existing activities, discussions or negotiations with any other persons as to a possible third party acquisition, as defined below;

•	encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third party acquisition;

•	participate in, or initiate any discussions or negotiations regarding a third party acquisition;

•	provide any non-public information about Brass Eagle or its subsidiaries or their businesses, assets and properties in connection with a third party acquisition;

•	knowingly facilitate any third party acquisition, or any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to any third party acquisition; or

•	enter into any agreement regarding any third party acquisition.

Brass Eagle has also agreed not to authorize or permit any of its affiliates or subsidiaries or its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives or agents to, either directly or indirectly, take any of the above-listed actions. However, if Brass Eagle receives an

THE MERGER AGREEMENT

unsolicited bona fide written proposal for a third party acquisition, Brass Eagle may furnish information to or enter into discussions or negotiations with such third party if Brass Eagle:

•	provides one business day prior written notice to K2 that it proposes to take such action; and

•	receives from such third party an executed confidentiality agreement in reasonably customary form and containing terms as least as stringent as those agreed to by K2;

but only if Brass Eagle’s board of directors determined in good faith by majority vote that:

•	after consultation with independent legal counsel, failure to take such would be reasonably likely to constitute or result in a breach by the Brass Eagle board of directors of its fiduciary duties to the Brass Eagle stockholders under applicable law; and

•	taking into account all legal, financial, regulatory and other aspects of the proposed third party acquisition, such proposal constitutes or is reasonably likely to result in a superior proposal, as defined below, which if accepted, is reasonably capable of being consummated.

A “third party acquisition” includes:

•	the acquisition by any person other than K2 or any of its affiliates of any portion of the assets of Brass Eagle and its subsidiaries, taken as a whole, representing 15% or more of the aggregate fair market value of Brass Eagle’s business immediately prior to such acquisition, not including the sale or license of products in the ordinary course of business, consistent with past practices;

•	the acquisition by a third party of 15% of the outstanding shares of Brass Eagle common stock;

•	the adoption by Brass Eagle of a plan of liquidation;

•	the declaration or payment by Brass Eagle of an extraordinary dividend, whether in cash or other property;

•	the repurchase by Brass Eagle or any of its subsidiaries of more than ten percent of the outstanding shares of Brass Eagle common stock; or

•	the acquisition by Brass Eagle or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets are equal to or greater than 15% of the annual revenues or assets of Brass Eagle and its subsidiaries, taken as a whole, for the twelve month period ended September 30, 2003.

A “superior proposal” means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, 80% or more of the shares of then outstanding Brass Eagle common stock or 80% or more of the fair market value of the assets of Brass Eagle and its subsidiaries, for consideration consisting of cash and/or securities, which is on terms that Brass Eagle’s board of directors, after consultation with its financial advisor or another financial advisor of nationally recognized reputation, has determined by majority vote in its good faith judgment would result in a transaction more favorable to the Brass Eagle stockholders than the proposed merger with K2.

Brass Eagle has agreed to notify K2 within 24 hours of receipt of any proposal for or inquiry regarding a third party acquisition, or any request for nonpublic information by any person making or considering making a third party acquisition proposal as to Brass Eagle or any of its subsidiaries. Such notice shall include the material terms of the request or proposal and the identity of the person making it. In addition, Brass Eagle has agreed to provide K2 with a copy of any written third party acquisition proposal, including any amendments or supplements, to keep K2 informed of the status of any inquiries, discussions or negotiations with such person making such third party acquisition proposal and to provide a copy of any information delivered to such person which has not previously been made available to K2.

THE MERGER AGREEMENT

Brass Eagle’s Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party

Pursuant to the terms of the Merger Agreement, the Brass Eagle board of directors has agreed to recommend that its stockholders accept the offer and approve the merger and the Merger Agreement. The Brass Eagle board of directors also agreed to neither withdraw, adversely modify or propose to withdraw or adversely modify its recommendation of the offer and the merger in a manner adverse to K2, nor approve or recommend any third party acquisition. However, the Brass Eagle board of directors may take any of the above prohibited actions, recommend a superior proposal or enter into an agreement with respect to a superior proposal if all of the following conditions are satisfied:

•	Brass Eagle receives an unsolicited bona fide written proposal for a third party acquisition which the Brass Eagle board of directors, by a majority vote, reasonably determines in good faith constitutes a superior proposal, that if accepted, is likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal;

•	the Brass Eagle board of directors determines in its good faith judgment by majority vote, after consultation with independent legal counsel, that failure to take such otherwise prohibited action would be reasonably likely to constitute or result in a breach by the Brass Eagle board of directors of its fiduciary duties to the Brass Eagle stockholders under applicable law;

•	the Brass Eagle board of directors provides K2 prior written notice specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal;

•	K2 does not, within three business days after receipt of the notice of a superior proposal, make an offer that the Brass Eagle board of directors, by majority vote, determines in its good faith judgment, after receiving the advice of its financial advisor or another financial advisor of nationally-recognized reputation, to be at least as favorable to the Brass Eagle stockholders as the superior proposal; and

•	before entering into an agreement with respect to a superior proposal, the Merger Agreement must be terminated and Brass Eagle must pay K2 a termination fee of $3,700,000 as described below.

The Merger Agreement permits Brass Eagle to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third party acquisition proposal or otherwise.

Indemnification and Insurance

The Merger Agreement provides that, after the effective time of the merger, to the extent not covered by insurance and as permitted by law, K2 will cause the surviving company in the merger to indemnify persons who were directors or officers of Brass Eagle or its subsidiaries prior to the effective time of the merger who incur liabilities or losses from any threatened or actual claim or proceeding based on the Merger Agreement or a claim arising by reason of the fact that the person was a director or officer of Brass Eagle or its subsidiaries. In addition, K2 has agreed to cause the surviving company in the merger to fulfill and honor any indemnification agreements and the provisions of Brass Eagle’s restated certificate of incorporation and by-laws which provide for the indemnification of officers and directors as in effect on October 22, 2003. Finally, K2 has agreed to maintain in effect the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses currently in Brass Eagle’s restated certificate of incorporation and by-laws for six years after the effective time of the merger.

K2 has agreed to maintain or cause the surviving company in the merger to maintain in effect, if available, the current Brass Eagle directors’ and officers’ liability insurance for six years after the effective time of the merger. However, K2 is not required to expend an amount in excess of 200% of the current premium paid by Brass Eagle in any one year. If the aggregate expenditure on coverage exceeds that amount, K2 will purchase as much insurance as can be obtained for that amount. Instead of maintaining Brass Eagle’s existing insurance, K2 may provide coverage under any policy maintained for the benefit of K2 or its subsidiaries on terms not materially less advantageous to the intended beneficiaries as the existing insurance.

THE MERGER AGREEMENT

Employee Benefits

After the effective time of the merger, K2 will assume and honor all Brass Eagle employee benefit plans, agreements and programs according to the terms in effect immediately prior to the effective time of the merger, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law. K2 may provide all employees of Brass Eagle immediately prior to the effective time of the merger who become employees of K2 after the effective time of the merger with employee benefits under K2’s employee benefit plans and programs in lieu of any Brass Eagle benefit plans and programs. Nothing in the Merger Agreement prevents the termination of a Brass Eagle employee or the amendment or termination of any employee benefit plan or program, to the extent permitted by the terms as in effect immediately prior to the effective time of the merger, or by applicable law.

Other Covenants

K2 and Brass Eagle have also agreed to:

•	provide information reasonably requested by the other party;

•	use all commercially reasonable efforts to take all action reasonably necessary to consummate the offer and the merger;

•	consult with one another and mutually agree upon any press releases issued, except as required by law, the rules of the New York Stock Exchange or the Nasdaq National Market System or following a change by Brass Eagle’s board of directors of its recommendation of the offer or the merger;

•	provide notice to each other regarding:

•	any event that would cause any representation or warranty to become untrue or inaccurate; or

•	any failure to comply with or satisfy any covenant, condition or agreement in any material respect; and

•	in the event any anti-takeover or similar statute or regulation is applicable to the offer or the merger, use their reasonable best efforts to secure any required consents or approvals and take all legal and reasonable actions so that the offer and the merger may be consummated.

Brass Eagle has agreed to:

•	adopt a resolution providing that the transactions contemplated by the Merger Agreement are not deemed a “change in control” pursuant to Brass Eagle’s Deferred Compensation Plan and to cause the plan to continue unchanged following the effective time of the merger;

•	adopt a resolution providing that the receipt of K2 common stock in the merger by officers or directors of Brass Eagle who are subject to Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act;

•	use all commercially reasonable efforts to obtain a letter agreement from all Brass Eagle stockholders who may be affiliates of K2 or Brass Eagle regarding compliance with Rule 145 of the Securities Act; and

•	cause Challenge Park Xtreme, LLC to exercise its option, on or before December 1, 2003, to purchase certain real property.

K2 has agreed to:

•	use its best efforts to cause the shares of K2 common stock to be issued in the offer and the merger and to be reserved for issuance upon exercise of Brass Eagle stock options to be approved for listing on the New York Stock Exchange; and

THE MERGER AGREEMENT

•	permit employees of Brass Eagle who become employees of K2 or any of its subsidiaries to participate in K2’s 1999 Long-Term Incentive Plan, subject to the terms and conditions of the plan.

Conditions to the Offer

For a list of the conditions to the offer, see “The Offer—Conditions of the Offer” on page 39.

Conditions to the Merger

Neither K2 nor Brass Eagle will be required to complete the merger unless:

•	the Brass Eagle stockholders have approved the Merger Agreement, if and to the extent required by applicable law, in order to complete the merger;

•	no law or order by any United States federal or state court or other governmental authority prohibits or restricts the merger;

•	any applicable waiting period under the HSR Act has expired or terminated, which occurred on October 30, 2003;

•	the registration statement on Form S-4 containing this prospectus is effective and is not subject to any stop order or proceedings seeking a stop order by the SEC;

•	all state securities laws or “blue sky” permits and authorizations necessary to issue K2 common stock in the merger have been obtained;

•	the shares of K2 common stock to be issued in the offer or the merger or to be reserved for issuance upon exercise of the Brass Eagle stock options shall have been approved for listing on the New York Stock Exchange;

•	K2 shall have purchased shares of Brass Eagle common stock pursuant to the offer; and

•	neither the opinion received by Brass Eagle, nor the opinion received by K2, each stating that the offer and the merger together will constitute a reorganization under Section 368(a) of the Code, shall have been withdrawn.

K2 cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fee

Right to Terminate.    The Merger Agreement may be terminated and the offer and the merger may be abandoned at any time before the effective time of the merger in a number of different ways. The Merger Agreement may be terminated by mutual written consent of K2, Brass Eagle and Acquisition Sub.

The Merger Agreement may also be terminated by either K2, Acquisition Sub or Brass Eagle if:

•	any order or ruling by a court or other governmental authority enjoining or prohibiting the merger has become final and nonappealable; or

•	the offer has expired pursuant to its terms and no shares of Brass Eagle common stock were purchased by K2 or the offer has not been consummated by April 22, 2004 and the failure of the offer to be completed or consummated is not due to the breach of the Merger Agreement by the terminating party.

The Merger Agreement may be terminated by Brass Eagle alone if:

•	Brass Eagle has not materially breached any of its obligations set forth in the Merger Agreement and any representation or warranty of K2 that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of K2 that is not so qualified is not true and correct in all material respects;

THE MERGER AGREEMENT

•	Brass Eagle has not materially breached any of its obligations set forth in the Merger Agreement and K2 or Acquisition Sub has breached any of its covenants or obligations contained in the Merger Agreement having a material adverse effect on K2 or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by K2 of notice of such breach;

•	K2 fails to commence the offer on or prior to November 5, 2003 and such failure was not due to Brass Eagle’s material breach of the Merger Agreement;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, events or changes occur that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on K2;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, Brass Eagle receives a superior proposal, as defined above, and accepts such superior proposal, but only if:

•	Brass Eagle has complied with the terms as discussed in “—Offers for Alternative Transactions” on page 62; and

•	Brass Eagle has paid all amounts due as discussed in “—Termination Fees” on page 68;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the average of the closing prices for K2 common stock on the New York Stock Exchange (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten consecutive trading days ending not later than two trading days prior to the expiration of the offer, is less than $12.64, and Brass Eagle exercises its right to terminate within two trading days following the expiration of such ten consecutive trading days; or

•	K2 has consummated a merger or consolidation in which K2 is not the surviving entity or has consummated a sale of all or substantially all of its assets.

The Merger Agreement may be terminated by K2 and Acquisition Sub alone if:

•	K2 or Acquisition Sub has not materially breached any of its obligations set forth in the Merger Agreement and any representation or warranty of Brass Eagle that is qualified as to materiality or material adverse effect is not true and correct or any representation or warranty of Brass Eagle that is not so qualified is not true and correct in all material respects;

•	K2 or Acquisition Sub has not materially breached any of its obligations set forth in the Merger Agreement and Brass Eagle has breached any of its covenants or obligations contained in the Merger Agreement having a material adverse effect on Brass Eagle or materially and adversely affecting or delaying the consummation of the offer or the merger and, if curable, such breach is not cured within 20 business days after receipt by Brass Eagle of notice of such breach;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the Brass Eagle board of directors submits or recommends a superior proposal to a vote of the Brass Eagle stockholders;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the Brass Eagle board of directors withdraws or modifies its approval or recommendation of the Merger Agreement, the offer or the merger, fails to include such recommendation in the Brass Eagle Recommendation Statement or fails to reconfirm its recommendation within three business days after a reasonable request from K2 to reconfirm such recommendation;

THE MERGER AGREEMENT

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the Brass Eagle board of directors has failed to reject a third party acquisition proposal or has failed to recommend against a third party acquisition proposal in a filing required under the Exchange Act within ten days of receiving such proposal;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the Brass Eagle board of directors breaches its obligations with respect to a third party acquisition or superior proposal under the terms of the Merger Agreement as described in “—Offers for Alternative Transactions” on page 62;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, Charter Oak Partners breaches its obligations pursuant to its Exchange Agreement;

•	K2 fails to commence the offer on or prior to November 5, 2003 due to a circumstance or occurrence that if occurring after the commencement of the offer would make it impossible to satisfy certain conditions of the offer and such failure was not due to K2’s failure to fulfill any of its obligations under the Merger Agreement; or

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, events or changes occur that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Brass Eagle.

Should any of these potential grounds for termination occur, K2’s and Brass Eagle’s board of directors may or may not exercise their respective rights to terminate the Merger Agreement.

Termination Fees.    Brass Eagle has agreed to pay K2 a fee of $3,700,000 in liquidated damages if the Merger Agreement is terminated pursuant to any one of the circumstances described below:

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, Brass Eagle terminates because the Brass Eagle board of directors receives a superior proposal and resolves to accept the superior proposal;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, K2 terminates because the Brass Eagle board of directors has submitted or recommended a superior proposal to a vote of its stockholders;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, K2 terminates because the Brass Eagle board of directors has withdrawn or modified its approval or recommendation of the Merger Agreement, the offer or the merger, has failed to include such recommendation in the Brass Eagle Recommendation Statement or has failed to reconfirm its recommendation within three business days after a reasonable request by K2 to do so;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, K2 terminates because the Brass Eagle board of directors has failed to reject a third party acquisition proposal or has failed to recommend against a third party acquisition proposal in a filing required under the Exchange Act within ten days of receiving such proposal;

•	prior to K2’s acceptance of Brass Eagle common stock for exchange pursuant to the offer, the Brass Eagle board of directors breaches its obligations with respect to a third party acquisition or superior proposal under the terms of the Merger Agreement as described in “—Offers for Alternative Transactions” on page 62; or

•	K2 terminates because of a willful breach by Brass Eagle of either its representations and warranties or covenants under the Merger Agreement, and within twelve months after such breach, an acquisition of Brass Eagle occurs.

Payment of the termination fee is required under the above circumstances whether or not Brass Eagle stockholders have approved the Merger Agreement. Except for any claims based on fraud, if the termination fee is paid, such fee shall be the only remedy for such termination and all matters arising out of, in connection with or in any way related to such termination. Neither party shall be entitled to any further rights, claims or remedies.

THE MERGER AGREEMENT

Amendment and Waiver

K2, Acquisition Sub and Brass Eagle may amend the Merger Agreement in writing by action taken by K2’s, Acquisition Sub’s and Brass Eagle’s respective boards of directors at any time.

At any time before the effective time of the merger, each party may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

Costs and Expenses

In general, all costs and expenses incurred in connection with the offer, the merger and the Merger Agreement will be paid by the party incurring such expenses, except that expenses incurred in connection with filing, printing and mailing of the Schedule TO, the Form S-4 registration statement, this prospectus, the Brass Eagle Recommendation Statement and other ancillary offering documents and with making required filings under the HSR Act or other similar foreign merger notification laws will be shared equally by K2 and Brass Eagle.

THE MERGER AGREEMENT

INFORMATION ABOUT BRASS EAGLE

Brass Eagle is one of the world’s leading designers, manufacturers, marketers and distributors of paintball markers, paintballs, paintball protective gear, paintball kits and accessories associated with the growing sport of paintball. Based in Bentonville, Arkansas, Brass Eagle has manufacturing and distribution facilities in Neosho, Missouri, Batesville, Mississippi and Chula Vista, California.

Brass Eagle offers a full range of innovative paintball markers and accessory products for the beginner through competition-level participants and is a primary manufacturer that offers paintball products to consumers through easily accessible channels such as mass merchandisers and major sporting goods retailers. These products generally sell at various price levels to offer the consumer the opportunity to move up through the product line. Brass Eagle has gained a competitive advantage through improved efficiency in its product development and manufacturing activities. These efficiencies are realized through its manufacturing processes that are designed to produce high-volume, low-cost-per-unit products. As the market for paintball products has grown, Brass Eagle has planned and implemented strategic changes to expand Brass Eagle’s operations, facilities and internal controls consistent with the increased demand for its products.

For your reference, this prospectus is accompanied by copies of Brass Eagle’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Brass Eagle’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The Annual Report is attached to this prospectus as Annex D and the Quarterly Report is attached as Annex E. Please refer to these reports for a more detailed discussion of Brass Eagle’s business, results of operations and financial condition.

INFORMATION ABOUT BRASS EAGLE

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE COMMON STOCK  AND HOLDERS OF K2 COMMON STOCK

K2 and Brass Eagle are both Delaware corporations. The rights of stockholders of each company are generally governed by the DGCL, and each company’s respective certificate of incorporation and by-laws. Upon completion of the merger, Brass Eagle stockholders will become K2 stockholders and the K2 restated certificate of incorporation and by-laws will govern the rights of former Brass Eagle stockholders.

The following description summarizes the material differences that may affect the rights of the stockholders of Brass Eagle, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should carefully read the relevant provisions of the DGCL and K2’s and Brass Eagle’s respective certificates of incorporation and by-laws. For more information on how to obtain these documents, see “Additional Information—Where You Can Find Additional Information” on page 78.

Capitalization

K2.    The authorized capital stock of K2 consists of 60,000,000 shares of common stock, par value $1.00 per share, and 12,500,000 shares of preferred stock, par value $1.00 per share.

K2 Common Stock.    As of the date of this prospectus there were approximately 28,521,798 shares of K2 common stock outstanding and held of record by approximately 2,800 persons. K2 common stock is listed on the New York Stock Exchange under the symbol “KTO.” Holders of K2 common stock are entitled to one vote per share on all matters to be voted upon by K2 stockholders. K2 stockholders may not cumulate votes in connection with the election of directors. The holders of K2 common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the K2 board out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of K2, the holders of K2 common stock are entitled to share ratably in all assets remaining after payment of liabilities of K2 and of the preferential amounts, if any, to which the holders of K2 preferred stock are entitled. The K2 common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the K2 common stock. All outstanding shares of K2 common stock are fully paid and non-assessable, and the shares of K2 common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Computershare Trust Company, Inc. is the Transfer Agent and Registrar for the shares of K2 common stock.

K2 Preferred Stock.    The K2 board may issue up to 12,500,000 shares of K2 preferred stock in one or more series and may, subject to the DGCL:

•	fix its rights, preferences, privileges and restrictions;

•	fix the number of shares and designation of any series; and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

K2’s certificate of designation, dated August 10, 1989, as amended on August 9, 1999, designates 200,000 shares of preferred stock as Series A Preferred Stock in connection with K2’s rights plan, as described below in “—Rights Plan—K2” on page 76. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least two-thirds of the outstanding shares of K2’s Series A Preferred Stock voting separately as a class.

At the date of this prospectus, no shares of K2 preferred stock were outstanding. Although K2 presently does not intend to do so, its board may issue K2 preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the K2 common stockholders without the approval of the K2 common stockholders. Any issuance of K2 preferred stock may delay or prevent a change in control of K2.

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

Brass Eagle.    The authorized capital stock of Brass Eagle consists of 10,000,000 shares of common stock, $0.01 par value.

Brass Eagle Common Stock.    As of the date of this prospectus there were approximately 7,490,439 shares of Brass Eagle common stock outstanding that were held of record by approximately 95 persons and held beneficially by approximately 1,100 persons. Brass Eagle common stock is listed on the Nasdaq National Market System under the symbol “XTRM.” Holders of Brass Eagle common stock are entitled to one vote per share on all matters to be voted upon by Brass Eagle stockholders. The holders of Brass Eagle common stock are entitled to receive dividends, if any, as may be declared from time to time by the Brass Eagle board. The Brass Eagle common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Brass Eagle common stock. All outstanding shares of Brass Eagle common stock are fully paid and non-assessable. SunTrust Bank is the Transfer Agent and Registrar for shares of Brass Eagle common stock.

Brass Eagle Preferred Stock.    The authorized capital stock of Brass Eagle does not include any preferred shares.

Number, Election, Vacancy and Removal of Directors

Delaware General Corporation Law.    Under the DGCL, a board of directors must have at least one director. A majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause. The board may fill any vacancy created for any reason.

K2.    The K2 board of directors has ten members. The K2 restated certificate of incorporation provides that the board shall consist of between eight and eleven members, as set by the board of directors. The board shall be divided into three nearly equal classes, with each class serving a three year term. The K2 restated certificate of incorporation and by-laws are silent as to the filling of vacancies, the appointment of new directors to fill newly-created positions and the removal of directors. Therefore, as provided by the DGCL, vacancies and newly created directorships are filled by a vote of a majority of the K2 directors in office.

Brass Eagle.    The Brass Eagle board of directors has six members. The Brass Eagle restated certificate of incorporation and the Brass Eagle by-laws provide that the Brass Eagle board of directors shall consist of between three and nine members, as set by the board of directors or by stockholders at the annual meeting. Vacancies and newly created board positions are filled by the vote of a majority of the directors then in office. Directors may be removed at any time for cause by the affirmative vote of a majority of shares present and entitled to vote in the election of directors at a meeting duly called and held.

Amendments to Certificate of Incorporation

Delaware General Corporation Law.    Under the DGCL, an amendment to a corporation’s certificate of incorporation requires approval by both the board of directors and a majority of the shares entitled to vote, unless a different proportion is provided for in the certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of such class shall be entitled to vote on the amendment, whether or not entitled to vote thereon by the certificate of incorporation. If the corporation’s stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the certificate of incorporation.

K2.    The K2 restated certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law and approved by a majority of the shares entitled to vote. The K2 restated certificate of incorporation requires supermajority stockholder approval with respect to amending certain provisions of the restated certificate of incorporation. Specifically, the affirmative vote of holders of at least:

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

•	two-thirds of the outstanding shares of K2 stock is required for K2 to amend Article Fourteen of its restated certificate of incorporation, which requires the approval of two-thirds of the shares entitled to vote for any merger or consolidation of K2 with another entity, or the sale or other transfer of substantially all of the assets of K2;

•	80% of the shares entitled to vote, voting together as a single class, and two-thirds of the shares entitled to vote and held by stockholders other than an interested stockholder is required to amend Article Fifteen of K2’s restated certificate of incorporation, which requires comparable support to approve a transaction under certain circumstances involving K2 or any of K2’s subsidiaries and an interested stockholder or another business entity; and

•	two-thirds of the outstanding shares of Series A Preferred Stock is required to materially change the powers, preferences or special rights of the Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding.

Brass Eagle.    The Brass Eagle restated certificate of incorporation states that it may be amended or repealed by Brass Eagle as permitted or prescribed by applicable law, with all rights conferred upon Brass Eagle stockholders subject to such reservation. In addition, any amendment or repeal of Article Twelfth of the Brass Eagle restated certificate of incorporation, which provides for indemnification of directors, will not adversely affect any right or protection of a director for any act or omission occurring prior to the date of such amendment or repeal.

Amendments to By-laws

K2.    The K2 by-laws may be amended by the board of directors or at a stockholder meeting by the vote of 75% of the shares entitled to vote.

Brass Eagle.    The Brass Eagle by-laws may be amended by the stockholders, without other action by the board of directors, at a regular stockholder meeting or at a special stockholder meeting if notice of such amendment was given in the notice for the special meeting.

Stockholder Action

K2.    Except for those matters requiring a supermajority vote as described above, the vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the K2 stockholders. The K2 restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Brass Eagle.    The vote of the holders of a majority of stock having voting power present in person or represented by proxy and entitled to vote at a meeting duly called and held is the act of the Brass Eagle stockholders. The Brass Eagle by-laws provide that any action required or permitted to be taken by stockholders at any annual or special meeting of such stockholders may be taken without a meeting, without prior notice and without a vote, if effected by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Brass Eagle must provide prompt notice of any less than unanimous written consents to those stockholders who have not consented in writing.

Notice of Certain Stockholder Actions

K2.    The K2 by-laws state that a stockholder may only bring business before a stockholder meeting, including a nomination of a director for the board, if the stockholder gives at least 90 days advance written notice of the business to K2’s Secretary or, if later, the tenth day after the first public announcement of the date of the meeting. In addition, for business to be properly brought before any stockholder meeting, the matter must be a proper matter for stockholder action.

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

Brass Eagle.    The Brass Eagle by-laws are silent as to the amount of advance notice required to be given to Brass Eagle in order for a Brass Eagle stockholder to properly bring business before a stockholder meeting.

Special Stockholder Meetings

Delaware General Corporation Law.    Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s certificate of incorporation or by-laws. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than 60, days before the date of the stockholder meeting.

K2.    The K2 by-laws provide that only the board of directors or the Chairman of the Board can call a special meeting of the K2 stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

Brass Eagle.    The Brass Eagle by-laws provide that the President may, and the President or Secretary shall, at the request of a majority of the directors in office or a majority of Brass Eagle stockholders, call a special meeting of the stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

Limitation of Personal Liability of Directors and Indemnification

Delaware General Corporation Law.    Under the DGCL, a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

•	acted in good faith;

•	acted in a manner he or she believed to be in the best interests of the corporation; and

•	with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

However, no provision can eliminate or limit director liability for any:

•	breach of his or her duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or involving intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

•	transaction from which the director received any improper personal benefit; or

•	act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

K2.    The K2 restated certificate of incorporation provides a right to indemnification of current and former directors and officers to the fullest extent authorized or permitted by the DGCL, as described above. However, if the DGCL is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the DGCL, as amended. In addition, the K2 restated certificate of incorporation requires K2 to indemnify any present or former director or officer who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses, including attorneys’ fees. The K2

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

restated certificate of incorporation also permits K2’s board of directors to provide indemnification of employees and agents of K2 with the same scope and effect as the indemnification provided for directors and officers. This right to indemnification is not exclusive of any other right the director or officer may have.

Even if K2 is prohibited from indemnifying such person under the DGCL, it may maintain insurance at the corporation’s expense to protect itself and any director, officer, employee or agent against such expense, liability or loss. K2 currently maintains such insurance and has also entered into customary indemnification agreements with each of its directors.

Brass Eagle.    The Brass Eagle restated certificate of incorporation provides that directors shall not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. However, if the DGCL is amended to further eliminate or limit director liability, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, the Brass Eagle by-laws provide a right to indemnification of current and former directors and officers. The Brass Eagle by-laws further provide a right to indemnification of current and former directors and officers who may serve at Brass Eagle’s request as a director, officer, employee or agent of another corporation, partnership, enterprise or nonprofit entity but such indemnification shall be reduced by indemnification available from such other corporation, partnership, enterprise or nonprofit entity. This right to indemnification is not exclusive of any other right the director or officer may have. In addition, any amendment or modification of Article Eighth of the Brass Eagle by-laws, which provides for indemnification of directors and officers, will not adversely affect any right or protection of a director or officer for any act or omission occurring prior to the time of such amendment or modification.

Mergers, Acquisitions and Other Transactions

Delaware General Corporation Law.    Under the DGCL, the board of directors and a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s certificate of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

K2.    K2’s restated certificate of incorporation has two independent provisions regarding mergers and business combinations. Article Fourteen requires the affirmative vote of at least two-thirds of the shares entitled to vote to approve any merger or business combination involving K2. Article Fifteen requires approval by 80% of the shares entitled to vote for any merger or business combination involving K2 or any of its subsidiaries and another corporation or an interested stockholder. This second group of transactions must also be approved by two-thirds of the shares entitled to vote other than those held by the interested stockholder in question, if an interested stockholder is involved. Regardless, if the transaction involving another corporation or an interested stockholder is approved by two-thirds of the disinterested directors or several other conditions are met, then the supermajority provisions of Article Fifteen no longer apply.

Brass Eagle.    Brass Eagle’s restated certificate of incorporation does not alter the required vote of Brass Eagle stockholders to approve a merger, consolidation or sale of all or substantially all of Brass Eagle’s assets under the DCGL. Therefore, as provided by the DGCL, a majority of the Brass Eagle shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of Brass Eagle’s assets.

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

Dissenters’ Appraisal Rights

Delaware General Corporation Law.    Under the DGCL, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, no rights are available in certain situations. A corporation’s stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders.

However, dissenters’ appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation;

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

•	cash in place of fractional shares.

In addition, appraisal rights will be available in connection with a “short-form” merger pursuant to Section 253 of the DGCL. See “The Offer—Appraisal Rights” on page 44.

K2.    Because all of the above tests are satisfied, K2 stockholders will not receive dissenters’ appraisal rights with respect to the merger.

Brass Eagle.    Because all of the above tests are satisfied, Brass Eagle stockholders will not receive dissenters’ appraisal rights with respect to the merger, unless the merger is accomplished as a “short-form” merger pursuant to Section 253 of the DGCL.

Rights Plan

K2.    K2 maintains a stockholder rights plan which is designed to protect its stockholders from attempts to acquire control of K2 without the approval of K2’s board and to prevent abusive tactics from potential acquirers that do not treat all stockholders fairly.

The rights issued under the plan are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events, described below, occur. Although K2 does not intend the rights plan to prevent a takeover of K2, the plan may cause substantial dilution to certain persons or groups that beneficially acquire 15% or more of K2’s common stock, unless the rights issuable under the plan are first redeemed by the board of directors. A summary of the key provisions of the plan is provided below.

K2 entered into a Rights Agreement dated as of July 1, 1999 between K2 and Harris Trust Company of California. Pursuant to the rights agreement, a right is attached to each share of K2 common stock outstanding as of September 5, 1999 or outstanding between September 5, 1999 and the earlier of the exercisability of the rights and the termination of the plan. The rights become exercisable ten days after the public announcement that any person or group has:

•	acquired 15% or more of the outstanding shares of K2 common stock; or

•	initiated a tender offer for shares of K2 common stock, which would result in any person or group acquiring 15% or more of the outstanding shares of K2 common stock.

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

Each right entitles its holder to purchase 1/100th of a share of K2 Series A Junior Participating Cumulative Preferred Stock at a price of $60 per 1/100th of a share of preferred stock. Once exercisable, each right will entitle its holder to purchase a number of shares of K2 common stock having a market value of two times the exercise price of the right. At any time after any person or group becomes a 15% beneficial owner of K2 common stock, but before a change in control transaction, the K2 board of directors may exchange each right not owned by a 15% beneficial owner for one share of K2 common stock or other K2 preferred stock with rights similar to those of the Series A Junior Participating Cumulative Preferred Stock.

In addition, each right, other than rights owned by the acquiring person, such person’s affiliates, associates and any group of which such person is a member, will entitle the holder of such rights to purchase a number of shares of the common stock of the acquiring entity or its parent having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by K2, after:

•	a person or group acquires 15% or more of the outstanding shares of K2 common stock;

•	K2 is acquired in a merger or other business combination transaction; or

•	50% or more of K2’s consolidated assets or earning power are sold.

K2 may redeem the rights, at a price of $0.001 per right at any time prior to the close of business on the tenth day after a person or group obtains 15% or more of the outstanding shares of K2’s common stock. The rights expire on September 5, 2009, unless extended or earlier redeemed.

Brass Eagle.    Brass Eagle does not have a stockholder rights plan.

COMPARISON OF RIGHTS OF HOLDERS OF BRASS EAGLE

COMMON STOCK AND HOLDERS OF K2 COMMON STOCK

ADDITIONAL INFORMATION

Legal Matters

Gibson, Dunn & Crutcher LLP, counsel to K2, will pass upon the validity of the K2 common stock to be issued in connection with the merger. Gibson, Dunn & Crutcher LLP and Thompson Hine LLP, counsel to Brass Eagle, are expected to render opinions concerning the federal income tax consequences of the merger.

Experts

The consolidated financial statements and schedule of K2 and subsidiaries appearing in K2’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Brass Eagle and its subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 have been included herein in reliance upon the report of Crowe Chizek and Company LLC, independent accountants, as set forth in their report thereon appearing elsewhere in this document and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Rawlings and its subsidiaries as of August 31, 2002, and for the year ended August 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Although Rawlings dismissed Arthur Andersen LLP as its independent public accountants effective June 13, 2002 and engaged KPMG LLP, the consolidated financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001 incorporated by reference herein have been audited by Arthur Andersen LLP. We have not sought the written consent of Arthur Andersen LLP to our naming it as an expert and incorporating by reference herein its audit report for the financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference herein of its report, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Where You Can Find Additional Information

K2 and Brass Eagle file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s and Brass Eagle’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

K2 filed the registration statement on Form S-4 to register with the SEC the shares of K2 common stock to be issued to Brass Eagle stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of K2. K2 also filed with the SEC, on the same day as it filed the Form S-4, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner

ADDITIONAL INFORMATION

described above. Brass Eagle is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within ten business days from the date of the distribution of this prospectus and to disseminate this statement to Brass Eagle stockholders. Brass Eagle has agreed to file its recommendation statement on the same day that we file the registration statement on Form S-4 with the SEC. A copy of Brass Eagle’s recommendation statement on Schedule 14D-9 is enclosed. You may also obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement. The SEC allows K2 to “incorporate by reference” information into this prospectus, which means that K2 can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that K2 and Brass Eagle have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

K2 SEC Filings (File No. 001-04290)	Period

Annual Report on Form 10-K	Year ended December 31, 2002

Quarterly Report on Form 10-Q	Quarters ended March 31, 2003 and June 30, 2003

Current Reports on Form 8-K (other than any disclosure furnished, but not filed, pursuant to Item 9 or Item 12 of Form 8-K)	Filed on February 24, March 13, April 1, May 28, June 5, July 22, October 1, October 23, October 24 and October 29

Definitive Proxy Statement on Schedule 14A	Filed on April 21, 2003

Registration Statement on Form 8-A	Filed on August 21, 1989

Registration Statement on Form 8-A/A	Filed on January 23, 1998

Registration Statement on Form S-4	Filed on January 17, 2003; Amendment No 1. filed on February 25, 2003

Brass Eagle SEC Filings (File No. 000-23385)	Period

Annual Report on Form 10-K, including the information set forth under the captions “Item 1: Business,” “Item 5: Market for the Registrant’s Common Equity and Related Stockholder Matters,” “Item 6: Selected Financial Data,” “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Item 7A: Quantitative and Qualitative Disclosures About Market Risk”

Year ended December 31, 2002

Quarterly Report on Form 10-Q, including the information set forth under the caption “Part I: Financial Information”	Quarters ended March 31, 2003 and June 30, 2003

Current Reports on Form 8-K (other than any disclosure furnished, but not filed, pursuant to Item 9 or Item 12 of Form 8-K)	Filed on April 22, May 7, August 6, and October 23, 2003

Definitive Proxy Statement on Schedule 14A	Filed on April 1, 2003

ADDITIONAL INFORMATION

All additional documents that K2 may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger and the termination of the Merger Agreement, shall also be deemed to be incorporated by reference.

K2 has supplied all information contained or incorporated by reference in this prospectus relating to K2, and Brass Eagle has supplied all such information relating to Brass Eagle.

Brass Eagle may have sent you some of the documents incorporated by reference, but you can obtain any of them through K2 and Brass Eagle, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from K2 and Brass Eagle without charge, excluding all exhibits, unless K2 and Brass Eagle have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

Brass Eagle Inc.

Attention: Investor Relations

1201 SE 30th Street

Bentonville, Arkansas 72712

(479) 464-8700

If you would like to request documents from us, please do so by December 1, 2003 to receive them before the initial expiration of the exchange offer. If you request any incorporated documents from K2 and Brass Eagle, K2 or Brass Eagle will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this prospectus to make your decision regarding the tender of shares. K2 and Brass Eagle have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated November 4, 2003, and was first mailed to stockholders on November 4, 2003. You should not assume that the information contained in the prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to the stockholders nor the issuance of K2 shares in the offer or the merger shall create any implication to the contrary.

Miscellaneous

The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Brass Eagle common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of K2 not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

ADDITIONAL INFORMATION

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

K2’s recent acquisition of Rawlings was, and its proposed acquisition of Brass Eagle will be, accounted for as a purchase. K2 has presented below unaudited pro forma condensed combined financial information that reflects the proposed acquisition of Brass Eagle and is intended to give you a better picture of what the businesses of K2 combined with the recent merger with Rawlings and the proposed merger with Brass Eagle might have looked like if each of the respective mergers had occurred on January 1, 2002, the first day of the first period for which financial information is presented.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 combines the K2 consolidated statement of income for the year ended December 31, 2002, the Rawlings statement of income for the twelve month period ended November 30, 2002 and the Brass Eagle statement of income for the year ended December 31, 2002 to reflect K2’s recent merger with Rawlings and the proposed merger with Brass Eagle.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2003 combines the K2 consolidated statement of income for the six months ended June 30, 2003, the Rawlings statement of income for the three month period ended February 28, 2003 and the Brass Eagle statement of income for the six months ended June 30, 2003 to reflect K2’s recent merger with Rawlings and the proposed merger with Brass Eagle.

The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2003, giving effect to the proposed merger with Brass Eagle as though it had been consummated on that date. For purposes of the pro forma presentation, the excess of the purchase price over the fair value of the assets acquired and liabilities assumed related to the proposed transaction is reflected as goodwill. A separate determination will be made following the completion of the merger regarding whether any intangible assets have been acquired that should be recognized apart from goodwill.

This unaudited pro forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of income does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon assumptions and adjustments that we believe are reasonable. Assumptions regarding the value of K2 common stock are based on the last reported sale price of the stock on the New York Stock Exchange on October 22, 2003. The unaudited pro forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of K2, Rawlings and Brass Eagle included in the applicable company’s annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference or included elsewhere in this prospectus. See “Where You Can Find Additional Information” on page 78.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2003

(in thousands)

	Historical		Adjustments		Pro forma Combined
	K2	Brass Eagle
ASSETS
Current Assets
Cash and cash equivalents	$40,876	$230	—		$41,106
Accounts receivable, net	161,634	25,035	—		186,669
Inventories, net	177,226	19,508	1,529	(2)	198,263
Deferred Income Tax	29,506	1,987	—		31,493
Prepaid expenses and other current assets	9,372	907	—		10,279

Total current assets	418,614	47,667	1,529		467,810
Property, plant and equipment, net	65,757	15,912			81,669
Intangibles, including goodwill, net	101,978	32,284	(32,284	)(1)	150,710
			48,732	(1)
Other assets	13,270	754	(165	)(2)	13,859

Total Assets	$599,619	$96,617	17,812		$714,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank loans	$6,124	$3,800	—		$9,924
Accounts payable	62,639	8,312	4,471	(1)	75,422
Accrued Liabilities	70,998	4,285	—		75,283
Current portion of long-term debt	6,667	5,801	—		12,468

Total current liabilities	146,428	22,198	4,471		173,097
Long-term Debt	11,666	5,600	—		17,266
Long-term Pension Liabilities and Other Liabilities	12,553	814	—		13,367
Deferred Taxes	11,063	2,634	—		13,697
Convertible subordinated debentures	97,834	—	—		97,834
Shareholders’ Equity
Common Stock	27,756	77	(77	)(1)	32,275
			4,519	(1)
Additional paid-in capital	214,874	27,262	(27,262	)(1)	289,067
			71,174	(1)
			3,019	(1)
Retained earnings	102,104	39,391	(39,391	)(1)	102,104
Employee Stock Ownership Plan and stock option loans	(1,209)	—	—		(1,209)
Treasury shares	(9,117)	(1,276)	1,276	(1)	(9,117)
Accumulated other comprehensive loss	(14,333)	(83)	83	(1)	(14,333)

Total Shareholders’ Equity	320,075	65,371	13,341		398,787

Total Liabilities and Shareholders’ Equity	$599,619	$96,617	$17,812		$714,048

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(in thousands, except per share data)

	For the twelve months ended
	K2 December 31, 2002	Rawlings November 30, 2002 (a)	Adjustments (b)		Pro forma Combined	Brass Eagle December 31, 2002	Adjustments (b)		Pro forma Combined
Net sales	$582,159	$170,278	—		$752,437	$104,923	—		$857,360
Cost of products sold	411,620	121,999	—		533,619	63,918	—		597,537

Gross profit	170,539	48,279	—		218,818	41,005	—		259,823
Selling expenses	86,394	29,392	—		115,786	16,346	—		132,132
General and administrative expenses	56,862	11,196	1,200	(3)	69,258	8,516	—		77,774

Operating income	27,283	7,691	(1,200)		33,774	16,143	—		49,917
Interest expense	8,966	2,351	—		11,317	1,456	—		12,773
Other income, net	(253)	—	—		(253)	—	—		(253)

Income before provision for income taxes	18,570	5,340	(1,200)		22,710	14,687	—		37,397
Provision for income taxes	6,500	1,853	(420	)(4)	7,933	5,016	—		12,949

Net income	$12,070	$3,487	$(780)		$14,777	$9,671	$—		$24,448

Basic earnings per share:
Net income	$0.67	$0.43	—		$0.55	$1.35	—		$0.78

Diluted earnings per share:
Net income	$0.67	$0.43	—		$0.55	$1.30	—		$0.77

Basic shares outstanding	17,941	8,117	687	(5)	26,745	7,189	(2,670	)(5)	31,264
Diluted shares outstanding	17,994	8,146	898	(5)	27,038	7,461	(2,926	)(5)	31,573

(a)	Statement of income information of Rawlings for the twelve month period ended November 30, 2002 was derived by combining amounts for the year ended August 31, 2002 with the quarter ended November 30, 2002 and deducting the amounts for the quarter ended November 30, 2001 as follows:

	Three months ended November 30, 2002	+	Twelve months ended August 31, 2002	–	Three months ended November 30, 2001	=	Twelve months ended November 30, 2002
Net sales	$29,974		$173,712		$33,408		$170,278
Operating income (loss)	(511)		7,618		(584)		7,691
Net income (loss)	$(658)		$3,347		$(798)		$3,487

(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the six months ended June 30, 2003

(in thousands, except per share data)

	Historical
	K2 Six months ended June 30, 2003	Rawlings Three months ended February 28, 2003	Adjustments (a)		Pro forma Combined	Brass Eagle Six months ended June 30, 2003	Adjustments (a)		Pro forma Combined
Net sales	$356,791	$61,013	—		$417,804	$38,039	—		$455,843
Cost of products sold	249,430	42,741	—		292,171	24,965	—		317,136

Gross profit	107,361	18,272	—		125,633	13,074	—		138,707
Selling, general and administrative expenses	88,513	10,724	300	(3)	99,537	11,855	—		111,392

Operating income	18,848	7,548	(300)		26,096	1,219	—		27,315
Interest expense	4,608	686	—		5,294	567	—		5,861
Debt extinguishment costs	6,745	—	—		6,745	—	—		6,745
Other income, net	(1,600)	—	—		(1,600)	—	—		(1,600)

Income before provision for income taxes	9,095	6,862	(300)		15,657	652	—		16,309
Provision for income taxes	3,184	2,502	(105	)(4)	5,581	246	—		5,827

Net Income	$5,911	$4,360	$(195)		$10,076	$406	$—		10,482

Basic earnings per share:
Net income	$0.27	$0.54	—		$0.38	$0.06	—		$0.34

Diluted earnings per share:
Net income	$0.26	$0.52	—		$0.37	$0.05	—		$0.33

Basic shares outstanding	21,954	8,148	(3,746	)(5)	26,356	7,326	(2,807	)(5)	30,875
Diluted shares outstanding	23,034	8,317	(3,757	)(5)	27,594	7,581	(3,034	)(5)	32,141

(a)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see below

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED  FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 combines the K2 consolidated statement of income for the year ended December 31, 2002, the Rawlings statement of income for the twelve month period ended November 30, 2002 and the Brass Eagle statement of income for the year ended December 31, 2002 to reflect K2’s recent merger with Rawlings and the proposed merger with Brass Eagle.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2003 combines the K2 consolidated statement of income for the six months ended June 30, 2003, the Rawlings statement of income for the three month period ended February 28, 2003 and the Brass Eagle statement of income for the six months ended June 30, 2003 to reflect K2’s recent merger with Rawlings and the proposed merger with Brass Eagle.

The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2003, giving effect to the proposed merger with Brass Eagle as though it had been consummated on that date. For purposes of the pro forma presentation, the excess of the purchase price over the fair value of the assets acquired and liabilities assumed related to the proposed transaction is reflected as goodwill. A separate determination will be made following the completion of the merger regarding whether any intangible assets have been acquired that should be recognized apart from goodwill.

The pro forma condensed combined financial statements included herein have been prepared by K2, without audit, under the rules and regulations of the SEC. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted under these rules and regulations. However, K2 believes that the disclosures are adequate to make the information presented not misleading.

The preparation of unaudited pro forma condensed combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Income Per Share

The pro forma combined net income per share is based on the weighted average number of common shares and the dilutive impact of stock options outstanding of K2 with additional shares of K2 common stock issued at the beginning of the period presented based upon the number of shares of K2 stock issued in exchange for shares of Rawlings upon completion of the merger on March 26, 2003, and additional shares of K2 common stock issued at the beginning of the period presented based upon the assumed exchange ratio of 0.6036 of a share of K2 common stock for each share of Brass Eagle stock outstanding.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

Merger Related Expenses of K2 and Brass Eagle

K2 estimates that it will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing and other related charges, of approximately $4.4 million. This estimate is preliminary and is therefore subject to change. These nonrecurring costs are added to the purchase price of the acquisition and considered in the calculation of goodwill.

Adjustments to Pro Forma Statements

(1)	Reflects adjustments to assets and liabilities assumed based on their estimated fair values, to eliminate the historical Brass Eagle shareholders’ equity accounts and intangible assets, record the issuance of K2 common stock and stock options and accrue for the related merger costs under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary and assumes that the excess purchase price will be entirely allocated to goodwill as K2 has no basis to allocate excess purchase price to identifiable intangibles. No portion of the excess purchase price is being amortized in the pro forma information contained herein. The final purchase price allocation, which is expected to be completed following the closing of the merger and managements’ final evaluation of such assets and liabilities, could include identifiable intangible assets with finite and indefinite lives separate from goodwill. Should there be assets with finite lives, those assets would be subject to amortization resulting in additional amortization expense. The allocation of purchase cost and the resulting effect on net income or loss may differ significantly from the pro forma amounts included herein.

June 30, 2003
(in thousands)
Purchase price	$78,712
Merger related expenses	4,471

Aggregate merger cost	83,183
Less: Estimated fair value of net tangible assets acquired.	(34,451)

Excess of cost over preliminary estimate of fair value of net tangible assets acquired	$48,732

The purchase price assumes a $16.75 share price for K2 common stock at the time of the merger. This assumption is based on the last reported sale price of K2 common stock on the New York Stock Exchange on October 22, 2003.

The preliminary estimate of K2 shares issued and stock options is based on the estimated number of shares of common stock of Brass Eagle outstanding at the time of the merger, as well as Brass Eagle stock options outstanding which will become fully vested and immediately exercisable at the time of the merger.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

The adjustment to shareholders’ equity is based on the pro forma capitalization of K2 as follows:

(in thousands)
Brass Eagle common shares outstanding	7,487
Exchange ratio	0.6036

Shares of K2 common stock	4,519
Multiplied by: Assumed stock price	$16.75

Assumed value of K2 stock to be issued for Brass Eagle common shares outstanding (a)	$75,693
Outstanding Brass Eagle stock options	604
Exchange ratio	0.6036

Options to purchase shares of K2 common stock	365
Multiplied by: Fair value of stock options based on Black-Scholes estimate*	$8.27

Assumed value of K2 stock options to be issued for stock options outstanding (b)	$3,019
Assumed value of K2 stock and stock options to be issued for Brass Eagle common shares and stock options outstanding (a + b)	$78,712
Less: Historical Brass Eagle shareholders’ equity at June 30, 2003	(65,371)

Total adjustment to shareholders’ equity	$13,341

*	Black-Scholes estimate based on the following assumptions: (1) risk free interest rate of 2.70%, (2) volatility of K2 common stock of 0.478, (3) expected life of four years, (4) weighted average exercise price of $12.64 and (5) stock price at grant date of $16.75.

(2)	Preliminary pro forma adjustments were made to adjust Brass Eagle’s assets and liabilities to fair market value at June 30, 2003. The adjustments consisted of (a) increasing inventories by $1.5 million to reflect the inventory at its fair market value, net of costs of disposal and a reasonable profit for the remaining selling effort and (b) an adjustment of $0.2 million consisting of the write-off of capitalized debt costs, to reflect the debt to be assumed at its fair value which is expected to be paid off in connection with the merger.

The increase to inventory values will result in cost of goods sold being higher when the related inventories are sold in future periods after the merger is completed.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND BRASS EAGLE

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

No pro forma adjustments have been made to reflect any cost savings that could be realized as the result of the merger of the two companies.

(3)	Pro forma adjustment reflects K2’s additional amortization expense based on the identified intangible assets acquired with finite lives resulting from the merger with Rawlings on March 26, 2003.

(4)	Pro forma adjustment reflects the decrease in income tax expense as the result of the pro forma adjustment above.

(5)	Pro forma adjustments were made to the number of basic and diluted shares outstanding based on the number of shares of K2 common stock and stock options (under the treasury stock method) that were issued in connection with the merger with Rawlings on March 26, 2003 and based on the preliminary number of shares of K2 common stock and stock options (under the treasury stock method) that are expected to be issued in connection with the merger with Brass Eagle, based on the number of Brass Eagle shares of common stock and stock options outstanding at an exchange ratio of 0.6036 of a share of K2 common stock for each Brass Eagle share.

	Year ended December 31, 2002	Six Months ended June 30, 2003
Basic:
Weighted average shares of K2 common stock issued for Rawlings shares	8,804	4,402 (a)
Less: elimination of Rawlings shares	(8,117)	(8,148)

Pro forma adjustment	687	(3,746)

Shares of K2 common stock to be issued for Brass Eagle shares	4,519	4,519
Less: elimination of Brass Eagle shares	(7,189)	(7,326)

Pro forma adjustment	(2,670)	(2,807)

Diluted:
Weighted average shares of K2 common stock issued for Rawlings shares	8,804	4,402
Options to purchase K2 common stock under the treasury stock method	240	158
Less: elimination of Rawlings shares	(8,146)	(8,317)

Pro forma adjustment	898	(3,757)

Shares of K2 common stock to be issued for Brass Eagle shares	4,519	4,519
Options to purchase K2 common stock under the treasury stock method	16	28
Less: elimination of Brass Eagle shares	(7,461)	(7,581)

Pro forma adjustment	(2,926)	(3,034)

(a)	Amount represents the impact on weighted average shares for the period resulting from the issuance of approximately 8.8 million shares of K2 common stock for Rawlings shares on March 26, 2003.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF OCTOBER 22, 2003

AMONG

K2 INC.,

BRASS EAGLE INC.

AND

CABE ACQUISITION SUB, INC.

i

(Continued)

ii

(Continued)

iii

TABLE OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Company Affiliate Letter
Exhibit C	Initial Officers of Surviving Company
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Exchange Agreement
Exhibit F	Required Consents

i

TABLE OF DEFINED TERMS

Term	Cross-Reference in Agreement	Page
Acquisition	Preamble	1
affiliate	Section 8.8(a)	61
Agreement	Preamble	1
business day	Section 8.8(b)	61
capital stock	Section 8.8(c)	61
Certificate of Merger	Section 2.2	9
Certificates	Section 2.10(b)	11
Closing Date	Section 2.3	9
Closing	Section 2.3	9
Code	Preamble	1
Company 368 Opinion	Annex A	1
Company Acquisition	Section 7.3(a)	58
Company Affiliates	Section 5.11(a)	53
Company Board	Section 1.2(a)	5
Company Common Stock	Preamble	1
Company Employees	Section 5.12(a)	53
Company Financial Adviser	Section 3.22	33
Company Insider	Section 5.16	54
Company Intellectual Property	Section 3.14(b)	28
Company Permits	Section 3.10	20
Company Plans	Section 2.11(a)	13
Company	Preamble	1
Company SEC Reports	Section 3.4(a)	17
Company Securities	Section 3.2(a)	16
Company Stock Option(s)	Section 2.11(a)	13
Company Stockholder Approval	Section 3.3(a)	17
Confidentiality Agreements	Section 5.6(d)	50
Contract	Section 3.15(a)	30
Copyrights	Section 3.14(a)	27
Debentures	Section 4.2(a)	35
DGCL	Preamble	1
Disclosure Letter	Article 3	14
Dissenting Shares	Section 2.9	11
Effective Time	Section 2.2	9
Employee Plans	Section 3.11(a)	21
Environmental Claim	Section 3.12(b)	25
Environmental Laws	Section 3.12(b)	24
ERISA Affiliate	Section 3.11(a)	21
ERISA	Section 3.11(a)	21
Exchange Act	Section 1.1(a)	2
Exchange Agent	Section 2.10(a)	11
Exchange Agreement	Section 7.1(d)	57
Exchange Fund	Section 2.10(a)	11
Exchange Ratio	Section 2.8(b)	10
Expiration Date	Section 1.1(b)	3
Final Date	Section 7.1(b)	56
Financial Statements	Section 3.4(a)	18
Fully-Diluted Shares	Section 1.1(b)	2
GAAP	Section 3.1(b)	15

Table of Defined Terms

(Continued)

Term	Cross-Reference in Agreement	Page
Governmental Entity	Section 3.6	18
GUST	Section 3.11(i)	23
Hazardous Substances	Section 3.12(b)	25
HSR Act	Section 3.6	18
incentive stock options	Section 2.11(a)	14
include or including	Section 8.8(e)	61
Indemnified Liabilities	Section 5.9(a)	51
Indemnified Persons	Section 5.9(a)	51
Information Statement	Section 1.3(a)	6
Initial Expiration Date	Section 1.1(b)	3
Insured Parties	Section 5.9(c)	52
Intellectual Property	Section 3.14(a)	27
IRS	Section 3.11(a)	21
ISOs	Section 2.11(a)	14
knowledge or known	Section 8.8(d)	61
Lien	Section 8.8(f)	61
M&P Plan	Section 3.11(i)	23
Marks	Section 3.14(a)	27
Material Adverse Effect on Parent	Section 4.1(b)	34
Material Adverse Effect on the Company	Section 3.1(b)	15
Material Contract(s)	Section 3.15(a)	30
Merger Consideration	Section 2.8(a)	10
Merger	Preamble	1
Minimum Condition	Section 1.1(b)	2
Multiemployer Plan	Section 3.11(f)	23
Multiple Employer Plan	Section 3.11(f)	23
Notice of Superior Proposal	Section 5.4(d)	48
NYSE	Section 1.1(d)	4
Offer Consideration	Preamble	1
Offer Documents	Section 1.1(f)	4
Offer	Preamble	1
Other Interests	Section 3.1(c)	16
Parent 368 Opinion	Annex A	1
Parent Board	Section 3.3(a)	36
Parent Common Stock	Preamble	1
Parent Disclosure Letter	Article 4	34
Parent Financial Statements	Section 4.4	37
Parent Permits	Section 4.10	39
Parent	Preamble	1
Parent Right	Section 4.2(a)	35
Parent SEC Reports	Section 4.4	36
Parent Securities	Section 4.2(a)	35
Parent Senior Convertible Notes	Section 4.2(a)	35
Patents	Section 3.14(a)	27
Permitted Liens	Section 3.16(a)	32
person	Section 8.8(g)	62
Prospectus	Section 1.1(f)	4
S-4	Section 1.1(f)	4

Table of Defined Terms

(Continued)

Term	Cross-Reference in Agreement	Page
Schedule 14D-9	Section 1.2(b)	5
Schedule TO	Section 1.1(f)	4
SEC	Section 1.1(b)	3
Securities Act	Section 1.1(f)	4
Shares	Preamble	1
Subsidiary	Section 3.1(a)	15
Superior Proposal	Section 5.4(a)	47
Surviving Company	Section 2.1	9
Tax or Taxes	Section 3.13(a)(i)	25
Tax Return	Section 3.13(a)(ii)	25
Termination Fee	Section 7.3(a)	58
Third Party Acquisition	Section 5.4(a)	46
Third Party	Section 5.4(a)	46
Top-Up Closing	Section 1.4(c)	8
Top-Up Exercise Event	Section 1.4(b)	7
Top-Up Exercise Notice	Section 1.4(c)	8
Top-Up Notice Date	Section 1.4(c)	8
Top-Up Option	Section 1.4(a)	7
Top-Up Option Shares	Section 1.4(a)	7
Top-Up Termination Date	Section 1.4(b)	8
Trade Secrets	Section 3.14(a)	27

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of October 22, 2003, is by and among Brass Eagle Inc., a Delaware corporation (the “Company”), K2 Inc., a Delaware corporation (“Parent”), and Cabe Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition”).

RECITALS

WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each determined that the acquisition of the Company by Parent is advisable to and fair and in the best interests of their respective corporations and stockholders;

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.01 par value, of the Company (“Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) in which exchange offer each Share validly tendered and not properly withdrawn would be exchanged for a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent, together with the associated Parent Rights (as defined below) (“Parent Common Stock”), equal to the Exchange Ratio (as defined below) (such amount of shares, or any greater amount of shares, of Parent Common Stock paid per Share pursuant to the Offer, the “Offer Consideration”), on the terms and subject to the conditions provided for in this Agreement (such exchange offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”) and (b) following the consummation of the Offer, the merger of Acquisition with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law (the “DGCL”), pursuant to which Shares (other than certain shares as provided in Section 2.8 hereof) will be converted into the right to receive the Merger Consideration (as defined below) on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as the sole stockholder of Acquisition) and Acquisition have each adopted this Agreement and approved the Merger and the Offer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. Federal income tax purposes it is intended that the Offer and the Merger together qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE OFFER

Section 1.1.    The Offer.

(a)    Provided that (i) none of the events or circumstances set forth in clauses (i) through (vi) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Parent) and (ii) the Company shall have complied with its applicable obligations under Section 1.2 hereof, Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than ten (10) business days after the date hereof.

(b)    The obligation of Parent to accept for exchange, and to exchange the Offer Consideration for, Shares tendered pursuant to the Offer shall be subject only (i) to the satisfaction of the condition (the “Minimum Condition”) that, at the expiration of the Offer, there be validly tendered in accordance with the terms of the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn that number of Shares which represents more than 50% of (A) Shares then outstanding, plus (B) shares of Company Common Stock which the Company may be required to issue pursuant to Company Stock Options (as defined below) outstanding on the date hereof with an exercise or conversion price on the date hereof of less than $10.17 and which do not terminate upon consummation of the Offer under Company Plans or otherwise, to the extent such Company Stock Options would be vested or exercisable as of the date which is ninety (90) days after the scheduled Expiration Date (as defined below) (the “Fully-Diluted Shares”) and (ii) to the satisfaction (or waiver by Parent) of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any of such conditions (other than the Minimum Condition and the conditions set forth in clauses (c), (d) and (e) of the second paragraph of Annex A hereto and clauses (i)(A) and (ii) (solely to the extent such clause relates to clause (i)(A)) of Annex A hereto), to increase the consideration per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the Exchange Ratio for the Offer from that set forth herein, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be acquired in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, modifies or amends any of the conditions set forth in Annex A hereto (although such conditions may be waived as provided herein), makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, Parent may (A) extend the Offer beyond the initial scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer (the “Initial Expiration Date” or, as extended pursuant hereto, the “Expiration Date”), or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Parent’s obligation to accept for exchange, and to exchange the Offer Consideration for, Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1 and (B) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer. Each extension of the Offer pursuant to clause (A) of the preceding sentence shall not exceed the lesser of ten business days (or such longer period as the Company and Parent may agree in writing in any particular instance) or such fewer number of days that Parent reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. In addition, if, at the Expiration Date, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Parent) but the number of Shares validly tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Parent shall have the right (subject to applicable law) to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 business days after Parent’s acceptance for exchange of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Parent shall (1) give the required notice of such subsequent offering period and (2) immediately accept for exchange, and promptly exchange the Offer Consideration for, all Shares tendered and not withdrawn as of such Expiration Date. Subject to the provisions of Section 7.1, if the Minimum Condition has been satisfied, but the other conditions set forth in Annex A are not satisfied or, to the extent permitted hereby, waived by Parent or Acquisition as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, at the request of the Company, Parent will extend the Offer for a period not to exceed ten (10) business days; provided, that Parent will continue to extend the Offer beyond such ten (10) business day extension period, solely to the extent that, at the expiration of such extension period, all conditions set forth in Annex A, other than one or more of those conditions contained in clauses (b), (c) and (d) of the second paragraph of Annex A, have been satisfied or, to the extent permitted hereby, waived by Parent or Acquisition, and such conditions contained in clauses (b), (c) and (d) of the second paragraph of Annex A remain capable of being satisfied; provided further, that in no event shall the foregoing require Parent to extend the Offer beyond January 15, 2004.

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of the Expiration Date, Parent shall accept for exchange, and exchange the Offer Consideration (subject to any required withholding of taxes) for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.

(d)    No fractions of a share of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) shall, upon surrender of his or her Certificate or Certificates (as defined below), be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(e)    The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined below) will be tendered to Parent pursuant to the Offer.

(f)    As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and (ii) a registration statement on Form S-4 to register, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the “S-4”). The S-4 shall include a prospectus (the “Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include or contain as an exhibit an offer to exchange and form of the related letter of transmittal and all other ancillary Offer documents (collectively with the Prospectus, and together with all amendments, supplements and exhibits thereto and to the Prospectus, the “Offer Documents”). Parent shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide Parent with such information with respect to the Company and its directors, officers and affiliates as shall be required to be included in the Offer Documents and S-4. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to provide the Company with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Offer Documents will be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to either the Offer Documents or the Schedule 14D-9, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement to the applicable SEC filings disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of Company and the stockholders of Parent.

(g)    Notwithstanding anything herein to the contrary, Parent, the Company or Exchange Agent may withhold Offer Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

Section 1.2.    Company Actions.

(a)    The Company hereby represents and warrants that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) adopted this Agreement and approved the Offer and the Merger and (ii) resolved (subject to Section 5.4 hereof) to recommend that holders of Shares accept the Offer and tender their Shares to Parent pursuant thereto. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company’s Board of Directors described in the immediately preceding sentence.

(b)    As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. Parent shall provide the Company with such information with respect to Parent, Acquisition and their respective directors, officers and affiliates as shall be required to be included in the Schedule 14D-9 or any information statement required by Rule 14f-1 promulgated under the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to provide Parent with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Schedule 14D-9 will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(c)    The Company agrees (i) to promptly upon Parent’s request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to promptly deliver to Parent a duly executed consent of the Company’s accountants to allow Parent to include in the S-4 the Company’s financial statements and such accountants’ report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

(d)    The Company shall, at the request of Parent, promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of

Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

Section 1.3.    Stockholder Approval.

(a)    As promptly as practicable following the acquisition of Shares pursuant to the Offer, (i) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Acquisition or any of Parent’s or Acquisition’s respective subsidiaries and affiliates (including, without limitation, all Shares acquired pursuant to the Offer), or shall approve an action by written consent, in favor of the approval of the Merger and the adoption of this Agreement and (ii) if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and by-laws, in conjunction with Parent, prepare and file with the SEC an information statement (the “Information Statement”) relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to the preliminary Information Statement and cause a definitive Information Statement to be mailed to the Company’s stockholders at the earliest practicable date. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. In addition, the Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Information Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Parent shall provide the Company with such information with respect to Parent and its directors and officers as shall be required to be included in the Information Statement.

(b)    Notwithstanding the foregoing, in the event that Parent and its subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article 6 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, in accordance with Section 253 of the DGCL.

Section 1.4.    Top-Up Option.

(a)    Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable option (the “Top-Up Option”) to purchase up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, Acquisition and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least 90% of Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Consideration, payable in shares of Parent Common Stock, cash or a demand note in an amount equal to the value of the Offer Consideration.

(b)    Parent may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the occurrence of a Top-Up Termination Event (as defined below). For the purposes hereof, a “Top-Up Exercise Event” shall occur upon Parent’s acceptance for payment pursuant to the Offer (including, without limitation, any subsequent offering that Parent may elect to extend pursuant to the terms and conditions of this Agreement) of Shares constituting, together with Shares owned directly or indirectly by any other affiliates of Parent, less than 90% of the Fully-Diluted Shares, but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, (ii) there is no other applicable law, rule or regulation that would require the approval of the Company’s stockholders for the issuance of the Top-Up Shares or any such approval shall have been waived, (iii) there are sufficient Shares available for issuance under the Company’s Certificate of Incorporation or available in the treasury of the Company and (iv) any Parent Common Stock to be issued in connection with the exercise of the Top-Up Option may be issued pursuant to a valid exemption from the registration requirements of the Securities Act or any state securities laws. Upon and after the request of Parent, the Company will use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from NASDAQ as promptly as possible after any such request. For the purposes hereof, the “Top-Up Termination Date” shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten business days after the Top-Up Notice Date (as defined below), unless the Top-Up Closing shall have previously occurred.

(c)    If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice,” and the date of receipt of which notice is referred to herein as the “Top-Up Notice Date”), specifying the place for the closing of the purchase and sale of shares of Company Common Stock pursuant to the Top-Up Option (the “Top-Up Closing”) and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

(d)    At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the Company for the Offer Consideration. Payment by Parent of the purchase price for the Top-Up Option Shares may be made, at Parent’s option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company, (B) a demand note issued by Parent in customary form that is reasonably acceptable to the parties and in a principal face amount equal to the purchase price for the Top-Up Option Shares or (C) shares of Parent Common Stock. Any demand note issued pursuant to the preceding sentence shall be accompanied by a credit support arrangement reasonably acceptable to the parties hereto.

(e)    Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in Section 1.4(d).

(f)    Parent shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.4.

(g)    Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

ARTICLE 2

THE MERGER

Section 2.1.    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Company”) and the separate corporate existence of Acquisition shall cease.

Section 2.2.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the “Certificate of Merger”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 6, at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5.    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of the Surviving Company shall be amended as necessary to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read as following: “The name of the corporation is Brass Eagle Inc.” The bylaws of the Surviving Company shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

Section 2.6.    Directors.    The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such director’s successor is duly elected or appointed and qualified.

Section 2.7.    Officers.    The initial officers of the Surviving Company at the Effective Time shall be as listed on Exhibit C, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such officer’s successor is duly elected or appointed and qualified.

Section 2.8.    Conversion of Shares.

(a)    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company’s treasury, (ii) Shares held by Parent or Acquisition or (iii) the Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(f)) (collectively, the “Merger Consideration”). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as defined below). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)    The “Exchange Ratio” shall be 0.6036.

(c)    At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Company.

(d)    At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

Section 2.9.    Dissenters and Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Section 262 of the DGCL in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted as described in Section 2.8 hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.8, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any payment made to the holders of Dissenting Shares shall be made in a manner that is consistent with the representations pertaining thereto, if any, underlying the Parent 368 Opinion (as defined in Annex A) and the Company 368 Opinion(as defined in Annex A). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.10.    Exchange of Certificates.

(a)    Prior to the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article 2: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 2.8 and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares.

(b)    Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the

“Certificates”) and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.10.

(c)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)    In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

(e)    All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.10(c) or 2.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 2.

(f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the date of the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(g)    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

(h)    Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar law.

(i)    Notwithstanding anything herein to the contrary, Parent or Exchange Agent may withhold Merger Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Merger Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

Section 2.11.    Stock Options.

(a)    At the Effective Time, each outstanding option to purchase Shares (each “Company Stock Option” and, collectively, “Company Stock Options”) issued pursuant to the Company’s 1997 Stock Option Plan or any other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 2.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans.” At the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option or the applicable plan with respect thereto) as were applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options” or “ISOs”), Parent may cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined so as to comply with Section 424(a) of the Code.

(b)    As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.11 after giving effect to the Merger).

(c)    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 2.11. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 2.11.

Section 2.12.    Plan of Reorganization.    The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter previously delivered by the Company to Parent (the “Disclosure Letter”) and certified by a duly authorized officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

Section 3.1.    Organization and Qualification; Subsidiaries; Investments.

(a)    Section 3.1(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each person (as defined below) in which the Company owns, directly or indirectly, fifty percent (50%) or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a “Subsidiary”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Company. Except as set forth in Section 3.1(a) of the Disclosure Letter, all the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws or comparable governing documents, each as in full force and effect on the date hereof, of the Company and each Subsidiary. Other than as specified in Section 3.1(a) of the Disclosure Letter, the Company has no operating Subsidiaries other than those incorporated in a state of the United States.

(b)    Each of the Company and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on the Company. For purposes hereof, the term “Material Adverse Effect on the Company” means any circumstance involving, change in or effect on the Company or any Subsidiary (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings or results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the Company and the Subsidiaries, taken as a whole, excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, the Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in United States generally accepted accounting principles (“GAAP”) or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to

Material Adverse Effect on the Company or its Subsidiaries contained in this Agreement shall be deemed to refer solely to the Company and its Subsidiaries without including its ownership by Parent after the Merger.

(c)    Section 3.1(c) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each equity investment made by the Company or any Subsidiary in any person (including the percentage ownership, purchase price and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

Section 3.2.    Capitalization of the Company and Subsidiaries.

(a)    The authorized capital stock of the Company consists of Ten Million (10,000,000) Shares, of which, as of October 22, 2003, Seven Million Four Hundred Ninety Thousand Four Hundred Thirty-Nine (7,490,439) were issued and outstanding. All of the outstanding Shares are, and the Shares issuable upon exercise of the Company Stock Options, when issued in accordance with the Company Plans, would be, validly issued and fully paid, nonassessable and not subject to any preemptive rights. As of October 22, 2003, an aggregate of Five Thousand Eight Hundred Thirteen (5,813) Shares were reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan or otherwise and Five Hundred Ninety-Five Thousand Six Hundred (595,600) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares and Company Stock Options (collectively, the “Company Securities”) were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company or any Subsidiary is a party or by which it or the Company Board is bound, and, to the Company’s knowledge, there are no other agreements, voting trusts or other arrangements or understandings relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any Subsidiary. Two Hundred Seventeen Thousand Nine Hundred Eighty (217,980) Shares are issued and held by the Company in its treasury as of the date hereof. Section 3.2 of the Disclosure Letter sets forth a true and complete list of all holders of outstanding Company Stock Options, the exercise or vesting schedule, the exercise price per share and the term of each such Company Stock Option, whether such option is a nonqualified stock option or incentive stock option and any restrictions on the Company’s right to repurchase the Shares underlying the options. Except as set forth in Section 3.2 of the Disclosure Letter, none of the terms of the Company Stock Options provides for accelerated vesting or exercisability as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 3.2 of the Disclosure Letter, each outstanding Company Stock Option has an exercise price per share no less than the fair market value per Share at the time of grant of such Company Stock Option.

(b)    The Shares constitute the only class of equity securities of the Company or any Subsidiary registered or required to be registered under the Exchange Act.

Section 3.3.    Authority Relative to this Agreement; Recommendation.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the affirmative vote or written consent of the holders of a majority of the outstanding Shares of the Company’s Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the DGCL (the “Company Stockholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and (iii) resolved (subject to Section 5.4(d)) to recommend that Company’s stockholders accept the Offer, tender their Public Shares to Parent pursuant thereto and approve this Agreement.

Section 3.4.    SEC Reports; Financial Statements.

(a)    The Company has filed all required forms, reports and documents (“Company SEC Reports”) with the SEC for the period on or after January 1, 2000, and each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the “Financial Statements”) have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of the Company and the Subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

(b)    The Company has delivered to Acquisition or Parent a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that the Company presently intends to file) to agreements, documents or other instruments previously filed by the Company with the SEC.

Section 3.5.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9 or Offer Documents will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 3.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws, the Nasdaq National Market and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any filings under similar merger notification laws or regulations of foreign Governmental Entities (as defined below) and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Except as set forth in Section 3.6 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any Subsidiary; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract (as defined below) to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; (iii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract (as defined below), other than any Material Contract, to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; or (iv) violate any order, writ, injunction or decree to which the Company or a Subsidiary is subject, or any law, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets, except, in the case of the foregoing clauses (iii) and (iv), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

Section 3.7.    No Default.    Except as set forth in Section 3.7 of the Disclosure Letter, neither the Company nor any Subsidiary is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents); (ii) any Material Contract; (iii) any other Contract or obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound; or (iv) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets, except, in the case of the foregoing clauses (iii) and (iv), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default, event of default or other breach on the part of the Company or any of its Subsidiaries under any such Contract, except where such breach, default or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practices. Except as disclosed in Company SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.1, since June 30, 2003, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from June 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since June 30, 2003, there has not been a Material Adverse Effect on the Company.

Section 3.9.    Litigation.    Except as set forth in Section 3.9 of the Disclosure Letter, there are no suits, claims, actions, proceedings or, to the Company’s knowledge, investigations pending or, to the Company’s knowledge, threatened against the Company, any Subsidiary or any of their respective properties or assets before any Governmental Entity as of the date hereof that, if decided adversely to the Company or any such Subsidiary, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000). Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000).

Section 3.10.    Compliance with Applicable Law.    Except as set forth in Section 3.10 of the Disclosure Letter, each of the Company and the Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. Each of the Company and the Subsidiaries is in compliance with the terms of the Company Permits held by it, except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The businesses of the Company and the Subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. Except as set forth in Section 3.10 of the Disclosure Letter, to the Company’s knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.11.    Employee Benefit Plans; Labor Matters.

(a)    Section 3.11(a) of the Disclosure Letter lists, as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), to the extent that the Company or any ERISA Affiliate currently has or may incur liability for payments or benefits thereunder, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the “Employee Plans”). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (including, without limitation, the plan document, summary plan description or other summary, most recent actuarial report and trust or other funding arrangement, where applicable). No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.11(a) of the Disclosure Letter: (A) neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Employee Plan (other than with respect to contributions required thereunder), (B) each Employee Plan has been maintained in all respects in accordance with its terms and each Employee Plan subject to ERISA and the Code has been maintained in all respects in accordance with ERISA and the Code and (C) there has been no violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS. For each Employee Plan which has received such a determination, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “party in interest” (as defined on Section 3(14) of ERISA) of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class or individual exemption issued thereunder), respectively. With respect to any Employee Plan, (1) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the Company’s knowledge, is there a basis for any such claim and (2) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Company’s knowledge, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity, against such Employee Plan or the Company or any ERISA Affiliate.

(b)    Section 3.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate and (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of Seven Hundred Fifty Thousand ($750,000) or more and (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

(c)    Except as provided in Section 3.11(c) of the Disclosure Letter, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA Affiliate will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(d)    No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required by Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(e)    There are no controversies relating to any Employee Plan or other labor matters pending or, to the Company’s knowledge, threatened between the Company or any ERISA Affiliate and any of its employees. Except as set forth in Section 3.11(a) of the Disclosure Letter, neither the Company nor any ERISA Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, grievance, claim of unfair labor practice or labor dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and, to the knowledge of the Company and its ERISA Affiliates, there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate.

(f)    Except as set forth in Section 3.11(a) of the Disclosure Letter, neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to, any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its ERISA Affiliates has, or reasonably could be expected to have, any liability under Title IV of ERISA with respect to any other type of Employee Plan. The Company has provided to Parent a written estimate of withdrawal liability, if any, that would occur upon withdrawal from any Multiemployer Plan.

(g)    To the extent permitted by applicable law and the applicable Employee Plan, each Employee Plan (other than any stock option plan) can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(h)    To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has expressed to the Company any plan to terminate employment with the Company or any ERISA Affiliate. The Company and its ERISA Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

(i)    With respect to each master and prototype tax-qualified retirement plan (“M&P Plan”) sponsored or maintained by the Company and/or any ERISA Affiliate, the Company and any such ERISA Affiliate has, on or before the end of the 2001 plan year or such later date as permitted pursuant to applicable IRS pronouncements, either adopted or certified in writing its intent to adopt the required GUST (as defined below) amendments to each such M&P Plan, and, to the Company’s knowledge, an application for a GUST opinion letter for each such M&P Plan was filed with the IRS by the M&P Plan sponsor on or before December 31, 2000. The Company and each ERISA Affiliate has adopted or shall also adopt the GUST-approved M&P Plan by the deadline specified in IRS Announcement 2001-104 or subsequent IRS guidance. For purposes hereof, “GUST” means the statutes referenced in IRS Announcement 2001-104. With respect to any individually designed tax-qualified retirement plans sponsored or maintained by the Company or any ERISA Affiliate, the Company and each such ERISA Affiliate has adopted the required GUST amendments and submitted the plan to the IRS on or before February 28, 2002 or such later date as permitted by applicable IRS pronouncements for a favorable determination letter as to its tax qualified status.

(j)    The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any employee benefit plan or arrangements maintained in such jurisdiction in which the employees of the Company or any ERISA Affiliate participate.

(k)    The Company has no commitment, intention or understanding to create, terminate or adopt any Employee Plan that would result in any additional liability to the Company. Since the beginning of the current fiscal year of any Employee Plan, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining such Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Employee Plan.

Section 3.12.    Environmental Laws and Regulations.

(a)    Except as set forth in Section 3.12(a) of the Disclosure Letter and except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Company’s knowledge, investigation is pending or, to the knowledge of the Company or any Subsidiary, threatened by any Person against, the Company or any Subsidiary with respect to any matters relating to or arising out of any Environmental Law (as defined below); (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by the Company and each Subsidiary of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the Company and its Subsidiaries reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) to the Company’s knowledge, there has been no disposal, release or threatened release of any Hazardous Substance (as defined below) by the Company or any Subsidiary on, under, in, from or about any property currently or formerly owned or operated by the Company or any Subsidiary, or otherwise related to the operations of the Company or any Subsidiary, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; and (v) neither the Company nor any Subsidiary has assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, under any applicable Environmental Law (including, without limitation, any liability from the disposition of any of its real property). There are no governmental agreements to which the Company or any of its Subsidiaries is a party relating to human health and the environment, including, without limitation, Hazardous Substances.

(b)    For purposes of this Agreement, (i) the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions and permits relating to human health and the environment, including, without limitation, Hazardous Substances; (ii) the term “Hazardous Substances” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or polychlorinated biphenyls and, in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5; and (iii) the term “Environmental Claim” means any claim, violation or liability, by any Person relating to liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of Persons to such Hazardous Substance at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (C) otherwise relating to obligations or liabilities under any Environmental Law.

Section 3.13.    Taxes.

(a)    For purposes of this Agreement:

(i)    “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and

(ii)    “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)    (i)    Within the times and in the manner prescribed by law, the Company and its Subsidiaries (and their predecessors) have properly prepared and filed all Tax Returns required by law. All Tax Returns filed by the Company and its Subsidiaries are true, correct and complete and accurately reflect the information pertaining to the tax attributes of the Company and its Subsidiaries, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards. None of the Tax Returns filed by the Company or any of its Subsidiaries was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its Subsidiaries (and their predecessors) have complied in all material respects with all applicable laws relating to Taxes.

(ii)    (A) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable (whether or not shown on any Tax Return), respectively, and have adequately provided in accordance with GAAP in the Financial Statements included in the Company SEC Reports for all Taxes accrued through the date of such Company SEC Reports; and (B) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices.

(iii)    Neither the Company nor any of its Subsidiaries (or any predecessor thereof) (A) has filed a consent or agreement pursuant to Section 341(f) of the Code, (B) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (C) is a party to an agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which would be disallowed under Section 162(m) of the Code, (D) has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were or are not so governed or (E) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(iv)    There are and have been no (A) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Company or any Subsidiary (or their predecessors), (B) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors), (C) waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable following the date hereof or (D) grants of power of attorney to any person in effect with respect to Taxes for which the

Company or any of its Subsidiaries would be liable. The Company does not know of any basis for the assertion by a Tax authority of a Tax deficiency against the Company or any Subsidiary (or their predecessors).

(v)    Except as set forth in Section 3.13(b)(v) of the Disclosure Letter, neither the Company nor any Subsidiary (nor any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed or intended to be governed by Section 355 of the Code.

(vi)    There is currently no limitation on the utilization of tax attributes of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law).

(vii)    Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is the Company.

(viii)    Except as set forth in Section 3.13(b)(viii) of the Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Section 3.13(b)(viii) of the Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest.

(ix)    Section 3.13(b)(ix) of the Disclosure Letter sets forth, on an entity-by-entity basis, all jurisdictions outside the United States in which the Company or any Subsidiary is subject to Tax. Neither the Company nor any Subsidiary is, has been or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. No Subsidiary that is not a United States person (A) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (B) has had an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, affected by (1) the dual consolidated loss provisions of the Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

Section 3.14.    Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(b)    Section 3.14 of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all Intellectual Property owned (in whole or in part) or licensed by the Company or any

Subsidiary used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company or any Subsidiary (collectively “Company Intellectual Property”).

(c)    Each of the Company and the Subsidiaries has taken commercially reasonable steps, consistent with applicable industry standards, to protect its rights in the Company Intellectual Property and maintain the confidentiality of all of the Company Trade Secrets. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any Subsidiary to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any Subsidiary have executed such an agreement. Except as set forth in Section 3.14(c) of the Disclosure Letter, neither the Company nor any Subsidiary has disclosed, nor is the Company or any Subsidiary under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Company’s knowledge, no person has materially breached any such agreement or undertaking.

(d)    Except as set forth in Section 3.14(d) of the Disclosure Letter, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary to another person in the ordinary course of business listed under Section 3.14(g) below), and neither the Company nor any Subsidiary has received any notice or claim challenging the Company’s or any Subsidiary’s ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company’s knowledge, is there a reasonable basis for any claim that the Company or any Subsidiary does not so own or license any of such Company Intellectual Property.

(e)    To the Company’s knowledge, the Company Intellectual Property is valid, enforceable and subsisting. Neither the Company nor any Subsidiary has received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused, and, with respect to the Patents contained within the Company Intellectual Property, the Company has disclosed material prior art, of which the Company had knowledge, in the prosecution of its Patents in accordance with its obligations pursuant to 37 C.F.R. section 1.56.

(f)    Except as set forth in Section 3.14(f) of the Disclosure Letter: (i) neither the Company nor any Subsidiary has taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

(g)    Section 3.14(g)(1) of the Disclosure Letter sets forth a complete and accurate list of all agreements currently in effect granting to the Company or any Subsidiary any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in the Company’s or any Subsidiary’s operations. Section 3.14(g)(2) of the Disclosure Letter sets forth a complete and accurate list of all license agreements currently in effect under which the Company or any Subsidiary licenses or grants any other rights under any Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any Subsidiary to end user customers that have purchased or licensed products.

(h)    The Company Intellectual Property constitutes all the material Intellectual Property rights necessary for the conduct of the Company’s and the Subsidiaries’ businesses as they are currently conducted and reasonably anticipated to be conducted in the future.

(i)    To the Company’s knowledge, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and, except as set forth in Section 3.14(i) of the Disclosure Letter, neither the Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company’s knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company of such Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property. To the Company’s knowledge, no product, technology, service or publication of the Company or any Subsidiary violates any law or regulation.

(j)    To the Company’s knowledge, no employee or independent contractor of the Company or any Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company’s business as presently conducted and proposed to be conducted.

Section 3.15.    Material Contracts.

(a)    Section 3.15(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts (including, with respect to oral contracts, a description of its material terms), agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective assets and properties, is otherwise bound, as follows (each of the following, a “Material Contract” and, collectively, the “Material Contracts”):

(i)    each Contract of the Company or any Subsidiary pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was obligated to pay) more than One Million Dollars ($1,000,000) in the twelve (12) month period ended September 30, 2003 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company or any Subsidiary received in the twelve (12) month period ended September 30, 2003 or is entitled to receive thereafter more than One Million Dollars ($1,000,000);

(ii)    each Contract that requires payment by or to the Company after September 30, 2003 of more than One Million Dollars ($1,000,000) per annum;

(iii)    each Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or a Subsidiary’s business or the sale of the Company’s or any Subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted;

(iv)    any Contract that will be subject to default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceed One Million Dollars ($1,000,000), because of the transactions contemplated hereby;

(v)    each Contract between the Company or any Subsidiary and its distributors;

(vi)    each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), other than equipment leasing arrangements where the amounts involved under such Contract do not exceed Ten Thousand Dollars ($10,000);

(vii)    each partnership, joint venture, joint marketing or other similar Contract or arrangement to which the Company or any Subsidiary is a party or by which it is otherwise bound;

(viii)    each Contract granting to the Company or any Subsidiary any material right under or with respect to any Company Intellectual Property;

(ix)    each Contract under which the Company or any Subsidiary grants any material right under or with respect to any Company Intellectual Property to another person; and

(x)    each Contract that requires the Company or any Subsidiary to grant “most favored customer” pricing to any other person.

(b)    Each Material Contract is (i) a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company’s knowledge, each other person who is a party thereto and (ii) enforceable against the Company or such Subsidiary and, to the Company’s knowledge, each such other person in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default under any Material Contract. Neither the Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of the Company or any of its Subsidiaries under any such Material Contract.

(c)    Except as set forth in Section 3.15(c) of the Disclosure Letter, and other than the Material Contracts, neither the Company nor any Subsidiary has entered into, is a party to or is otherwise bound by, as of the date hereof:

(i)    any fidelity or surety bond or completion bond, except as required pursuant to Section 412 of ERISA;

(ii)    any Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for failure to meet performance or quality milestones;

(iii)    any Contract pursuant to which the Company or any Subsidiary has agreed to provide indemnification or guaranty to a third party (other than this Agreement);

(iv)    any Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business; or

(v)    any distribution, joint marketing or development Contract.

Section 3.16.    Title to Properties; Absence of Liens and Encumbrances.

(a)    The Company and each of its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law (collectively, “Permitted Liens”).

(b)    Section 3.16(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned or leased by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

(c)    The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries that are material to the functioning of the businesses of the Company and its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.

(d)    All tangible assets which are leased by the Company or any of its Subsidiaries that are material to the functioning of the businesses of the Company and its Subsidiaries have been maintained with the manufacturers’ standards and specifications required by each such lease such that, at each such termination of the lease, such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

Section 3.17.    Off Balance Sheet Liabilities.    Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 3.17 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

Section 3.18.    Promotions and Selling Arrangements.    Except as disclosed in Section 3.18 of the Disclosure Letter, since June 30, 2003 the Company has not recorded any material amount of revenues in connection with sales made pursuant to promotional programs, special selling arrangements or concessions, rights of return or otherwise, other than those maintained or conducted in the ordinary course of business consistent with past practice, or pursuant to new or amended accounting practices or interpretations.

Section 3.19.    Tax Treatment.    Neither the Company nor, to the Company’s knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

Section 3.20.    Affiliates.    Except for Charter Oak Partners and the directors and executive officers of the Company, each of whom is listed in Section 3.20 of the Disclosure Letter, there are no persons who, to the Company’s knowledge, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act.

Section 3.21.    Suppliers and Customers.    The documents and information supplied by the Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers, distributors and customers are accurate in all material respects. During the last twelve (12) months, the Company has not received any notice of termination or written threat of termination from any of the ten (10) largest suppliers or the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any Subsidiary.

Section 3.22.    Opinion of Financial Adviser.    Wachovia Capital Markets, LLC (the “Company Financial Adviser”) has delivered to the Company Board its opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

Section 3.23.    Brokers.    No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24.    Interested Party Transactions.    Section 3.24 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of any transaction, arrangement or relationship involving an amount of $60,000 or more that any director, officer or other affiliate of the Company has or has had in the last three years, directly or indirectly relating to (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services, (iii) a beneficial interest in any Contract included in Section 3.14 or 3.15 of the Disclosure Letter or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.24.

Section 3.25.    Takeover Statutes.    The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar applicable law, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Parent and Acquisition hereby represent and warrant to the Company, subject to the exceptions set forth in the Parent Disclosure Letter previously delivered by Parent to the Company (the “Parent Disclosure Letter”) and certified by a duly authorized officer of Parent (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

Section 4.1.    Organization.

(a)    Each of Parent, Acquisition and Parent’s other subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except, solely with respect to Parent’s subsidiaries other than Acquisition, where the failure to be so organized, existing or in good standing or the failure to have such power and authority, individually or in the aggregate, does not have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws, as currently in full force and effect, of Acquisition.

(b)    Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on Parent. For purposes hereof, the term “Material Adverse Effect on

Parent” means any circumstance involving, change in or effect on Parent or any of its subsidiaries (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and its subsidiaries, taken as a whole, but excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in GAAP; or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Acquisition to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent contained in this Agreement shall be deemed to refer solely to Parent and its subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger.

Section 4.2.    Capitalization of Parent and its Subsidiaries.

(a)    The authorized capital stock of Parent consists of (i) Sixty Million (60,000,000) shares of Parent Common Stock, $1.00 par value per share, of which, as of September 30, 2003, approximately Twenty Eight Million Two Hundred Seventy Thousand One Hundred Eighty (28,270,180) shares were issued and outstanding (each together with a Parent Common Stock purchase right issued pursuant to the Rights Agreement dated as of July 1, 1999 between Parent and Harris Trust Company of California (a “Parent Right”)) and (ii) Twelve Million, Five Hundred Thousand (12,500,000) shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and not subject to any preemptive rights, and all shares of Parent Common Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2003 (A) an aggregate of approximately Three Million Five Hundred Sixty-Six Thousand Eighty-Six (3,566,086) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants and under purchase plans, (B) approximately Two Million Ninety-Seven Thousand Three Hundred Sixteen (2,097,316) shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s Convertible Subordinated Debentures due 2010 (the “Debentures”), (C) approximately Seven Hundred Sixty-Seven Thousand Five Hundred Eighty-Nine (767,589) shares of Parent Common Stock were reserved for issuance upon exercise of warrants to purchase shares of Parent Common Stock and (D) approximately Five Million Seven Hundred Six Thousand Four Hundred Sixty (5,706,460) shares of Parent Common Stock are reserved for issuance upon conversion of Parent’s Senior Convertible Notes due June 15, 2010 (the “Parent Senior Convertible Notes”). Except as set forth above, as of the date hereof, there are outstanding (1) no shares of capital stock or other voting securities of Parent, (2) no securities of Parent or its subsidiaries convertible into, or exchangeable for, shares of capital stock or voting securities of Parent, (3) no options, warrants or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (4) no equity equivalent interests in the ownership or earnings of Parent or any subsidiaries of Parent or other similar rights. All of the outstanding shares of Parent Common Stock, options and warrants to purchase shares of Parent Common Stock, the Parent Senior Convertible Notes and the Debentures (collectively, “Parent Securities”) were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, other than in connection with Parent’s authorized stock repurchase program, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other arrangements or understandings to which Parent is a party or by which it or the Parent Board is bound, and, to Parent’s knowledge, there are no other agreements, voting trusts or other arrangements or understandings relating to the voting of any shares of capital stock or other voting securities of Parent. Seven Hundred Forty-Seven Thousand Two Hundred Thirty-Four (747,234) shares of Parent are issued and held by Parent in its treasury as of the date hereof.

(b)    The Parent Common Stock, the Parent Senior Convertible Notes and Parent Rights constitute the only classes of securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

Section 4.3.    Authority Relative to this Agreement.

(a)    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Acquisition and by Parent as the sole stockholder of Acquisition. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Parent’s stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

Section 4.4.    SEC Reports; Financial Statements.

(a)    Parent has filed all required forms, reports and documents with the SEC since January 1, 2000 (“Parent SEC Reports”), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly stated therein. The Parent Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of Parent and its subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

(b)    Parent has delivered to the Company a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that Parent presently intends to file) to agreements, documents or other instruments previously filed by Parent with the SEC.

Section 4.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9 or Offer Documents will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

Section 4.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws, the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

Section 4.7.    No Default.    Except as set forth in Section 4.7 of the Parent Disclosure Letter, none of Parent, Acquisition or any of Parent’s other subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its respective Certificate of Incorporation or bylaws, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition or any of Parent’s other subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as set forth in Section 4.7 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default, event of default or other breach on the part of Parent or any of its subsidiaries under any such note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, except where such breach, default or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practices. Except for transactions, arrangements and other relationships otherwise specifically identified in the

Parent Financial Statements, Section 4.8 of the Parent Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among Parent, any of its affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Parent or any of its affiliates. Except as disclosed in the Parent SEC Reports, since June 30, 2003, there has been no Material Adverse Effect on Parent.

Section 4.9.    Litigation.    Except as set forth in Section 4.9 of the Parent Disclosure Letter, there are no suits, claims, actions, proceedings or, to Parent’s knowledge, investigations, pending or, to Parent’s knowledge, threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Parent or any such subsidiary, individually or in the aggregate, would have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that, individually or in the aggregate, would result in a Material Adverse Effect on Parent.

Section 4.10.    Compliance with Applicable Law.    Each of Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”), except where failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in compliance with the terms of the Parent Permits held by it, except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. The business of Parent and its subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. To Parent’s knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending nor has any Governmental Entity indicated an intention to conduct the same.

Section 4.11.    Brokers.    No broker finder or investment banker (other than The Mercanti Group, LLC, the financial adviser to Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

Section 4.12.    No Prior Activities of Acquisition.    Acquisition was formed for the purposes of the consummation of this Agreement and the transactions contemplated hereby, and has engaged in no other business activities of any type or kind whatsoever.

Section 4.13.    Tax Treatment.    Neither Parent nor, to Parent’s knowledge, any of its affiliates has taken or agreed to take action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

Section 4.14.    Disclosure.    Parent has provided to the Company copies of all existing material contracts (as used in this Section 4.14, as that term is defined for purposes of Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act) of Parent or its subsidiaries that are not yet required to be filed, but will be filed as an exhibit to a report filed by Parent with the SEC after the date hereof. Parent has informed the

Company of each letter of intent executed by Parent or any of its subsidiaries that would likely result in a material contract of Parent.

Section 4.15.    Off Balance Sheet Liabilities    Except for transactions, arrangements and other relationships otherwise specifically identified in the Parent Financial Statements, Section 4.15 of the Parent Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among Parent, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Parent or any of its affiliates.

ARTICLE 5

COVENANTS

Section 5.1.    Conduct of Business of the Company.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will and will cause each Subsidiary to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary will:

(a)    amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document);

(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans;

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the cancellation of Company Stock Options following termination of employment with or provision of services to the Company or any Subsidiary);

(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(e)    alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any Subsidiary;

(f)    (i) incur, assume or forgive any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of the Subsidiaries incurred in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to the Subsidiaries or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary or any of the Other Interests; or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(g)    except as may be required by law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than offer letters, letter agreements and options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of the Company; (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company’s business consistent with past practice; or (iii) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice for employees other than an employee who is party to an employment agreement;

(h)    (i) acquire, sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate, other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; (iii) enter into a “development services” or other similar agreement pursuant to which the Company may purchase or otherwise acquire the services of another person, other than in the ordinary course of business consistent with past practices; (iv) acquire, sell, lease, license, transfer, encumber, enforce or otherwise dispose of any Company Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices; or (v) knowingly, willfully or wantonly infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property.

(i)    unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

(j)    revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

(k)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein; (ii) enter into any Contract that would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices; (iii) amend, modify or waive any right under any of its Material Contracts; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; (v) enter into any Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or any Subsidiary’s business or the sale of the Company’s or any Subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted; or (vi) authorize any new capital expenditure, other than as set forth in Schedule 5.1(k) of the Disclosure Letter, up to an aggregate amount equal to Seven Hundred Fifty Thousand Dollars ($750,000);

(l)    make or rescind any express or deemed election relating to Taxes, settle or compromise any Tax liability, enter into any closing or other agreement with any Tax authority, file or cause to be filed any amended Tax Return, file or cause to be filed claim for refund of Taxes previously paid or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(m)    fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, take any position, make any election or adopt any method on such Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law, or fail to pay any Taxes when due;

(n)    (i) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would require the payment by the Company or any Subsidiary of damages in excess of Two Hundred Fifty Thousand Dollars ($250,000), unless such settlement or compromise is fully covered by an insurance policy of the Company or a Subsidiary (other than with respect to any deductible), or involves any equitable relief or (ii) suffer to exist any suit, claim, action, proceeding or investigation against the Company, any Subsidiary or any of their respective properties or assets that, if decided adversely to the Company or any such Subsidiary, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000), other than such claims, actions, proceedings or investigations that are (A) fully covered by insurance policies in favor of the Company and the Subsidiaries (other than with respect to any deductible) or (B) determined to be without merit by counsel mutually acceptable to Parent and the Company;

(o)    knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market;

(p)    take any action that results in the acceleration of vesting of any Company Stock Option, except as may be required pursuant to any agreement in effect as of the date hereof;

(q)    allow any insurance policy to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(r)    take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

(s)    take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(r) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

Notwithstanding the foregoing and any other provision of this Agreement, neither Parent nor Acquisition shall have the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2.    Conduct of Business of Parent.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall and shall cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current key officers and key employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

(a)    amend its Certificate or Articles of Incorporation (other than to increase the number of authorized shares of Parent Common Stock) or bylaws (or other similar governing document);

(b)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any subsidiary of Parent (other than the repurchase of restricted stock and cancellation of securities following termination of employment with or provision of services to Parent or any of its subsidiaries);

(c)    knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

(d)    adopt or propose to adopt any amendments to its charter documents that would materially impair or adversely effect the ability of Parent to consummate the transactions contemplated by this Agreement;

(e)    adopt a plan of complete or partial liquidation or dissolution;

(f)    take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code; or

(g)    (i) incur or assume any long-term or short-term debt or issue any debt securities in an amount in excess of One Hundred Million Dollars ($100,000,000), except for (A) borrowings under existing lines of credit in the ordinary course of business consistent with past practices, (B) borrowings, including refinancings of existing indebtedness of Parent and its subsidiaries, in the amounts described in Section 5.2(g) of the Parent Disclosure Letter on terms not materially less favorable to Parent than the terms described in Section 5.2(g) of the Parent Disclosure Letter or (C) trade payables arising in the ordinary course of business consistent with past practices; or (ii) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except to secure indebtedness permitted under clause (i) of this Section 5.2(g);

(h)    sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of Fifty Million Dollars ($50,000,000) in the aggregate, other than (i) sales or licenses of its products in the ordinary course of business consistent with past practices and (ii) sales of assets or properties described in Section 5.2(i) of the Parent Disclosure Letter;

(i)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights), except for issuances of Parent Common Stock or securities convertible into shares of Parent Common Stock totaling, in the aggregate, not more than 10% of the total number of shares of Parent Common Stock outstanding on the date hereof;

(j)    unless required by a change in applicable law or GAAP, change any of the accounting principles, practices or methods used by it;

(k)    take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(j) or any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect.

Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not have the right to control or direct Parent’s operations. Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3.    Preparation of S-4.

(a)    As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the S-4. Parent shall use its best efforts to have the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Offer and the Merger and any other transactions contemplated thereby. Parent shall, as promptly as practicable after receipt thereof, provide the Company copies of any written comments, and advise the Company of any oral comments or communications regarding the S-4 received from the SEC. Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing the same with the SEC, and Parent will promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the S-4 shall be made by Parent without the approval of the Company, which approval shall not be unreasonably withheld or delayed; provided, however that with respect to documents filed by Parent which are incorporated by reference in the S-4, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the Company or its business, financial condition or results of operations. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and upon the exercise of Company Stock Options and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required in connection with the Offer and the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto; provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

(b)    Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the S-4. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(c)    If at any time prior to the Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to the S-4 so that such the S-4 would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of Company and the stockholders of Parent.

Section 5.4.    Other Potential Acquirers.

(a)    For purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition by any person (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (a “Third Party”) of any portion of the assets of the Company and the Subsidiaries, taken as a whole, representing fifteen percent (15%) of more of the aggregate fair market value of the Company’s business immediately prior to such acquisition, other than the sale or license of products in the ordinary course of business consistent with past practices; (ii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (whether in cash or other property); (iv) the repurchase by the Company or any Subsidiary of more than ten percent (10%) of the outstanding Shares; or (v) the acquisition by the Company or any Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets is equal to or greater than fifteen percent (15%) of the annual revenues or assets of the Company and the Subsidiaries, taken as a whole, for and at the twelve (12) month period ended September 30, 2003. For purposes of this Agreement, “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, for consideration consisting of cash and/or securities, eighty percent (80%) or more of the Shares then outstanding or eighty percent (80%) or more of the fair market value of the assets of the Company and its Subsidiaries, and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger.

(b)    The Company agrees that it and its affiliates and their respective officers, directors and employees shall, and that it shall direct its investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing activities, discussions or negotiations with any other persons with respect to any possible Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives and agents to, directly or indirectly, (A) encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a Third Party Acquisition; (B) participate in or initiate any discussions or negotiations regarding, or provide any non-public information with respect to, the Company or any Subsidiary or their respective businesses, assets or properties (other than Parent and Acquisition or any designees of Parent and Acquisition) in connection with, or take any other action to knowingly facilitate, any Third Party Acquisition or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition; or (C) enter into any agreement with respect to any Third Party Acquisition. Notwithstanding the foregoing, nothing in this Section 5.4 or any other provision of this Agreement shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited, bona fide written proposal for a Third Party Acquisition, if and to the extent that (1) the Company Board, by a majority vote, determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would be reasonably likely to constitute or result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable law, (2) the Company Board, by a majority vote, reasonably determines in good faith that such proposal for a Third Party Acquisition constitutes or is reasonably likely to result in a Superior Proposal which, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (3) prior to taking such action, (x) the Company provides one (1) business day prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreements.

(c)    The Company shall promptly (but in no case later than twenty-four (24) hours after receipt) notify Parent if the Company, any Subsidiary or any of their respective officers or other employees, directors, investment bankers, attorneys, accountants or other representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition or request for nonpublic information by any person who is making, or who has indicated that it is considering making, a proposal for a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person submitting such proposal. The Company shall provide Parent with a copy of any written proposal for a Third Party Acquisition or amendments or supplements thereto, and shall thereafter promptly provide to Parent such information as is reasonably necessary to keep Parent informed of the status of any inquiries, discussions or negotiations with such person proposing the Third Party Acquisition, and any material changes to the terms and conditions of such proposal for a Third Party Acquisition, and shall promptly provide to Parent a copy of any information delivered to such person which has not previously been made available to Parent.

(d)    Except as set forth in this Section 5.4(d), the Company Board shall not withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, or propose to withdraw or modify, in a manner adverse to Parent, such recommendation or approve or recommend any Third Party Acquisition. Notwithstanding the foregoing, prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, if (i) the Company receives an unsolicited bona fide written proposal for a Third Party Acquisition that the Company Board, by a majority vote, reasonably determines in good faith constitutes a Superior Proposal which, if accepted, is likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (ii) the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would be reasonably likely to constitute or result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable law,, the Company Board may withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby or recommend a Superior Proposal, but in each case only (A) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (a “Notice of Superior Proposal”) and (B) if Parent does not, within three (3) business days after Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial adviser of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 7.1 and the Company has paid all amounts due to Parent pursuant to Section 7.3.

(e)    Notwithstanding anything to the contrary herein, any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement; provided that, other than as required by applicable law, such disclosure states that no action will be taken by the Company Board in violation of Section 5.4(d).

(f)    Except as provided in Article 7, nothing in this Section 5.4 shall permit the Company to terminate this Agreement or affect any other obligations of the Company under this Agreement.

Section 5.5.    Stock Exchange Listing.    Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the issuance of such shares pursuant to the Offer or the Effective Time, as the case may be.

Section 5.6.    Access to Information.

(a)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries as Parent may reasonably require, and will cause its officers and those of the Subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated and appropriate officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company, taking into account the nature of the transactions contemplated by this Agreement.

(b)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with October 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(c)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall furnish to the Company (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with October 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

(d)    Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of those certain Confidentiality Agreements, dated January 31, 2003 and October 8, 2003, respectively, between the Company and Parent (the “Confidentiality Agreements”). Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transactions contemplated by this Agreement. Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 5.7.    Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Offer Materials, the Schedule 14D-9 and the S-4 and any amendments thereto and any filings that may be required under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Offer or the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. The Company agrees to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.8.    Public Announcements.    Each of Parent and the Company will consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable law or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent or the Company, as the case may be, or (b) following a change, if any, of the Company Board’s recommendation of the Merger (solely in accordance with Section 5.4(d)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

Section 5.9.    Indemnification and Directors’ and Officers’ Insurance.

(a)    After the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Certificate of Incorporation or bylaws as presently in effect. Parent shall cause the Certificate of Incorporation and bylaws of the Surviving Company to maintain in effect, for a period of six (6) years after the Effective Time, the current provisions contained in the Certificate of Incorporation and bylaws of the Company regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

(b)    From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company’s Certificate of Incorporation or bylaws as in effect on the date hereof.

(c)    For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Company to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

(d)    The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Company to merge or consolidate with any other person unless the Surviving Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.9.

Section 5.10.    Notification of Certain Matters.    The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11.    Affiliates.

(a)    The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act (“Company Affiliates”), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B.

(b)    Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

Section 5.12.    Employee Benefits.

(a)    Parent agrees that, from and after the Effective Time, except as explicitly provided herein, Parent shall assume and honor all employee benefit plans, agreements and programs of the Company in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law; provided that, in lieu of any benefits under Company benefit plans and programs, Parent may provide employees of the Company and the Subsidiaries immediately before the Effective Time (other than any employees subject to collective bargaining agreements) and who continue to be employed by Parent or a Parent Subsidiary after the Effective Time (the “Company Employees”) with employee benefits under Parent’s employee benefit plans and programs pursuant to the terms thereof. The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular employee benefit plan or program to the extent permitted by its terms as in effect immediately before the Effective Time or as otherwise permitted by applicable law.

(b)    The provisions of this Section 5.12 are not intended to create rights of third party beneficiaries.

Section 5.13.    Employee Stock Purchase Plan.    Parent agrees that upon termination of the Company’s 1997 Stock Option Plan, the employees of the Company who become employees of Parent or any of its subsidiaries may participate in Parent’s 1999 Long-Term Incentive Plan, subject to the terms and conditions of

Parent’s 1999 Long-Term Incentive Plan, and that service with the Company shall be treated as service with Parent for determining eligibility and vesting of the Company’s employees under Parent’s 1999 Long-Term Incentive Plan.

Section 5.14.    Deferred Compensation Plan.    The Company agrees to adopt resolutions to cause the transactions contemplated hereby not to be deemed a “Change in Control” pursuant to the Company’s Deferred Compensation Plan and to cause the Deferred Compensation Plan to continue unchanged following the Effective Time, and the Company agrees to take such other actions as may be necessary under such plan to take the foregoing actions. The Company shall provide to Parent evidence that the Company Board has adopted such resolutions or taken other action to effect the foregoing (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Expiration Date, but contingent on the consummation of the Offer.

Section 5.15.    Tax-Free Reorganization.    Each of Parent and Company shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected to render the Parent 368 Opinion) and Thompson Hine LLP (or such other counsel that has been selected to render the Company 368 Opinion) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent 368 Opinion or Company 368 Opinion, as the case may be. Each of Parent and Company agrees to use commercially reasonable efforts to obtain the Parent 368 Opinion or the Company 368 Opinion, as the case may be, and to cause the conditions relating to the receipt of such opinions that are set forth in Annex A and Section 6.1(f) to be satisfied.

Section 5.16.    Section 16 Matters.    Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of Company Options held by Company Insiders pursuant to this Agreement and the receipt by Company Insiders of Parent Common Stock in exchange for Shares pursuant to the Merger, shall be exempt transactions for purposes of Section 16 of the Exchange Act. For purposes of this Section 5.16, a “Company Insider” is any officer or director of the Company, or any beneficial holder of more than 10% of the Shares, who may become a covered person for purposes of Section 16 of the Exchange Act of Parent, if any.

Section 5.17.    Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

Section 5.18.    Real Estate Option.    The Company shall cause Challenge Park Xtreme, LLC to exercise its option to purchase “Parcel C” on or before December 1, 2003, and make any required payment in a timely fashion, pursuant to the terms of that certain Option Agreement, dated as of November 3, 1999, by and between Weitendorf Enterprises, Inc. and Challenge Park Xtreme, LLC.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1.    Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    this Agreement shall have been duly adopted by the requisite vote or written consent of the stockholders of the Company, if and to the extent required by applicable law, in order to consummate the Merger;

(b)    no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

(c)    any waiting period applicable to the Merger under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired;

(d)    the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or “blue sky” permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger;

(e)    the Parent Common Stock shall be listed for trading on the NYSE and the Parent Common Stock to be issued in the Offer or the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options shall have been approved for listing on the NYSE;

(f)    Parent shall have purchased Shares pursuant to the Offer; and

(g)    Neither the Parent 368 Opinion nor the Company 368 Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent 368 Opinion or the Company from relying on the Company 368 Opinion; provided that this condition may be waived by Parent solely with respect to the Parent 368 Opinion or by the Company solely with respect to the Company 368 Opinion.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

Section 7.1.    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders:

(a)    by mutual written consent of Parent, Acquisition and the Company;

(b)    by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent in accordance with Section 1.1 hereof) without any Shares being purchased therein, provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Parent failed to purchase Shares in the Offer; or (iii) the purchase of Shares pursuant to the Offer has not been consummated by six (6) months from the date hereof (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the purchase of Shares pursuant to the Offer or the Effective Time, as applicable, shall not have occurred on or before the Final Date;

(c)    by the Company if (i) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of Parent contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by Parent or Acquisition of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on Parent or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured) within twenty (20) business days after notice by the Company thereof; provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this clause (iii) if Parent shall have failed to commence the Offer prior to such date due to the material breach of this Agreement by the Company; (iv) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent; (v) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (A) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.4 hereof, including the notice provisions therein and (B) the Company has paid all amounts due to Parent pursuant to Section 7.3; (vi) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the average of the closing prices for Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten (10) consecutive trading days ending not later than two (2) trading days prior to the Expiration Date (giving effect to any extension of the Offer, but not to any subsequent offer pursuant to Section 1.1) is less than $12.64; provided, that such termination right must be exercised within two (2) trading days following the expiration of such ten (10) consecutive trading days; or (vii) Parent shall have consummated a merger or consolidation in which Parent is not the surviving corporation or Parent shall have consummated a sale of all or substantially all of its assets.

(d)    by Parent and Acquisition if (i) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by the Company of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on the Company or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof; provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board shall have submitted or recommended to the Company’s stockholders a Superior Proposal; (iv) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger, fails to include its recommendation of this Agreement and the Merger in the Schedule 14D-9 or fails to reconfirm its recommendation of this Agreement, the Offer and the Merger (including publicly, if requested) within three (3) business days after a reasonable request by Parent for such reconfirmation; (v) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company Board fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; (vi) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, the Company shall have breached its obligations under Section 5.4; (vii) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, Charter Oak Partners shall be in breach of its obligations pursuant to the Exchange Agreement executed by Charter Oak Partners and attached hereto as Exhibit E (the “Exchange Agreement“); (viii) due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that Parent may not terminate this Agreement pursuant to this clause (viii) if Parent’s failure to fulfill any of its obligations under this Agreement shall have been the reason that Parent failed to commence the Offer; or (ix) prior to Parent’s acceptance of Shares for exchange pursuant to the Offer, there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 7.2.    Effect of Termination.    Upon the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Sections 5.6(c) and 7.3, and all of Article 8, except for Section 8.10. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.3.    Fees and Expenses.

(a)    If this Agreement is terminated pursuant to:

(i)    Section 7.1(c)(v), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or 7.1(d)(vi); or

(ii)    Section 7.1(d)(i) or (ii) as a result of a willful breach by the Company and, within twelve (12) months thereafter, (A) the Company enters into an agreement with respect to a Company Acquisition or (B) a transaction constituting a Company Acquisition occurs;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Three Million Seven Hundred Thousand Dollars ($3,700,000) as liquidated damages immediately upon the occurrence of the event described in this Section 7.3(a) giving rise to such damages (the “Termination Fee”). Except for claims or causes of action based on fraud, in the event that the Termination Fee is paid as required herein, such Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither Parent nor Acquisition nor their stockholders shall be entitled to any further or other rights, claims or remedies. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(b)    For purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition by the Company or any material Subsidiary of assets representing in excess of twenty-five percent (25%) of the aggregate fair market value of the business of the Company and the Subsidiaries, taken as a whole, immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of twenty percent (20%) of the voting power of the then outstanding shares of capital stock of the Company.

(c)    Except as provided in this Section 7.3, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that fees and expenses incurred in connection with (i) the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the S-4 and (ii) any filings required under the HSR Act and similar foreign merger notification laws shall be shared equally by the Company and Parent.

Section 7.4.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition. This Agreement (including the Disclosure Letter and the Parent Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.5.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

MISCELLANEOUS

Section 8.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms.

Section 8.2.    Entire Agreement; Assignment.    This Agreement (including the Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Annex hereto) and the Confidentiality Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

Section 8.3.    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 8.4.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition:	K2 Inc. 2051 Palomar Airport Road Carlsbad, CA 92009 Telecopier: (760) 494-1099 Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-7520 Attention: Andrew E. Bogen Bradford P. Weirick

if to the Company to:	Brass Eagle Inc. 1201 SE 30th Street Bentonville, AK 72712 Telecopier: (479) 464-8701 Attention: Chief Executive Officer

with a copy to:	Thompson Hine LLP 3900 Key Center - 127 Public Square Cleveland, Ohio 44114-1291 Telecopier: (216) 556-5800 Attention: Craig R. Martahus

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 8.6.    Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

Section 8.7.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 5.9 and 8.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8.    Certain Definitions.    For the purposes of this Agreement the term:

(a)    “affiliate” means (except as otherwise provided in Sections 3.20 and 5.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)    “business day” means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NYSE is closed;

(c)    “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d)    “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

(e)    “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(f)    “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and, with respect to the Company, disclosed in Section 3.13(b) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and

(g)    “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

Section 8.9.    No Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.10.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 7.3(a) it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 8.11.    Counterparts.    This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.12.    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.13.    Waiver of Jury Trial.    Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

K2 INC.

By:	/s/ MONTE H. BAIER
Name:	Monte H. Baier
Title:	Vice President and General Counsel

BRASS EAGLE INC.

By:	/s/ E. LYNN SCOTT
Name:	E. Lynn Scott
Title:	President, Chief Executive Officer and Director

CABE ACQUISITION SUB, INC.

By:	/s/ MONTE H. BAIER
Name:	Monte H. Baier
Title:	Vice President and General Counsel

ANNEX A

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term “the Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (a) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (c) the S-4 shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (d) the shares of Parent Common Stock issuable in exchange for Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for listing on the New York Stock Exchange (subject to official notice of issuance), (e) the Company shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Thompson Hine LLP (or other nationally recognized tax counsel reasonably acceptable to the Company) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company 368 Opinion; provided that such condition may be waived by the Company in its sole discretion, (f) Parent shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to Parent) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Parent 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent 368 Opinion, (g) Parent shall not have received a Non-Competition Agreement from Charter Oak Partners executed in the form attached hereto as Exhibit D, (h) Charter Oak Partners shall have breached any of its obligations pursuant to the Exchange Agreement, (i) the Company shall not have taken the actions required of the Company by Section 5.14 of the Agreement, (j) Parent shall not have received copies of the consents provided on Exhibit F to the Agreement or (k) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

(i)    there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Entity that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the Offer by Parent, the acceptance for payment, payment for or purchase of some or all of the Shares by Parent or the consummation of the transactions contemplated by the Agreement, (B) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of 100% of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, or, as a result of the transactions contemplated by the Agreement, of Parent and its subsidiaries, (D) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the transactions contemplated by the Agreement, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company and its Subsidiaries, or of Parent and its subsidiaries or (E) imposes damages on Parent, the

Company or any of their respective affiliates as a result of the transactions contemplated by the Agreements in amounts that are material with respect to such transactions;

(ii)    there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Entity applicable to (A) Parent, the Company or any of their respective affiliates or (B) the transactions contemplated by the Agreement (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above;

(iii)    (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company or (B) (1) the representations and warranties of the Company set forth in the Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date) or (2) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it and the Company has not cured such breach (if capable of being cured);

(iv)    the Board of Directors of the Company shall have withdrawn or modified, in any manner (other than non-substantive modifications), its approval or recommendation of the Offer or the Merger;

(v)    there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of Parent, materially affects Parent, the Company, Parent’s ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi)    the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions or may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent (except as provided in Section 1.1 of the Agreement). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be promptly returned to the tendering stockholders.

ANNEX B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

OFFICERS OF K2 AND CABE ACQUISITION SUB, INC.

1.    K2

Information concerning the directors and executive officers of K2 Inc. is included in its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2003 and incorporated herein by reference. See “Additional Information—Where You Can Find Additional Information” on page 78.

In addition to the information incorporated by reference from K2’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2003, Mr. Richard J. Heckmann became a director of MPS Group, Inc. on April 28, 2003, and served as a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Stewart M. Kasen has served as a director of S&K Famous Brands, Inc. since March 2002 and served as a director of The Elder-Beerman Stores Corp. from 1997 through 2000 and O’Sullivan Industries Holdings, Inc. from August 1996 through 1999. Mr. Alfred E. Osborne has been Senior Associate Dean of the Anderson Graduate School of Management at the University of California at Los Angeles since July 2003 and Mr. Dan Quayle is no longer a director of Standard Companies Inc. or The Telluride Foundation.

The following table sets forth, to the best of our knowledge, for each executive officer of K2 who is not also a director, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. To the best of our knowledge, all of the persons listed below are citizens of the United States of America with the exception of Mr. Marcovitch, who is a citizen of Canada. During the past five years, to the best of our knowledge, none of the executive officers of K2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each executive officer is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, California 92009.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
J. Wayne Merck	43	Mr. Merck has been Executive Vice President and Chief Operating Officer of K2 Inc. since October 2002. Prior to that, he was Executive Vice President of Operations of K2 Inc. from July 2000. He served as Vice President of K2 Inc. from January 1996 and President of Shakespeare Composites & Electronics, a division of Shakespeare Company, LLC (“Shakespeare”) since June 1996. Mr. Merck served as President of K2 Inc.’s former business, Anthony Pools, from February 1994 to June 1996.

John J. Rangel	49	Mr. Rangel, a CPA, has been Senior Vice President and Chief Financial Officer of K2 Inc. since April 2003. Prior to that, he served as Senior Vice President-Finance of K2 Inc. since 1988.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

Dudley W. Mendenhall	49	Mr. Mendenhall is Senior Vice President—Finance of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Managing Director of Ernst & Young’s west coast Corporate Finance Group from March 2001. From January 1990 through March 2001, Mr. Mendenhall held a number of executive positions at Banc of America: from January 1996 to March 2001, as Managing Director and Group Head of the entertainment and media industry group in Los Angeles and New York; from June 1993 to December 1995, as Managing Director of Corporate Finance Group; and from January 1990 to June 1993, as Managing Director of the Leverage Finance Group.

Monte H. Baier	35	Mr. Baier is Vice President, General Counsel and Secretary of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Assistant General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

David G. Cook	65	Mr. Cook has been President of Stearns Inc., an indirect wholly-owned subsidiary of K2 Inc., since 1982. In addition, Mr. Cook was President of Shakespeare Fishing Tackle, a division of Shakespeare, from 1989 to 1995 and President of Shakespeare Ltd. (Hong Kong), an indirect wholly-owned subsidiary of K2 Inc., from 1991 to 1997.

David H. Herzberg	60	Mr. Herzberg has been President of Shakespeare Industrial Products Group, a division of Shakespeare, since July 2000. Prior to this, he was President of Shakespeare Monofilament, a division of Shakespeare, since 1985.

Scott M. Hogsett	50	Mr. Hogsett has been President of Shakespeare Fishing Tackle, a division of Shakespeare, since October 2002. Prior to that time, he served as General Manager of Shakespeare from 1998 to October 2002.

Robert F. Marcovitch	47	Mr. Marcovitch is President of K-2 Corporation, a wholly-owned subsidiary of K2 Inc. and doing business as K2 Sports. Prior to January 2003, he was President of K2 Corporation of Canada, a wholly-owned subsidiary of K2 Inc., from November 1999. Prior to that, Mr. Marcovitch was President and Chief Executive Officer of Ride, Inc., a designer, manufacturer and distributor of snowboard products and accessories, since June 1998 at which time Ride was acquired by K2 Inc.

Robert M. Parish	38	Mr. Parish is President of Rawlings Sporting Goods Company, Inc., a wholly-owned subsidiary of K2 Inc. Prior to joining Rawlings in September 2003, Robert Parish served as president and chief executive officer of Worth, Inc. since 1995. Worth Inc., a leading manufacturer and supplier of baseball and softball equipment to the sporting goods industry, was acquired by K2 Inc. in September 2003.

David Y. Satoda	38	Mr. Satoda has been a Vice President of K2 Inc. since May 2001 and prior that was Director of Taxes since August 2000. Prior to joining K2 Inc., he was a Senior Manager with Ernst & Young LLP, an international auditing and consulting firm for more than five years previous to that.

Diana Crawford	35	Ms. Crawford has been Corporate Controller of K2 Inc. since July 1999. She was Secretary from December 2000 through May 2003. Prior to joining K2, she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manger with Ernst & Young LLP, an international auditing and consulting firm, from 1990 to 1996.

2.    Cabe Acquisition Sub, Inc.

The following table sets forth, to the best of our knowledge, for each executive officer and director of Cabe Acquisition Sub, Inc., his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of Cabe Acquisition Sub, Inc. have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, California 92009.

Directors (Including Executive Officers Who Are Directors)

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
Richard J. Heckmann	59	Mr. Heckmann has been President and director of Cabe Acquisition Sub since October 2003. Mr. Heckmann has been Chief Executive Officer of K2 since October 2002 and Chairman of the Board of K2 since April 2000. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and Chairman of the board of Tower Scientific Corporation. Mr. Heckmann is also a director of MPS Group, Inc. and was a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann is also Chairman of the Listed Company Advisory Committee of the New York Stock Exchange.

John J. Rangel	49	Mr. Rangel has been Vice President, Chief Financial Officer and director of Cabe Acquisition Sub since October 2003. Mr. Rangel, a CPA, has been Senior Vice President and Chief Financial Officer of K2 Inc. since April 2003. Prior to that, he served as Senior Vice President-Finance of K2 Inc. since 1988.

Monte H. Baier	35	Mr. Baier has been Vice President, General Counsel and director of Cabe Acquisition Sub since October 2003. Mr. Baier is Vice President, General Counsel and Secretary of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Assistant General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

Executive Officers (Excluding Executive Officers Who Are Directors)

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
David Y. Satoda	38	Mr. Satoda has been Vice President, Tax of Cabe Acquisition Sub since October 2003. Mr. Satoda has been a Vice President of K2 Inc. since May 2001 and prior that was Director of Taxes since August 2000. Prior to joining K2 Inc., he was a Senior Manager with Ernst & Young LLP, an international auditing and consulting firm for more than five years previous to that.

Diana C. Crawford	35	Ms. Crawford has been Secretary of Cabe Acquisition Sub since October 2003. Ms. Crawford has been Corporate Controller of K2 Inc. since July 1999. She was Secretary from December 2000 through May 2003. Prior to joining K2, she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manger with Ernst & Young LLP, an international auditing and consulting firm, from 1990 to 1996.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

BRASS EAGLE’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2002

ANNEX D

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 0-23385

BRASS EAGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0578572
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification Number)

1201 SE 30th Street, Bentonville, Arkansas	72712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(479) 464-8700

Securities registered pursuant to Section 12(b) of the Act

NONE

Securities registered pursuant to Section 12(g) of the Act

Common Stock

$.01 par value per share

(Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2.    Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common equity held by nonaffiliates of the registrant was $25,786,984 at February 14, 2003. 7,309,834 shares of the registrant’s common stock were outstanding as of February 14, 2003.

Documents Incorporated By Reference

Portions of the Proxy Statement for the May 13, 2003, Annual Meeting of Shareholders of the Company (the “2003 Proxy Statement”) are incorporated by reference into Part III of this report.

BRASS EAGLE INC.

Special Note Regarding Forward-Looking Statements

Certain statements in this filing and in other filings by Brass Eagle with the Securities and Exchange Commission and in press releases, presentations by Brass Eagle or its management and oral statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding Brass Eagle’s financial position, results of operations, market position, product development, regulatory matters, growth opportunities and growth rates, acquisition and divestiture opportunities, and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, projects, believes, seeks, estimates, should, will and variations of these words and similar expressions, are intended to identify these forward-looking statements. The statements are not statements of historical fact. Rather, they are based on Brass Eagle’s estimates, assumptions, projections and current expectations, and are not guarantees of future performance. Brass Eagle disclaims any obligation to update or revise any forward-looking statement based upon the occurrence of future events, the receipt of new information, or otherwise. The forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Brass Eagle to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause Brass Eagle’s actual results to differ materially from the results, projections and expectations expressed in the forward-looking statements include the following possibilities:

(1)    The intensification of price competition, the entry of new competitors or the introduction of new products by new or existing competitors,

(2)    Failure to maintain relationships with mass merchandisers,

(3)    Inability to carry out marketing and sales plans or to integrate acquired businesses,

(4)    A decline in the rate of growth of participation in the sport of paintball,

(5)    General economic and business conditions which are less favorable than expected or which improve at a slower rate than expected,

(6)    Failure to maintain credit facilities on satisfactory terms to comply with credit facility covenants and required ratios,

(7)    The increased risk during economic downturns that Brass Eagle’s customers may declare bankruptcy or experience payment difficulties,

(8)    Decreases in customer spending levels due to general economic conditions or other factors affecting their volume of business, and

(9)    Increased cost of goods purchased or increased production or freight and tariff costs.

BRASS EAGLE INC.

PART I

ITEM 1:    BUSINESS

General

Brass Eagle, including its predecessor organizations, has manufactured air-powered guns for over 100 years. Brass Eagle, operating as Daisy Manufacturing Company, Inc., began manufacturing paintball markers as a device to mark trees and cattle for commercial purposes in the early 1970s. Daisy manufactured paintball markers under contract for the Nelson Paint Company and remained active in this market until 1993. In 1993, Daisy began manufacturing, marketing and distributing paintball products for sports and recreational use under a royalty arrangement with Brass Eagle, Inc., a Mississauga, Ontario, Canada company (“BEI”). In October 1995, Daisy purchased certain assets, patents, and trademarks, including the Brass Eagle name, from BEI. In September 1997, Daisy changed its name to Brass Eagle Inc. Pursuant to a corporate reorganization effected November 24, 1997, Brass Eagle transferred all of its non-paintball related assets, operations, and liabilities to a newly created subsidiary, Daisy Manufacturing Company, all the stock of which was spun-off to existing Brass Eagle shareholders.

Brass Eagle believes that it is a worldwide leader in the design, manufacture, marketing, and distribution of paintball products, including paintball markers, paintballs, and accessories. Based on market data, compiled in part by Brass Eagle, and management’s industry knowledge, Brass Eagle believes it is the only manufacturer with a full line of products that addresses step-by-step price points for beginner, recreational, and competition level paintball participants, and that it is the primary manufacturer to offer paintball products to consumers through easily accessible channels such as mass merchandisers and major sporting goods retailers. As a result of these initiatives, Brass Eagle provides a large consumer base with high quality paintball products and accessories that sell for substantially less than those of its competitors. Based on this market analysis and industry knowledge, Brass Eagle believes that these advances have significantly broadened the paintball industry’s consumer base, increased the overall number of paintball participants, and heightened the general awareness of and excitement for the sport.

Approximately 85% of Brass Eagle’s sales are to national and regional mass merchandisers, such as Wal-Mart and K-Mart, and major sporting goods retailers, such as The Sports Authority and Dick’s Clothing and Sporting Goods. Wal-Mart accounted for over 10% of Brass Eagle’s sales in 2002. Brass Eagle’s products are also sold through sporting goods distributors, specialty distributors of paintball products, and paintball specialty shops. Sales of Brass Eagle’s products reflect, in part, a seasonality of market demand. In fiscal 2002, approximately 55% of Brass Eagle’s net sales occurred during the six months ended December 31, 2002. Quarterly results may vary from year to year due to the timing of new product introductions, major customer shipments, inventory holdings of significant customers, adverse weather conditions and sales mix of products sold. Accordingly, comparisons of quarterly information of Brass Eagle’s results of operations may not be indicative of Brass Eagle’s ongoing performance.

On June 30, 2000 Brass Eagle acquired the assets of JT USA, LP of Chula Vista, California, through its subsidiary JT USA Inc. JT USA Inc. is a leading manufacturer of protective accessories and apparel for the paintball industry. The JT USA Inc. product line, regarded as the benchmark in the industry, includes masks, goggles, active and casual apparel and protective gear primarily distributed through traditional paintball retailers.

JT USA Inc. continues to manufacture its core line of products under the JT label as well as producing masks and accessory products for Brass Eagle. JT USA Inc. retains its headquarters and manufacturing facility in California.

Brass Eagle believes that paintball, as an extreme sport, is positioned to experience continued growth as the sport becomes available to a broader consumer group. Based on industry data, compiled in part by Brass Eagle,

BRASS EAGLE INC.

GENERAL (Continued)

and management’s knowledge of the industry, Brass Eagle believes that total paintball expenditures, including purchases of paintball markers, paintballs, accessories, and playing field fees, were approximately $500 million for 2002 and projects these expenditures to continue to increase in the future. Historically, paintball was played primarily by avid enthusiasts, generally with relatively expensive, high-end paintball markers and accessories. Enthusiasts typically obtained their equipment from a highly fragmented base of catalogue distributors and specialty retailers. Recently, an increasingly broader group of players, including corporate groups, youth leagues, church organizations and others, have begun participating in paintball. These beginner and recreational players often purchase paintball markers and accessories at mass merchandise stores or sporting goods stores and play paintball several times per year. Brass Eagle believes that its strategy of providing a full range of products at various price and performance points has contributed significantly to the broadening of the industry’s consumer base, the increase in the overall number of paintball participants, and the growing popularity of the sport.

A key component in the continued growth of paintball is the availability of playing facilities. Historically, these facilities have consisted of commercial and private fields, typically located outside urban centers and in rural areas and used primarily by paintball enthusiasts. In order to further develop the market for paintball in more densely populated areas, Brass Eagle is promoting a modular paintball field concept that can be played in a relatively small, self-contained area that can easily be adapted or designed to fit into existing family amusement centers such as go-cart tracks, batting cages and miniature golf courses or as a stand-alone facility. Brass Eagle is marketing this concept under the Pursuit Park name. In addition, Brass Eagle believes that a significant number of field operators are upgrading their facilities to cater to the growing number of beginner and recreational players. Many operators are constructing “scenario fields” where mock battlefields, forts, and other props are utilized to provide a fun, exciting and fantasy-like experience.

Brass Eagle, in conjunction with its partners, has developed Challenge Park Xtreme, an extreme sports and entertainment complex that includes numerous paintball venues, a BMX racing track, a skate park for in-line and skateboarding and mountain biking trails. It is located on 154 acres on the Des Plaines River in Joliet, Illinois. Challenge Park Xtreme opened to the public in October 2000.

Sales by Geographic Area

Brass Eagle sells paintball markers, paintballs, and accessories through major domestic and international retailers and paintball specialty stores. The following summarizes the geographic distribution of Brass Eagle’s sales.

	December 31,
	2002	2001	2000
	(Dollars In Thousands)
Revenues
United States	$98,534	$86,212	$82,082
Other geographic areas	$6,389	$5,673	$4,678

Products

Brass Eagle offers a full line of paintball products, including paintball markers, paintballs, and accessories at various price points.

Paintball Markers.    Brass Eagle designs and distributes a full line of paintball markers with a variety of performance characteristics. There are three primary classifications of paintball markers: pump action,

BRASS EAGLE INC.

PRODUCTS (Continued)

semi-automatic and ultra high performance paintball markers. Pump action markers, such as Brass Eagle’s Blade and Talon models, are direct descendents of the original “splotch marker” used to mark cattle and trees before the advent of the sport of paintball. These paintball markers use 12 gram CO2 jets, are actuated using a pump action, and usually have a small paintball capacity. Continuous air pump action paintball markers, such as the original Saber and Tigershark models, differ from a 12 gram paintball marker in that they use a refillable cylinder as a power source and a hopper to feed multiple paintballs into the chamber. Brass Eagle offers three pump action markers; these are the Talon Ghost, the Blade and the Saber. The Blade and the Saber are two models in Brass Eagle’s Next Generation series. Although a pump action marker needs to be cocked before each shot, a semi-automatic paintball marker needs to be cocked only once before expelling the first paintball. Thereafter, it expels automatically after each trigger pull. Most organized paintball tournaments are played exclusively with semi-automatic paintball markers. Brass Eagle currently offers three semi-automatic paintball markers: the Afterburner, the Avenger, and the Marauder. Brass Eagle introduced the Avenger semi-automatic paintball marker in the AEGIS Series in 2001 and the Marauder, a new polymer semi-automatic marker, in the first half of 2002 to meet the demand in this emerging, low-cost, high-performance category. In addition, Brass Eagle has introduced under its tradename Viewloader a series of new metal semi-automatic markers called the Genesis, the Genesis Surge II, Genesis II, Surge II df and the Revelation II in 2002. JT USA also introduced a new series of markers in 2002 called the 6.0 and 5.0 Excellerators to further leverage the JT brand.

Paintballs.    Paintballs are made of a gelatinous material; the paint is non-toxic, biodegradable and washable. Paintballs are manufactured using an encapsulation process requiring special equipment and certain technical knowledge. Brass Eagle sells its paintballs in multiple colors in packages ranging in size from 100 to 2,000 balls. Commencing in the fourth quarter of 1999, Brass Eagle began producing virtually all its paintball requirements. The new Viewloader line of paintballs was successfully introduced in 2001. A new line of high-quality paintballs was also successfully introduced under the JT brand in 2002.

Accessory Products.    Brass Eagle markets a broad product line of paintball accessories complementary to its paintball markers and paintballs. These accessory products include goggle systems, paintball loaders, cleaning squeegees, and refillable CO2 tanks. Goggle systems, a requirement for safe paintball play, are a primary component of Brass Eagle’s accessory product line. The goggle systems are designed to provide full face, eye and ear protection.

As a direct result of the JT USA acquisition Brass Eagle produces or sources all of its paintball facemasks. As of May 2, 2000, Brass Eagle no longer serves as Leader’s exclusive worldwide distributor of facemasks. All Brass Eagle’s goggle systems are manufactured and marketed under the JT brand with the exception of the Sentry mask, which is marketed as a Brass Eagle trademark product.

Sales and Distribution

Brass Eagle’s sales and distribution strategy is innovative in the paintball industry. Unlike many of its competitors, Brass Eagle makes its products readily available to mainstream consumers through mass merchandisers, major sporting goods retailers, and specialty retailers. To facilitate its sales and distribution strategy, Brass Eagle maintains a sales and marketing staff, including senior management and in-house sales and marketing personnel, and retains six independent manufacturer’s sales representative organizations to service the United States market. The sales representatives generally offer various lines of sporting goods and have established relationships with retailers in Brass Eagle’s targeted distribution channels. These sales representatives operate under standard contracts in defined geographic territories and are contractually prohibited from selling competitors’ paintball products.

BRASS EAGLE INC.

Growth Strategies

Brass Eagle has developed the following growth strategies to capitalize on its strong brand name, successful products, and operating capabilities:

•	Expand Penetration of New and Existing Markets. Brass Eagle’s sales and marketing programs are aimed at increasing its presence in its existing markets and expanding into new markets. Brass Eagle believes opportunities continue to exist for increased market penetration into select mass merchandisers and sporting goods specialty stores. In addition, Brass Eagle expects to increase sales to wholesale distributors, which supply their products to other specialty retailers and international markets. Brass Eagle believes that an expansion of product presence in existing outlets will extend its market leadership. Brass Eagle has a direct sales marketing group to reach consumers with unique, branded accessories and apparel. Brass Eagle’s sales group continues to aggressively pursue new markets such as family entertainment centers using product concepts such as Pursuit Park playing fields.

•	Extend Product Offerings Within Existing Brands. Brass Eagle will introduce new marker and paintball products targeted at traditional market consumers. These products will be marketed under the JT and Viewloader brand names and are expected to provide incremental revenue and earnings by leveraging the value of these brand acquisitions. In addition, these products will be introduced into Brass Eagle’s existing distribution network.

•	Increase Participation in the Sport of Paintball. Based on market data, compiled in part by Brass Eagle, and management’s knowledge of the industry, Brass Eagle believes that its increased marketing efforts and heightened media exposure are helping to promote and grow the sport of paintball. Through high visibility promotional campaigns, such as Brass Eagle’s “Road to World Cup” International Tournament Series and national network cable television features on ESPN, ESPN 2, The Outdoor Life Network and other televised programs, paintball has been introduced to a broader group of potential participants. Brass Eagle is involved in numerous paintball tournament events and promotions and supports the National Professional Paintball League. In addition, Brass Eagle has been featured and has advertised in paintball-related publications. Brass Eagle currently is marketing a modular field concept under the Pursuit Park name through an exclusive distributor in the amusement park industry specializing in family entertainment centers. High-speed modular games such as those available in a Pursuit Park provide the beginner, recreational and competition level participant with convenient access to playing fields and the opportunity to participate in an exciting new paintball activity.

•	Increase International Sales of Paintball Products. Brass Eagle believes that international markets for paintball products and accessories present opportunities for growth and is focusing on expanding retail distribution, especially in the Canadian, European, Mexican and South American markets.

•	Increase Product Sales Through Step-By-Step Price Levels. Brass Eagle offers paintball markers to consumers at price points from $20 for beginner products to $400 for recreational and tournament level products. In 2002, Brass Eagle continued to introduce new markers, player kits and a host of new accessories, which are targeted to satisfy the demands of multi-level paintball participants.

Brass Eagle believes that by offering products spanning a wide range of price points it is able to meet the needs of new paintball consumers, as well as recreation and competition players as they move to more sophisticated products. Brass Eagle intends to continue to focus on product development to ensure that it is able to offer high quality paintball products at step-by-step price points.

•	Evaluate Strategic Acquisitions and Alliances. Brass Eagle added two additional businesses in 2000: JT USA and Challenge Park Xtreme. Brass Eagle may, when and if the opportunity arises, acquire other businesses involved in activities or having product lines that are compatible with those of Brass Eagle.

BRASS EAGLE INC.

GROWTH STRATEGIES (Continued)

In 2000, Brass Eagle completed the first phase development of Challenge Park Xtreme, an extreme sports and entertainment complex that includes numerous paintball fields, a BMX track, an in-line skating rink, skateboarding ramps and mountain biking trails. Located on approximately 154 acres on the Des Plaines River in Joliet, Illinois, Challenge Park Xtreme opened to the public in October 2000. Brass Eagle, through its subsidiary Brass Eagle Challenge Park, Inc., owns the majority of the limited liability company which operates the park.

In 2000, Brass Eagle completed the acquisition of the assets of JT USA, L.P. of Chula Vista, California. JT USA is a leading manufacturer of protective accessories and apparel for the paintball industry. The JT USA product line, regarded as the benchmark in the industry, includes masks, goggles, active and casual apparel and protective gear primarily distributed through traditional paintball retailers.

JT USA offers the opportunity for increased market share and margin, increased product offerings and further penetration into the traditional market. Furthermore, JT represents a good platform to expand Brass Eagle’s business outside of paintball to the broader extreme sports market.

•	Widely Recognized Brand Names and Distinctive Products. Brass Eagle promotes its brand names and image through focused marketing programs and creative advertising in a variety of U.S. and international paintball publications and via targeted programming on national cable television. Brass Eagle’s family of brands and products also receive further promotion through frequent editorial references in paintball and broad based financial and general media publications.

Manufacturing; Strategic Alliances; Backlog

Brass Eagle, in conjunction with certain of its key suppliers, designs all of its paintball markers, goggle systems and select accessory items.

Brass Eagle works closely with a variety of vendors to meet its production needs, including machine shops, die casters, and injection molders. Although Brass Eagle has established relationships with its principal suppliers and manufacturing sources, it does not have long-term contracts with any vendors, nor does it maintain multiple simultaneous relationships with vendors for parts, tooling, supplies, or services critical to its manufacturing processes. Brass Eagle believes that alternative vendors are available if necessary and consequently does not believe that the loss of any of these vendors would have a material adverse effect on Brass Eagle and its prospects. Brass Eagle’s contractual relationships with its principal suppliers and manufacturing sources are pursuant to Brass Eagle’s standard form purchase agreements. Brass Eagle continually reviews its vendor relationships with regard to cost, delivery, and quality.

As of February 25, 2003 and 2002, Brass Eagle had $1.4 million and $2.4 million, respectively, in current and future open orders.

Competition

Brass Eagle believes that paintball competes in the highly competitive extreme sports segment of the sports and recreation industry. This segment includes mountain biking, snowboarding, alpine and cross-country snow skiing, water skiing, in-line skating, and skateboarding. In the paintball market, Brass Eagle believes that it competes primarily on the basis of price and product performance. There can be no assurance, however, that any number of new competitors, some of which may have significantly greater financial and organizational resources

BRASS EAGLE INC.

COMPETITION (Continued)

than Brass Eagle, will not emerge in the future as the market for paintball products develops further, or that the present competitors of Brass Eagle will not be able to compete more successfully in the future. In order for Brass Eagle to maintain or grow its market share and profitability, it must continue to develop the market for paintball while competing successfully with others in the extreme sports segment of the sports and recreation industry, as well as with other current and potential paintball product manufacturers.

Intellectual Property

Brass Eagle currently holds patents in the United States and Canada on most of its paintball markers. In addition, Brass Eagle acquired four patents as part of its 1999 acquisition of the assets of CM Support, Inc. These patents are mainly related to loaders used to feed paintballs into the marker. A number of patents and trademarks were also acquired as part of the 2000 acquisition of the assets of JT USA, L. P. There can be no assurance that current or future patent protection will prevent competitors from offering competing products, that any issued patents will be upheld, or that patent protection will be granted in any or all of the countries in which applications are currently pending or granted on the breadth of the description of the invention. Brass Eagle also has trademark registrations for its name and the name of many of its products in the United States and both registrations and applications in Canada. Although Brass Eagle believes that patents are useful in maintaining its competitive position, it considers other factors, such as its brand names, ability to design innovative products, technical and marketing expertise, and customer service to be its primary competitive advantages.

Due to considerations relating to, among other things, cost, delay, or adverse publicity, there can be no assurance that Brass Eagle will elect to enforce its intellectual property rights in any particular instance.

Brass Eagle is currently not a party to any significant patent litigation, except a recently filed lawsuit by R.P Scherer Technologies Inc. against Brass Eagle, as described in Item 3 below.

Brass Eagle’s competitors have also obtained and may continue to obtain patents on certain features of their products, which may prevent or discourage Brass Eagle from offering such features on its products; this, in turn, could result in a competitive disadvantage to Brass Eagle.

Environmental Matters

Brass Eagle is subject to federal, state, and local laws, regulations, and ordinances that (1) govern activities or operations that may have adverse environmental effects (such as emissions to air, discharges to water, and the generation, handling, storage, transportation, treatment, and disposal of solid and hazardous wastes) or (2) impose liability for cleaning up or remediating contaminated property (or the cost thereof), including damages from spills, disposals, or other releases of hazardous substances or wastes in certain circumstances without regard to fault. Brass Eagle’s manufacturing operations routinely involve the handling of relatively small amounts of chemicals and wastes, some of which are or may become regulated as hazardous substances. Brass Eagle has not incurred, and does not expect to incur, any significant expenditures or liabilities for environmental matters. As a result, Brass Eagle believes that its environmental obligations will not have a material adverse effect on its operations or financial position.

Government Regulation

Paintball products are within the jurisdiction of the United States Consumer Products Safety Commission (CPSC) and other federal, state, and foreign regulatory bodies. Under CPSC regulations, a manufacturer of consumer goods is obligated to notify the CPSC if, among other things, the manufacturer becomes aware that one

BRASS EAGLE INC.

GOVERNMENT REGULATION (Continued)

of its products has a defect that could create a substantial risk of injury. If the manufacturer has not already undertaken to do so, the CPSC may require a manufacturer to recall a product, which may involve product repair, replacement, or refund. Brass Eagle is not currently aware of any CPSC activity that is likely to result in the recall of a Brass Eagle product.

Brass Eagle understands that certain local and foreign jurisdictions have legislation that prohibits retailers from selling certain product categories that are or may be sufficiently broad enough to include paintball markers. Although Brass Eagle is not aware of any state or federal initiatives to enact comparable legislation, there can be no assurance that such legislation will not be enacted in the future.

The American Society for Testing and Materials (ASTM), a non-governmental self-regulating association, has been active in developing voluntary standards regarding paintball fields, paintball face protection, and paintball markers. Brass Eagle representatives are active on the relevant ASTM subcommittees and in developing the relevant safety standards. Brass Eagle routinely follows the highest safety standards, and consequently Brass Eagle does not believe that any current or pending ASTM standards will have a material adverse effect on Brass Eagle’s cost of doing business.

Adverse publicity relating to the sport of paintball, or publicity associated with actions by the CPSC or others expressing concern about the safety or function of Brass Eagle’s products or its competitor’s products (whether or not such publicity is associated with a claim against Brass Eagle or results in any action by Brass Eagle or the CPSC), could have a material adverse effect on Brass Eagle’s reputation, brand image, or markets, any of which could have a material adverse effect on Brass Eagle or its prospects.

Foreign Sales and Operations

Brass Eagle’s foreign sales and operations are subject to the usual risks that may affect such sales and operations. These include, among other things, currency fluctuations, changes in local economic conditions, uncertain political environments, and changes in foreign regulations and restrictions. Brass Eagle believes that its current foreign sales and operations are predominately in countries where such risks are not likely to be material. For certain financial information regarding Brass Eagle’s international sales, see “Sales by Geographic Area” above.

Employees

As of December 31, 2002, Brass Eagle employed approximately 267 full-time employees. In addition, Brass Eagle utilizes additional temporary personnel in its assembly operations to meet production demand when necessary. Brass Eagle is not a party to any labor agreements, and none of its employees are represented by a labor union. Brass Eagle considers its relationship with its employees to be excellent.

BRASS EAGLE INC.

ITEM 2:    PROPERTIES

The following table sets forth certain information as of December 31, 2002 relating to Brass Eagles’ principal properties:

LOCATION	PURPOSE / PRODUCTS	APPROXIMATE SIZE (SQ. FT.)	OWNED OR LEASED
Bentonville, Arkansas	Sales & Administrative Office	14,040	Owned
Chula Vista, California	Distribution of Masks; Sales & Administrative Office	27,820	Leased
Joliet, Illinois	Extreme Sports Park Attractions and Facilities	5,500	Owned	(1)
Neosho, Missouri	Distribution Center	162,975	Leased
Neosho, Missouri	Manufacturing Facility—Paintballs	31,000	Leased
Neosho, Missouri	Product Storage	63,000	Leased
Batesville, Mississippi	Manufacturing Facility—C02 Jets	12,500	Leased

(1)	Owned by Challenge Park Xtreme, LLC, a majority of the membership interests of which are owned by Brass Eagle’s subsidiary, Brass Eagle Challenge Park Inc.

Brass Eagle has lease renewal options on the distribution facility, the paintball manufacturing facility, and the product storage facility in Neosho, Missouri, and a renewal option on the manufacturing facility in Batesville, Mississippi. Brass Eagle has an option to buy the distribution center and offices in Chula Vista, California as well as an option to renew the lease.

Brass Eagle believes that its facilities are generally suitable for their present and intended purposes and adequate for their current and expected levels of operations.

ITEM 3:    LEGAL PROCEEDINGS

Due generally to the occasional misuse of paintball products, Brass Eagle is a defendant in product liability lawsuits from time to time. At this time, there are 14 product liability lawsuits pending against Brass Eagle. To date, all claims and lawsuits against Brass Eagle either have been, or are expected to be, resolved without any material adverse effect on Brass Eagle or its prospects.

R. P. Scherer Technologies Inc. has filed a lawsuit against Brass Eagle in the United States District Court, Western District of Arkansas alleging patent infringement and trade dress infringement, relating to Brass Eagle’s manufacture of paintballs. Brass Eagle was served on January 3, 2003. The lawsuit relates to the method of manufacturing the paintballs and their outward appearance. The lawsuit seeks an injunction, and a royalty for past sales using the process. Brass Eagle believes this case will be resolved without a material adverse effect on Brass Eagle’s business or financial condition.

ITEM 4:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of stockholders during the fourth quarter of 2002.

BRASS EAGLE INC.

EXECUTIVE OFFICERS OF THE COMPANY

E. Lynn Scott	48	Mr. Scott has been President and Chief Executive Officer of Brass Eagle since its inception in September 1997. Mr. Scott was responsible for developing Daisy’s Paintball operations through its Brass Eagle division and served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as VP, Sales and Marketing at Skeeter Products and Crosman, both divisions of the Coleman Company that specialize in sporting goods.

J. R. Brian Hanna	50	Mr. Hanna has been Vice President—Finance, Chief Financial Officer and Treasurer of Brass Eagle since December 1997. Prior to that, he was employed at GSW for 14 years where he served as Vice President, Finance from 1991 to November 1997; Director of Marketing from 1988 to 1991; Treasurer from 1986 to 1988; and Manager of Internal Audit from 1983 to 1986. Prior to that Mr. Hanna was an auditor with Touche Ross & Company

Mark A. Skrocki	43	Mr. Skrocki joined Brass Eagle in August 1999 as Sr. Vice President—Sales. Mr. Skrocki brings extensive experience in sales and marketing management in the sporting goods industry. He came to Brass Eagle from Silstar Corp. of America, Inc., a manufacturer and distributor of fishing rods and reels, where he was Director of Sales and Marketing and later Vice President of Sales and Marketing from 1989 to July 1999. Prior to that, Mr. Skrocki was with Tasco Sales, Inc., an optics company that serves the sporting goods industry, from 1987 to 1989. Prior to Tasco, he served in several management functions at Shakespeare Company, a fishing industry manufacturer, from 1983 to 1987.

Charles Prudhomme	51	Mr. Prudhomme has been Vice President of Marketing of Brass Eagle since its inception in September 1997. Prior to that, he served as Vice President of Business Development and Director of Marketing of Daisy from April 1996 and as a consultant at Daisy from August 1994 until March 1996. Before joining Daisy, Mr. Prudhomme served as a principal in the Coronado Group, a management consulting firm from March 1993 to March 1996; and Vice President of Joey Reiman Advertising Agency, an advertising firm, from December 1991 to February 1993. Prior to this, Mr. Prudhomme had consumer marketing positions at Cadbury-Schweppes, RJR Nabisco and Coca-Cola USA.

BRASS EAGLE INC.

EXECUTIVE OFFICERS OF THE COMPANY (Continued)

Steven R. DeMent	45	Mr. DeMent has been Vice President of Operations of Brass Eagle since its inception in September 1997. Prior to that, he served as Director of Operations of Daisy from September 1995 to August 1997. Before joining Daisy, he served as President of New Way Tours, a charter bus and transportation service, from May 1994 to September 1995; Vice President of Operations for Competec International Ltd., a maker of custom plastics from April 1993 to May 1994; and as Plant Manager for Key Tronic Corporation, a maker of computer key boards, from 1988 to 1993.

Steven R. Cherry	46	Mr. Cherry has been Vice President, Product Development of Brass Eagle since its inception in September 1997. Prior to that, he served as Director of Product Development of Daisy from May 1995 to August 1997. Mr. Cherry served as a liaison between Daisy’s paintball sales and manufacturing groups. He served with Daisy as Product Manager from October 1990 to May 1995; as Manufacturing Engineering Manager from June 1988 to October 1990; and Chief Industrial Engineer from June 1986 to June 1988.

John D. Flynn	53	Mr. Flynn has been Vice President—General Counsel & Secretary of Brass Eagle since June 1998. Prior to that, he served as Vice President, General Counsel & Secretary at Daisy Manufacturing from November 1996 to June 1998. Prior to Daisy, Mr. Flynn was a Senior Attorney with Cleveland—Cliffs Inc., an iron ore mining firm, from 1985-1996.

BRASS EAGLE INC.

PART II

ITEM 5:    MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Brass Eagle’s Common Stock trades on The Nasdaq National Market under the symbol “XTRM”. The following table sets forth the high and low recorded sale prices of the Common Stock during the periods indicated as reported by Nasdaq:

	2002		2001
	High	Low	High	Low
First Qtr.	5.500	4.010	8.750	6.031
Second Qtr.	6.380	4.400	10.300	6.810
Third Qtr.	7.770	4.751	11.380	4.310
Fourth Qtr.	9.750	5.600	5.502	3.350

Shareholders

On February 14, 2003, there were 7,309,834 shares of Brass Eagle’s Common Stock outstanding, which was held by approximately 1,100 record and street name holders.

Cash Dividends

Brass Eagle has not paid any dividends during the years ended December 31, 2002 and 2001, nor does it expect to pay a cash dividend in the foreseeable future. Brass Eagle’s credit agreement with Bank of America prohibits the payment of cash dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes Brass Eagle’s compensation plans under which Brass Eagle stock are authorized for issuance:

Plan Category	Number of Shares To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available For Future Issuance Under Plan
Equity Compensation Plan Approved by Shareholders:
1997 Brass Eagle Stock Option Plan	605,600	$7.62	0

Equity Compensation Plan / Issuance Not Approved By Shareholders *:
Daisy Manufacturing Company Inc. - Individual Stock Option Issuances	234,476	$0.56	0

*	These individual stock option issuances were approved by the Daisy Manufacturing Company Inc. Board of Directors and Compensation Committee prior to the reorganization and initial public offering. At that time, the Daisy Board of Directors owned more than 90% of the outstanding common stock of the Company. Effective with the reorganization these options granted became options to purchase Brass Eagle stock.

BRASS EAGLE INC.

ITEM 6:    SELECTED FINANCIAL DATA

The following table presents selected historical financial data of Brass Eagle. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto included in this report. The inter-period comparability of the data presented is materially affected by the acquisitions that Brass Eagle has completed since 1998.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands except per share data)
Statement of Operations Data:
Net Sales	$104,923	$91,885	$86,760	$68,230	$75,149
Operating Income	16,143	8,412	14,979	12,680	13,090
Net Income	9,671	3,926	8,668	8,185	8,195
Diluted Earnings Per Share	1.30	0.52	1.15	1.07	1.07

Balance Sheet Data (at period end):
Total Assets	$98,919	$92,295	$95,816	$48,445	$41,430
Long Term Debt, Less Current Maturities	8,400	14,607	19,615	0	0

ITEM 7:    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and the historical financial statements and the notes thereto, which are included elsewhere in this report.

General

Based on market data, compiled in part by Brass Eagle, and management’s knowledge of the industry, Brass Eagle believes that it is a worldwide leader in the design, manufacture, marketing and distribution of paintball products. Brass Eagle’s sales have grown from $75.1 million in 1998, to $104.9 million in 2002. Brass Eagle believes that its growth has been due to demand from consumers through mass merchandisers and major sporting goods retailers for Brass Eagle’s products. Brass Eagle believes that opportunities for growth continue to exist worldwide and will seek to increase market awareness both nationally and internationally. Although growth opportunities remain, there can be no assurance that growth will occur.

Brass Eagle’s gross profit has increased from $25.9 million in 1998 to $41.0 million in 2002. Brass Eagle’s gross profit percentages have increased because of increased volume, reduced raw material cost due to volume discounts, the commencement of paintball manufacturing and the higher margin product mix due to the purchase of the assets of JT USA, L. P.

Results of Operations

The following table sets forth operations data as a percentage of net sales for the periods indicated.

	2002	2001	2000
Net Sales	100.0%	100.0%	100.0%
Cost of Sales	60.9%	64.0%	61.4%
Gross Profit	39.1%	36.0%	38.6%
Operating Expenses	23.7%	26.8%	21.3%
Operating Income	15.4%	9.2%	17.3%
Net Income	9.2%	4.3%	10.0%

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Year Ended December 31, 2002 Compared To Year Ended December 31, 2001.

Net Sales.    Net sales increased by 14.1% to $104.9 million in 2002 from $91.9 million in 2001. The increase in net sales was primarily due to increased sales of new markers and increased sales of paintballs to major retailers and sporting good chains, reflecting continued growth of the paintball sport.

Domestic sales increased by 14.3% to $98.5 million (or 93.9% of sales) in 2002 from $86.2 million (or 93.8% of sales) in 2001. International sales increased by 12.3% to $6.4 million (or 6.1% of sales) in 2001 from $5.7 million (or 6.2% of sales) in 2001. The increase in international sales was primarily due to increased sales to distributors in Europe.

Gross Profit.    Gross profit as a percentage of net sales increased to 39.1% in 2002 compared to 36.0% in 2001. The increase was primarily due to decreased consumer returns and warranty claims due to improved product quality and increased margins due to a shift in product mix to increased volumes of higher margin products.

Operating Expenses.    Operating expenses increased by 1.2% to $24.9 million in 2002 compared to $24.6 million in 2001, primarily due to increased shipping expenses, product insurance, co-op advertising and commissions associated with increased sales. Operating expenses also increased due to increased incentive compensation, professional services and product development costs partially offset by a decrease in goodwill amortization due to the adoption of new accounting standards and a decrease in bad debt expense. In 2001, Brass Eagle increased the allowance for bad debt expenses associated with K-Mart’s Chapter 11 petition. As a percentage of net sales, operating expenses for 2002 decreased from 26.8% to 23.7%. The $2.0 million of goodwill amortization charged in fiscal year 2001 represented 2.2% of net sales.

Operating Income.    Operating income increased by 91.7% to $16.1 million in 2002 from $8.4 million in 2001. The increase was primarily due to increased unit sales volume, higher margins and a reduction in operating expenses as a percentage of sales.

Interest.    Brass Eagle recorded net interest expenses of $1.5 million for 2002 compared to $1.9 million in 2001. The decrease in net interest expense was due to a reduction in the amount borrowed, as well as lower interest rates.

Income Tax Rate.    Brass Eagle’s effective federal and state income tax rate was 34.2% for 2002 and 39.5% for 2001. The decrease in the income tax rate is due to the reversal of certain state tax liability accruals no longer deemed necessary.

Recent Results.    Net sales in the fourth quarter of 2002 increased by 5.8% to $36.2 million, as compared to $34.2 million in the fourth quarter of 2001. This increase in sales was primarily due to increased sales to major retailers and sporting good chains of new markers and increased sales of paintballs.

Gross profit as a percentage of net sales increased to 40.4% in the fourth quarter of 2002 versus 33.0% in the fourth quarter of 2001. This gross profit increase was due primarily to decreased consumer returns and product mix changes.

Operating expenses decreased 3.9% to $7.3 million in the fourth quarter of 2002 from $7.6 million in the fourth quarter of 2001. This decrease was due to decreased bad debt expense and amortization of goodwill offset

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

by an increase in incentive compensation, shipping costs, and professional services. Effective January 1, 2002 Brass Eagle adopted SFAS 142 and ceased to record amortization expense associated with goodwill. For the three months ended December 31, 2001 goodwill amortization expense of $0.5 million was recorded.

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

Net Sales.    Net sales increased by 5.9% to $91.9 million in 2001 from $86.8 million in 2000. The increase in net sales was primarily due to increased sales of masks and sales of new product lines.

Domestic sales increased by 5.0% to $86.2 million (or 93.8% of sales) in 2001 from $82.1 million (or 94.6% of sales) in 2000. International sales increased by 21.3% to $5.7 million (or 6.2% of sales) in 2000 from $4.7 million (or 5.4% of sales) in 2000. The increase in international sales was primarily due to sales of JT branded products.

Gross Profit.    Gross profit as a percentage of net sales decreased to 36.0% in 2001 compared to 38.6% in 2000. During the year, Brass Eagle closed it’s marker assembly operation in Granby, Missouri and outsourced marker assembly to Mexico, China and Taiwan as a means of obtaining cost reduction. Costs associated with this transfer of assembly operation, as well as a reduction in the percentage of sales represented by markers and an increase in the warranty accrual, resulted in the lower gross margin.

Operating Expenses.    Operating expenses increased by 33.0% to $24.6 million in 2001 compared to $18.5 million in 2000. Operating expenses increased primarily due to increased labor and related costs associated with new growth. Operating expenses also increased due to allowance for bad debt expense associated with K-Mart’s Chapter 11 petition, increased amortization expense associated with the JT USA acquisition and increased freight costs. The increases were partially offset by a reduction in incentive compensation. In addition, non-recurring charges for strategic initiative expenses were incurred in 2000 but not 2001.

Operating Income.    Operating income decreased by 44.0% to $8.4 million in 2001 from $15.0 million in 2000. The decrease was primarily due to lower gross profit margins and increased operating expenses.

Interest.    Brass Eagle recorded net interest expenses of $1.9 million for 2001 compared to $1.0 million in 2000. The increase in net interest expense was due to the establishment of a term loan on June 30, 2000 of $28.0 million in connection with the JT USA acquisition.

Income Tax Rate.    Brass Eagle’s effective federal and state income tax rate was 39.5% for 2001 and 38.2% for 2000. The increase in the income tax rate is due to higher effective state taxes primarily due to a reduction in tax credits from the State of Missouri and the JT USA operations being located in California, a higher state tax jurisdiction.

Liquidity and Capital Resources.

At December 31, 2002 Brass Eagle had working capital of $27.5 million and at December 31, 2001 had working capital of $21.9 million. Brass Eagle had in place a $40.0 million Senior Credit Facility with Bank of America as of December 31, 2000. On September 10, 2002, this Credit Facility was modified to adjust the availability under the revolving line of credit to $12.5 million with a seasonal increase to $17.5 million from October 15 to January 15 and adjust certain restrictive covenants. On December 31, 2001, this Credit Facility was modified to adjust certain restrictive covenants. Brass Eagle is currently in compliance with all restrictive covenants of the Credit Facility.

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Brass Eagle believes that funds generated from operations, together with borrowings under the Credit Facility, will be adequate to meet its anticipated cash requirements for at least the next 18 months. Brass Eagle’s operating cash flows are subject to risk of a decrease if demand for the company’s products decline. Brass Eagle may, when and if the opportunity arises, acquire other businesses involved in activities or having product lines that are compatible with those of Brass Eagle or pursue vertical integration of production capabilities for one or more of Brass Eagle’s products which are currently purchased from third parties. The capital expenditures that would be associated with any such activities that may occur in the future would be funded with available cash and cash equivalents, borrowings from the Credit Facility, working capital, or a combination of such sources.

In March of 2001, Brass Eagle acquired selected machinery and equipment from Nittan USA, Inc., a manufacturer of CO2 jets, for $2.3 million. Brass Eagle agreed to lease facilities in Batesville, Mississippi to house the equipment and produce CO2 jets that are sold to Brass Eagle customers.

In June of 2000, Brass Eagle completed the acquisition of substantially all of the assets of JT USA, L. P. of Chula Vista, California for $32.0 million in cash. In addition, Brass Eagle spent approximately $374,000 in closing costs for the purchase. The assets involved included all patent and trademark rights, molds, tools and dies used to produce product, all product lines, a lease of real property in Chula Vista, California, substantially all existing contracts, licenses and permits, all inventory, all accounts receivable and goodwill. The assets are owned by Brass Eagle’s subsidiary, JT USA Inc.

Net cash provided by operating activities for 2002 was $8.7 million, which consisted primarily of net income of $9.7 million, depreciation and amortization expense of $2.8 million, an increase in accounts payable and accrued expenses and prepaid expense of $1.9 million, a net increase in accounts receivable of $1.2 million, an increase in inventory of $6.0 million, a decrease in deferred taxes of $1.1 million and an increase in provision for doubtful accounts of $0.3 million.

Net cash provided by operating activities for 2001 was $4.9 million, which consisted primarily of net income of $3.9 million, depreciation and amortization expense of $4.6 million, a decrease in “Due From Affiliate” of $326,000, a decrease in accounts payable and accrued expenses and prepaid expense of $4.3 million, a net decrease in accounts receivable of $1.7 million, a decrease in inventory of $883,000, an increase in deferred taxes of $437,000 and an increase in provision for doubtful accounts of $1.2 million.

Net cash used in investing activities in 2002 was $2.1 million. This was due to purchases of property and equipment.

Net cash used in investing activities in 2001 was $4.2 million. This was due to the acquisition of the Nittan assets of $2.3 million and the purchase of property and equipment of $1.9 million. During 2001, Brass Eagle spent approximately $1.1 million for additional manufacturing equipment.

During 2000, Brass Eagle spent $4.7 million to complete the construction of Challenge Park Xtreme.

Net cash used in financing activities was $6.2 million for 2002 and was due to reduction of long-term debt of $6.4 million, borrowings from the line of credit of $0.4 million and purchase of treasury stock of $149,000. Net cash used in financing activities was $4.2 million for 2001 and was due to the proceeds from borrowings from Brass Eagle’s Credit Facility of $2.0 million, reduction of long-term debt of $6.2 million, net borrowings from the line of credit of $40,000 and issuance of stock of $16,000.

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Brass Eagle has the following contractual obligations as of December 31, 2002 that can impact it’s liquidity:

Contractual Obligations (In thousands)	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt	$14,607	$6,207	$8,400	$0	$0

Line of Credit *	$4,300	$4,300	$0	$0	$0

Operating Leases	$3,512	$1,106	$1,545	$861	$0

Total Contractual Cash Obligations	$22,419	$11,613	$9,945	$861	$0

	Amount of Commitment Expiration Per Period
Other Commercial Commitments (In thousands)	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Line of Credit *	$12,500	$0	$12,500	$0	$0

Standby Letters of Credit	$0	$0	$0	$0	$0

Total Commercial Commitments	$12,500	$0	$12,500	$0	$0

*	Brass Eagle has a seasonal increase in the line of credit to $17.5 million from October 15 to January 15.

Transactions with Related Parties

Brass Eagle purchases certain raw materials and finished goods from Titan Plastics Group, which is related through common ownership. Purchases from this company were approximately $7.6 million, $13.5 million and $5.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. This supplier bids for business on the same basis as third parties and Brass Eagle makes the final selection according to best price and service. Brass Eagle can terminate its relationship with Titan with 180 days notice without cause and 30 days notice with cause.

New Accounting Pronouncements

SFAS No. 141 “Business Combinations,” No. 142 “Goodwill and Other Intangible Assets” and No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets”

On June 29, 2001, the FASB issued SFAS No.141 (“FAS 141”), “Business Combinations” and SFAS No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets”

Under FAS 141, all business combinations should be accounted for using the purchase method of accounting; use of the pooling-of-interests method is prohibited. The provisions of the statement will apply to all business combinations initiated after June 30, 2001.

FAS 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement supersedes Accounting Principles Board (“APB”), Opinion No. 17, “Intangible Assets,” and carries forward provisions in APB Opinion No. 17 related to internally developed intangible assets. Adoption of FAS 142 results in the cessation of goodwill amortization. All of the provisions of the statement are applied in fiscal years commencing January 1, 2002, to all goodwill recognized in Brass Eagle’s statement of financial position, regardless of when those assets were initially recognized.

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

As of December 31, 2002, Brass Eagle had goodwill (net of amortization) of $32.3 million. Brass Eagle adopted FAS 142 on January 1, 2002 at which time Brass Eagle ceased recording goodwill amortization. Goodwill amortization expense for the year-ended December 31, 2001 and 2000 was $2.0 million and $1.3 million, respectively.

FAS No.144, “Accounting for the Impairment of Disposal of Long-Lived Assets” establishes a single accounting model, based on the framework established in FAS No. 121 and APB Opinion No. 30, for long-lived assets to be disposed of by sale. It eliminates the practice of valuing discontinued operations at net realizable value, and does not allow recognition of future operating losses before they occur. The basic presentation of discontinued operations in the income statement under APB 30 is retained, but expanded to include presentation of a component of an entity (which describes operations and cash flows that can clearly be distinguished, both operationally and for financial reporting purposes, from the rest of the entity) rather than a segment of a business.

Under this pronouncement, long-lived assets that are to be disposed of other than by sales (abandonment, exchange, distribution in spin-off, etc.) should have their depreciable lives revised in accordance with APB Opinion No. 20, “Accounting Changes”. An impairment loss should be recognized at the date a long-lived asset is exchanged for a similar productive asset or if the carrying amount of the asset exceeds its fair value. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

The adoption of this pronouncement did not have a material effect on Brass Eagle’s financial statements.

FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”

On March 31, 2000, the Financial Accounting Standards Board (FASB) issued interpretive guidance on several implementation issues related to APB Opinion No. 25 on accounting for stock issued to employees. For purposes of applying Opinion No. 25, an individual would be considered an employee if the company granting the options has sufficient control over the individual as to establish an employer—employee relationship. The relationship is based on case law and IRS regulations. The FASB granted an exception to this definition for elected outside members of the board of directors.

Under APB Opinion No. 25, fixed option plans for employees—that is, those plans whose terms, including price and number of shares granted, remain the same throughout the duration of the plan—have no compensation expense associated with the options when the exercise price is equal to the fair value of the stock at the grant date. That is an exception to the general requirement that all awards to employees in which the number of shares or the exercise price may change do have an element of compensation expense under Opinion No. 25. When a company directly or indirectly reprices options, it has changed the terms of the plan, which would make it a variable plan under Opinion No. 25. The interpretation is generally effective beginning July 1, 2000. The interpretation applies prospectively on July 1, 1999 to new awards granted after December 15, 1998 for purposes of applying the definition of employee.

SFAS No. 148, “Accounting For Stock Based Compensation—Transition and Disclosure”

This statement, issued by the FASB in December 2002, amends FASB Statement 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of Statement 123 to require more prominent disclosures in both annual and interim financial statements

BRASS EAGLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

about the method of accounting for stock-based employee compensation and the effect of the method used on reported results (See Note 1 and Note 15). SFAS 148 is effective for fiscal years ending after December 15, 2002.

Statement 123 required prospective application of the fair value recognition provisions to new awards granted after the beginning of the period of adoption. Statement 148 allows this prospective treatment for changes to fair value recognition in fiscal years beginning before December 16, 2003, and permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation: the modified prospective method (recognize stock based employee compensation cost from the beginning of the fiscal year in which FAS 123 is first applied as if the fair value method had been used for all awards, modifications or settlements for fiscal years beginning after December 15, 1994) and the retroactive restatement method (restate all periods presented to reflect retroactive adoption of the provisions of FAS 123 for all awards granted, modified or settled for fiscal years beginning after December 15, 1994). The prospective method prescribed in FAS 123 will not be allowed for fiscal years beginning after December 16, 2003.

Brass Eagle has opted to continue accounting for its stock options under the intrinsic value method prescribed in APB Opinion No. 25 for the year ended December 31, 2002, with a tabular disclosure of proforma information as if the fair value method had been adopted, displayed in Note 1.

Emerging Issues Task Force (EITF) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor Products)”.

In 2001, the Emerging Issues Task Force adopted issue No. 01-9. The purpose of this statement is to provide guidance regarding the income statement classification; recognition and measurement of certain sales incentives or consideration given by a vendor to a customer either on a limited or continuous basis to a customer taking the form of discounts, coupons, rebates, cooperative advertising, and free product.

Depending on the nature of the sales incentive or other consideration, these costs should be reflected as an adjustment of the selling price or as a cost incurred and classified as a cost of expense when recognized. Cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling price of the product unless the vendor receives an identifiable benefit in exchange for goods and the vendor can reasonably estimate the fair value of the benefit received. If these two conditions are met, it is acceptable to recognize these costs as an expense. This issue applies to Brass Eagle in the current fiscal year. The effect of the adoption of this issue did not have a material impact on the Brass Eagle financial statements.

BRASS EAGLE INC.

ITEM 7A:    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Brass Eagle is exposed to market risk from changes in interest rates. Brass Eagle holds a derivative instrument in the form of an interest rate swap, which is viewed as a risk management tool and is not used for trading or speculative purposes. The intent of the interest rate swap is to effectively fix the interest rate on part of the borrowings under Brass Eagle’s term debt. Quantitative disclosures relating to financial instruments and debt are included in the tables below.

The following table provides information on Brass Eagle’s fixed maturity investments as of December 31, 2002 that are sensitive to changes in interest rates. The table also presents the debt upon which an interest rate swap agreement was entered. Since the interest rate swap effectively fixes the interest rate on the notional amount of debt, changes in interest rates have no current effect on the interest expense recorded by Brass Eagle on the portion of the debt covered by the interest rate swap.

Liability	Amount	Maturity Date
Variable rate debt	$ 14.6 million	June 30, 2005
Interest rate swap notional amount (Amount included in $14.6 million)	$ 14.0 million	August 29, 2003

BRASS EAGLE INC.

ITEM 8:    FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Brass Eagle Inc.

Bentonville, Arkansas

We have audited the accompanying consolidated balance sheets of Brass Eagle Inc. (Brass Eagle) as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brass Eagle Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 5, during 2002 Brass Eagle adopted new accounting guidance for goodwill.

Crowe, Chizek and Company LLP

Oak Brook, Illinois

January 31, 2003

BRASS EAGLE INC.

FINANCIAL STATEMENTS (Continued)

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

December 31, 2002 and 2001

	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$365	$9
Accounts receivable—less allowance for doubtful accounts of $2,175 in 2002 and $2,000 in 2001	27,215	26,371
Inventories	19,095	13,120
Prepaid expenses and other current assets	834	1,191
Deferred income taxes	2,598	2,544

Total current assets	50,107	43,235

Property, plant and equipment, net	15,949	16,506

Other assets:
Other assets	579	270
Goodwill	32,284	32,284

	$98,919	$92,295

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Revolving credit facility	$4,300	$3,900
Accounts payable	4,755	4,438
Accrued expenses	7,336	6,549
Current maturities of long-term debt	6,207	6,407

Total current liabilities	22,598	21,294

Long-term debt, less current maturities	8,400	14,607
Deferred income taxes	2,638	1,350
Other liabilities	936	889

Stockholders’ equity:
Common stock, $.01 par value; 10,000,000 shares authorized, 7,461,511 issued and 7,303,261 outstanding in 2002, 7,266,618 issued and 7,146,918 outstanding in 2001	75	73
Additional paid-in capital	26,405	25,851
Accumulated other comprehensive loss	(321)	(540)
Retained earnings	38,985	29,314
Treasury stock, 158,250 shares at cost 2002, 119,700 shares at cost 2001	(797)	(543)

	64,347	54,155

	$98,919	$92,295

See accompanying notes to consolidated financial statements

BRASS EAGLE INC.

FINANCIAL STATEMENTS (Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Net sales	$104,923	$91,885	$86,760

Cost of sales	63,918	58,845	53,305

Gross profit	41,005	33,040	33,455

Operating expenses:
Strategic initiative expense	0	0	651
Selling & marketing	16,346	15,347	11,473
General & administrative	8,439	7,198	5,062
Amortization expense	77	2,083	1,290

	24,862	24,628	18,476

Operating income	16,143	8,412	14,979

Minority interest	0	0	50
Interest income	47	89	347
Interest expense	(1,503)	(2,009)	(1,354)

	(1,456)	(1,920)	(957)

Income before income taxes	14,687	6,492	14,022

Provision for income taxes	5,016	2,566	5,354

Net income	$9,671	$3,926	$8,668

Basic earnings per share	$1.35	$0.55	$1.21

Diluted earnings per share	$1.30	$0.52	$1.15

See accompanying notes to consolidated financial statements

BRASS EAGLE INC.

FINANCIAL STATEMENTS (Continued)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands except per share data)

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Net income	$9,671	$3,926	$8,668
Other comprehensive income (loss):
(Loss)/Gain on derivative, net of tax	219	(540)	0

Comprehensive income	$9,890	$3,386	$8,668

See accompanying notes to consolidated financial statements.

BRASS EAGLE INC.

FINANCIAL STATEMENTS (Continued)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands except share data)

December 31, 2002, 2001 and 2000

	Common Stock		Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, December 31, 1999	7,129,387	$72	$25,758	$(543)	$16,720	0	$42,007

Issuance of common stock	9,203	1	44	0	0	0	45

Net income	0	0	0	0	8,668	0	8,668

Balance, December 31, 2000	7,138,590	$73	$25,802	$(543)	$25,388	0	$50,720

Issuance of common stock	8,328	0	49	0	0	0	49

Comprehensive loss	0	0	0	0	0	(540)	(540)

Net income	0	0	0	0	3,926	0	3,926

Balance December 31, 2001	7,146,918	$73	$25,851	$(543)	$29,314	$(540)	$54,155

Stock Options Exercised	149,202	2	513	(254)	0	0	261

Issuance of common stock	7,141	0	41	0	0	0	41

Comprehensive gain	0	0	0	0	0	219	219

Net income	0	0	0	0	9,671	0	9,671

Balance December 31, 2002	7,303,261	$75	$26,405	$(797)	$38,985	$(321)	$64,347

See accompanying notes to consolidated financial statements

BRASS EAGLE INC.

FINANCIAL STATEMENTS (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Cash flows from operating activities
Net income	$9,671	$3,926	$8,668
Adjustments to reconcile net income to net cash From operating activities
Deferred income taxes	1,082	(234)	(479)
Deferred compensation	34	0	0
Depreciation and amortization	2,775	4,578	2,892
Provision for doubtful accounts	332	1,234	50
Minority interest	0	0	(50)
Stock compensation expense	41	33	26
(Gain)Loss on disposition of equipment	(3)	199	67
Changes in assets and liabilities net of effects of acquisitions
Accounts receivable	(1,183)	(1,749)	(7,384)
Inventories	(5,975)	883	(2,418)
Prepaid expenses and other assets	357	(420)	1,259
Accounts payable and accrued expenses	1,535	(3,858)	7,575
Due from affiliate	0	326	94

Net cash from operating activities	8,666	4,918	10,300

Cash flows from investing activities
Purchases of property and equipment	(2,138)	(1,946)	(6,388)
Proceeds from sale of equipment	7	54	8
Acquisition of Nittan assets	0	(2,322)	0
Acquisition of JT USA, L.P.	0	0	(32,374)

Net cash from investing activities	(2,131)	(4,214)	(38,754)

Cash flows from financing activities
Bank loan fees	(23)	0	(350)
Payments on long-term debt	(6,407)	(6,208)	(2,803)
Proceeds on long-term debt	0	2,000	28,000
Purchase of treasury stock	(149)	0	0
Issuance of stock	0	16	19
Net proceeds from line of credit	400	40	3,860

Net cash from financing activities	(6,179)	(4,152)	28,726
Net change in cash	356	(3,448)	272
Cash at beginning of year	9	3,457	3,185

Cash at the end of year	$365	$9	$3,457

See accompanying notes to consolidated financial statements

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies and practices followed by Brass Eagle Inc. (Brass Eagle) are as follows:

Description of Business:    Brass Eagle is a leading manufacturer of paintball markers, paintballs, protective eyewear, hoppers and other paintball accessories. Brass Eagle sells its products through major domestic and international retailers and paintball specialty stores.

Principles of Consolidation:    The consolidated financial statements include the accounts of Brass Eagle Inc., its wholly-owned subsidiaries and its investments in affiliates that are greater than fifty percent. All significant inter-company accounts and transactions have been eliminated.

Revenue Recognition and Warranty:    Brass Eagle recognizes revenue upon shipment of product. Brass Eagle’s products provide for warranties ranging from 3 months to 12 months. The accrued warranty obligation is provided at the time of product sale based on management estimates, which are developed from historical information and certain assumptions about future events, which are subject to change.

Cash and Cash Equivalents:    Cash includes cash, time deposits, and highly liquid investments with original maturities of 3 months or less.

Accounts Receivable:    Accounts receivable is comprised of amounts billed to customers net of an allowance for uncollectible amounts. The allowance for doubtful accounts is estimated by management and is based on specific information about customer accounts, past loss experience and general economic conditions. An account is charged off by management when deemed uncollectible, although collection efforts may continue.

Inventories:    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment:    Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements, which significantly extend the lives of assets, are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

Assets are depreciated over the estimated useful life of the assets, ranging from three to thirty-nine years, using the straight-line method. Amortization of leasehold improvements is based on the shorter of the lease term or the useful life, using the straight-line method.

Pre-opening costs:    Pre-opening costs are expensed as incurred. Pre-opening costs associated with the opening of Challenge Park Extreme in 2000 are included in selling and marketing and general and administrative expenses for the year ended December 31, 2000. These costs were approximately $349.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Stock Based Compensation    Employee compensation expense under stock options is reported using the intrinsic method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise plan equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect or net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation:

	2002	2001	2000
Net income as reported	$9,671	$3,926	$8,668

Proforma stock-based compensation expense, net of related tax effects	$(296)	$(411)	$(406)

Pro forma net income	$9,375	$3,515	$8,262

Basic earnings per share as reported	$1.35	$0.55	$1.21
Pro forma basic earnings per share	1.30	0.49	1.16
Diluted earnings per share as reported	1.30	0.52	1.15
Pro forma diluted earnings per share	1.27	0.47	1.10

The fair value of options was estimated at the date of grant or re-pricing using the following weighted average assumptions:

	2002	2001	2000
Risk-free interest rate	2.9%	4.0%	5.2%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	65.0%	70.0%	60.0%
Weighted average expected life	4 years	4 years	4 years

The weighted average fair value of options granted in the years ended December 31, 2002 through 2000 were $4.33, $2.42 and $2.31, respectively.

The proforma effects of applying SFAS 123 are not indicative of future amounts. Additional awards in future years are anticipated.

Goodwill:    Goodwill, including the Brass Eagle name and goodwill associated with the JT USA, L. P. and CM Support acquisitions are stated at amortized cost. These assets were being amortized over the useful life of the assets, primarily 15 to 20 years on a straight-line basis. Accumulated amortization was $4,490 and $4,490 as of December 31, 2002 and 2001, respectively. Adoption of SFAS 142 resulted in the cessation of goodwill amortization in 2002.

Financial Instruments:    Brass Eagle adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended on June 29, 2000, on January 1, 2001. Brass Eagle entered into an interest rate swap to convert a portion of the floating rate debt to a fixed rate. Brass Eagle formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative used in the hedging transaction is highly effective in offsetting changes in the cash flows of the hedged item. Adoption of SFAS No. 133 on January 1, 2001 resulted in recording the fair value of the interest rate swap of $518 ($321 net of the tax effect) and $889 ($540 net of the tax effect) as a liability in the balance sheet on December 31, 2002, 2001 and respectively. The offsetting adjustment is reported in the statement of other comprehensive income.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

The remaining portion of the long-term debt outstanding is floating rate debt, the carrying value of which approximates fair value.

Advertising Costs:    Advertising costs are expensed as incurred. Advertising costs included in selling and marketing expenses were $645, $754 and $539 for the years ended December 31, 2002, 2001 and 2000, respectively.

Shipping Revenues and Costs:    Brass Eagle adopted Emerging Issues Task Force (“EITF”) No. 00-10 Accounting for Shipping and Handling Fees and Costs. This guidance requires that all amounts billed to a customer in a sales transaction related to shipping and handling, which represents revenue earned for the goods provided, be classified as revenue. This guidance also permits costs incurred related to shipping and handling to be classified as selling expenses if the amounts are disclosed. Brass Eagle has elected not to reclassify the amounts of shipping and handling costs it incurs to cost of sales, but has outlined the impact of such amounts in the below table as allowed under EITF No. 00-10:

	2002	2001	2000
Shipping and handling costs included in selling expenses	1,517	1,656	943

Income Taxes:    The provision for income taxes includes federal and state taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities using current tax rates.

Use of Estimates in the Preparation of Financial Statements:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts, warranty reserve and reserve for slow moving inventory.

NOTE 2—INVENTORIES

Inventories consist of the following components:

	2002	2001
Finished goods	$15,989	$11,327
Raw materials	3,106	1,793

Total inventory	$19,095	$13,120

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment consist of the following major classifications:

	2002	2001
Land	$742	$742
Buildings	2,246	2,246
Autos	96	89
Tools and dies	5,765	4,584
Manufacturing equipment	7,275	7,128
Park amusement and infrastructure	3,546	3,186
Leasehold improvements	1,597	1,597
Office equipment	3,225	2,324

	24,492	21,896
Accumulated depreciation and amortization	(8,580)	(5,885)

	15,912	16,011

Construction in progress	37	495

	$15,949	$16,506

Depreciation and amortization expense was $2,698, $2,495 and $1,602 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 4—CREDIT FACILITY & LONG-TERM DEBT BORROWINGS

The Senior Credit Facility, dated June 30, 2000 and modified on February 1, 2001, December 31, 2001 and September 10, 2002, is comprised of a $12.5 million revolving credit facility with a seasonal increase to $17.5 million ($4.3 million outstanding at December 31, 2002), a $2.0 million term loan and a $28.0 million term loan used for the acquisition of substantially all the assets of JT USA, L.P.. The funds available under the revolving credit facility are limited to eligible accounts receivable and inventory, as defined, up to a maximum of $12.5 million (seasonal increase to $17.5 million from October 15 to January 15). The credit facility is secured by all tangible and intangible assets of Brass Eagle, exclusive of its investment in Challenge Park Xtreme, LLC. Up to 70% of the eligible accounts receivable balance can serve as collateral for the line of credit borrowings outstanding. At December 31, 2002 approximately 16% of the accounts receivable balance served as collateral for the line of credit borrowings outstanding.

The $28.0 million term loan requires quarterly principal payments of $1.4 million and matures in June 2005 ($14.0 million outstanding as of December 31, 2002). The $2.0 million term loan requires quarterly principal payments of $0.2 million and matures in September, 2003 ($0.6 million outstanding as of December 31, 2002).

Borrowings bear interest as designated by Brass Eagle at either the bank’s prime rate (plus 1.50% based on Brass Eagles’ leverage ratio) or LIBOR (plus 1.25% to 2.50% based on Brass Eagle’s leverage ratio).

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 4—CREDIT FACILITY & LONG-TERM DEBT BORROWINGS—(Continued)

Long-term debt maturities of the term debt are as follows:

2003	6,207
2004	5,600
2005	2,800

14,607
Less Current Maturities	6,207

$8,400

The agreement, including the amendments executed on February 1, 2001, December 31, 2001 and September 10, 2002, includes certain quarterly restrictive covenants, including maintaining a minimum net worth of $40.0 million plus 75% of net income from the time of borrowing, a leverage ratio of 2.0 to 1.0, a 1.0 to 1.0 fully-loaded fixed charge coverage ratio from December 31, 2001 until September 30, 2002 and 1.1 to 1.0 fully-loaded fixed charge coverage ratio from December 31, 2002 and thereafter, and minimum EBITDA of $14.25 million for the twelve months ended September 30, 2002. There is no minimum EBITDA requirement as of December 31, 2002. If Brass Eagle’s fully-loaded fixed charge coverage ratio falls below 1.0 to 1.0, Brass Eagle will pay a 25 basis point premium above the stated pricing spreads until such time that it reports a fully-loaded fixed charge coverage ratio in excess of 1.0 to 1.0. The agreement also limited 2001 capital expenditures to $4.5 million, excluding the purchase of the Nittan assets, and limited capital expenditures to $4.5 million in 2002. Brass Eagle was in compliance with these covenants at December 31, 2002.

Financing costs incurred are capitalized and amortized over the remaining life of the respective loan. These costs are classified as other long-term assets on the accompanying balance sheet. Cash paid during the years ended December 31, 2002, 2001 and 2000 for interest was $1,513, $2,050 and $1,279, respectively.

NOTE 5—GOODWILL

Brass Eagle adopted FAS 142, “Goodwill and Other Intangible Assets”, on January 1, 2002. This statement resulted in the cessation of goodwill amortization. Goodwill will be subject to at least an annual assessment of impairment.

As of December 31, 2002, Brass Eagle has goodwill (net of amortization) of $32.3 million. For the years ended December 31, 2002, 2001 and 2000, Brass Eagle recorded $77, $69 and $35 respectively in amortization expense associated with deferred financing costs.

For the years ended December 31, 2001 and December 31, 2000, Brass Eagle recognized $2.0 million and $1.3 million, respectively, in amortization expenses relating to goodwill amortization.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 5—GOODWILL—(Continued)

The following adjusts reported net income and earnings per share to exclude goodwill amortization (in thousands except per share data):

	2002	2001	2000
Reported net income	$9,671	$3,926	$8,668

Add back goodwill amortization	0	2,014	1,255

Adjusted net income	$9,671	$5,940	$9,923

Basic earnings per share:
Reported net income	$1.35	$0.55	$1.21
Add back goodwill amortization	0	0.28	0.18

Adjusted net income	$1.35	$0.83	$1.39

Diluted earnings per share:
Reported net income	$1.30	$0.52	$1.15
Add back goodwill amortization	0	0.27	0.17

Adjusted net income	$1.30	$0.79	$1.32

NOTE 6—DEFERRED COMPENSATION

In November, 2001, Brass Eagle established a non-qualified Deferred Compensation Plan which is exempt from certain restrictions imposed by the Internal Revenue Code on 401(k) plans. Participation in the Deferred Compensation Plan is limited to select management of the company. Participants may contribute up to 100 percent of their gross pay, including bonuses. Brass Eagle will match half of each participant’s contribution up to 10 percent of earnings. Assets are held in individual accounts for each participant and earn a rate of return based on participant selected investment options. The amounts deposited in the plan by the participants are unsecured liabilities of Brass Eagle.

Brass Eagle purchased company-owned life insurance policies insuring the lives of the group of participants to finance the plan.

The cash surrender value of life insurance at December 31, 2002 was $363. Brass Eagle’s contribution for the year ended December 31, 2002 was $83. The liability for deferred compensation at December 31, 2002 was $418.

NOTE 7—INTEREST RATE SWAP

Brass Eagle entered into an interest rate swap agreement to hedge future cash flows for interest payments on $14.0 million of term debt on August 31, 2000. Under the terms of the swap agreement, Brass Eagle will pay a fixed rate on $14.0 million of borrowings under the term note agreement. The swap agreement runs for three years through August 29, 2003. The fair value of the hedge at December 31, 2002 and December 31, 2001 is ($518) and ($889) respectively. The fair value of Brass Eagle’s term debt is approximately $15.1 and $21.9 million as of December 31, 2002 and December 31, 2001, respectively.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 8—LEASES

Brass Eagle leases its manufacturing and warehousing facilities and certain operating equipment under operating leases, which expire from June, 2003 to January, 2008. Rent expense approximated $1,037, $929 and $568, for the years ended December 31, 2002, 2001 and 2000, respectively. Total minimum rentals under noncancelable operating leases over future years as of December 31, 2002 are as follows:

2003	$1,106
2004	965
2005	580
2006	435
2007	419
Thereafter	7

$3,512

NOTE 9—INCOME TAXES

The income tax provision is comprised of the following:

	December 31,
	2002	2001	2000
Current expense	$3,862	$2,800	$5,833
Deferred income tax expense (benefit)	1,154	(234)	(479)

	$5,016	$2,566	$5,354

Income tax expense is reconciled to the tax expense that would result from applying regular statutory rates to pretax income as follows:

	December 31,
	2002	2001	2000
Income taxes at the statutory rate at 34%	$4,993	$2,207	$4,770
State taxes, net of federal benefit and state tax credits and other	423	359	584
Adjustments to reduce certain state tax liabilities	(400)	0	0

	$5,016	$2,566	$5,354

The adjustment to reduce certain state tax liability accruals was recorded to reverse accruals no longer deemed necessary due to the resolution of tax examinations.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 9—INCOME TAXES—(Continued)

Deferred tax assets are comprised of the following:

	2002	2001
Deferred tax assets resulting from
Accounts receivable allowance	$645	$583
Accrued warranty	921	1,151
Inventory valuation	535	405
Stock options	114	114
Accrued discounts and promotions	268	252
Deferred compensation plan	180	22
Other accruals	521	253

	3,184	2,780
Deferred tax liabilities from depreciation and amortization	(3,144)	(1,586)

Net deferred tax asset	$40	$1,194

Cash paid during the years ended December 31, 2002, 2001 and 2000 for taxes was $3,475, $3,725 and $3,041, respectively.

NOTE 10—EMPLOYEE BENEFIT PLANS

Brass Eagle sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Employees may elect to contribute to the plan a portion of their eligible pretax compensation up to certain limits as specified in the plan. Brass Eagle also makes annual contributions to the plan. Amounts contributed by Brass Eagle to the plan amounted to $135, $132 and $93 in 2002, 2001 and 2000, respectively.

All full-time employees of Brass Eagle were eligible to participate in the Employee Stock Purchase Plan. Under the terms of the plan, employees can elect to have up to 10% of their annual earnings withheld to purchase up to 250 shares of Brass Eagle common stock. The plan purchased 3,759 shares of Brass Eagle common stock for the plan year ended December 31, 2000. This plan terminated December 31, 2000.

Effective June 1, 2002, Brass Eagle adopted a new Brass Eagle Employee Stock Purchase Plan. Under the plan terms, all eligible full time employees can elect to defer a maximum of 10% of their annual earnings to purchase Brass Eagle common stock. At each offering purchase date, participants can purchase a maximum of 250 shares of Brass Eagle common stock. Shares will be purchased in three offerings: on December 31, 2002, December 31, 2003 and December 31, 2004. The plan terminates on December 31, 2004. The plan purchased 5,178 shares of Brass Eagle common stock, for the plan year ended December 31, 2002.

NOTE 11—ACQUISITIONS

On March 5, 2001, Brass Eagle acquired selected machinery and equipment from Nittan USA, Inc., a manufacturer of CO2 jets, for $2.3 million in cash. Brass Eagle has agreed to lease facilities in Batesville, Mississippi to house the equipment and produce CO2 jets, which are sold to Brass Eagle customers.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 11—ACQUISITIONS—(Continued)

On June 30, 2000, Brass Eagle completed the acquisition of substantially all of the assets of JT USA, L. P. of Chula Vista, California, for $32.0 million in cash. In addition, Brass Eagle spent approximately $374 for closing costs for the purchase. The assets involved included all patent and trademark rights, molds, tools and dies used to produce product, all existing product lines, a lease of real property in Chula Vista, California, substantially all existing contracts, licenses and permits, all inventory, all accounts receivable and goodwill. The assets are owned by Brass Eagle’s subsidiary, JT USA Inc.

The purchase price of $32.4 million was allocated as follows:

(in thousands)
Current assets	$4,448
Property and equipment	798
Liabilities	(1,803)

Net assets acquired	3,443
Excess of cost over fair value	28,931

Purchase price	$32,374

The $28.9 million of goodwill asset was being amortized over 20 years until December 31, 2001.

The following unaudited pro forma information presents a summary of the results of operations of Brass Eagle as if the acquisition had occurred on January 1, 2000 (in thousands, except for per share data):

YEAR ENDED DECEMBER 31, 2000
Net sales	$94,712
Operating income	15,952
Net income	8,683

Net income per share:
Basic	$1.22
Diluted	1.15

Weighted average shares outstanding:
Basic	7,136,648
Diluted	7,522,141

These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the acquisition occurred on the date indicated, or may result in the future.

NOTE 12—MAJOR CUSTOMERS

Customers accounting for 10% or more of Brass Eagle’s sales for the periods presented are as follows:

	December 31,
	2002	2001	2000
Company A	53%	53%	62%

The net accounts receivable balances from this customer was approximately $18,958 and $19,754 at December 31, 2002 and 2001, respectively.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 13—RELATED PARTY TRANSACTIONS

Purchases:    Brass Eagle purchases certain component parts and finished goods from a supplier related through common ownership. Purchases from this company were $7,609, $13,514 and $5,014 for years ended December 31, 2002, 2001 and 2000, respectively. In addition, Brass Eagle paid $841, $0 and $108 for tooling from this company for the years ended December 31, 2002, 2001 and 2000, respectively.

Marketing and Related Services:    Brass Eagle, through its investment in Challenge Park Xtreme, LLC, sources certain marketing and related services from one of the LLC members. The value of these services were $164, $223 and $186 for the year ended December 31, 2002 , 2001 and 2000, respectively.

NOTE 14—SALES BY GEOGRAPHIC AREA

Brass Eagle sells paintball markers, paintballs, and accessories through major domestic and international retailers and paintball specialty stores. The following summarizes the geographic distribution of Brass Eagle’s sales:

	December 31,
	2002	2001	2000
Revenues
United States	$98,534	$86,212	$82,082
Other geographic areas	6,389	5,673	4,678

NOTE 15—EMPLOYEE STOCK OPTIONS

Brass Eagle has 840,076 options outstanding at December 31, 2002, 700,507 of which are held by Brass Eagle employees. The remaining 139,569 options were granted to Daisy employees, including approximately 111,655 options held by the estate of Marvin Griffin, former Chairman of the Board of Directors of Brass Eagle. Options totaling 605,600 are outstanding from grants under Brass Eagle’s 1997 Stock Option Plan. The remaining 234,476 shares were granted under plans established by Daisy prior to the reorganization. The options granted under the Daisy plans were converted to options to purchase Brass Eagle’s common stock effective with the reorganization.

The 1997 stock option plan, as amended on December 18, 2000, has reserved 607,700 shares to be granted to key employees and consultants at the discretion of the Compensation Committee of the Board of Directors. No options may be issued for less than the fair market value of Brass Eagle’s common stock at the date of grant. Options granted under the plan are exercisable at such times and upon such terms as the Compensation Committee shall determine. All options granted under the plan to date vest equally over a four-year period. The options under this plan expire ten years after the date of grant.

On November 19, 1999, Brass Eagle re-priced options granted in 1999 and 1998 from $15.25 and $15.50 a share to $8.00 a share. No compensation expense was recorded at that time because the modified exercise price equaled or exceeded the fair market value of Brass Eagle’s common stock on the re-pricing date. In accordance with FASB Interpretation Number 44, the re-pricing of the options changed the re-priced options from fixed to variable. As a result, compensation expense is recognized based on fluctuations in the market price of Brass Eagle stock above $8 per share.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 15—EMPLOYEE STOCK OPTIONS—(Continued)

The following table summarizes information about outstanding stock options held at December 31, 2002.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Contract Life—Years	Weighted Average Exercise Price	Number Exercisable At December 31, 2002	Weighted Average Exercise Price
$ .56	234,476	0	$.56	234,476	$.56
$4.25 - $4.37	185,645	8	$4.30	64,698	$4.32
$8.00 - $12.00	419,955	6	$9.10	294,599	$9.46

	840,076			593,773

Information regarding the Brass Eagle and Daisy employees participating in the plans above for the years ended December 31, 2002, 2001 and 2000 are shown below:

	Number of Shares
	Held by Daisy Employees	Held by Brass Eagle Employees	Total	Weighted Average Exercise Price
				($)
Options outstanding at December 31, 1999	264,736	582,966	847,702	5.30
Granted	0	73,145	73,145	4.37
Forfeited	0	(72,820)	(72,820)	(8.90)
Exercised

Options outstanding at December 31, 2000	264,736	583,291	848,027	4.89
Granted	0	128,000	128,000	4.25
Forfeited	0	(8,000)	(8,000)	(8.00)

Options outstanding at December 31, 2001	264,736	703,291	968,027	4.43
Granted	0	77,300	77,300	8.39
Forfeited	0	(17,500)	(17,500)	(4.85)

Exercised	(125,167)	(62,584)	(187,751)	(.56)

Options outstanding at December 31, 2002	139,569	700,501	840,076	5.65

No compensation expense was recorded under APB Opinion No. 25 for fixed options for the years ended December 31, 2000 through 2001 because the exercise price equaled or exceeded the fair market value of the options on the dates of grant.

The options granted under the Daisy plans include 187,751 options granted on June 30, 1993 and 256,737 shares granted at the discretion of Daisy’s compensation committee prior to the initial public offering. These options are exercisable at a fixed exercise price of $0.56 per share. Options, totaling 187,751, were exercised during the year ended December 31, 2002, prior to their expiration on September 15, 2002. The remaining Daisy options expire June 30, 2003. The exercise price of the options granted by Daisy was equal to or greater than the fair market value at the date of grant. The fair market value was determined by Daisy’s Board of Directors.

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 31, 2002, 2001, and 2000

NOTE 16—BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share has been computed by dividing net income by the basic shares outstanding plus the dilutive effect on common stock equivalents. Certain stock options granted in 2002, 1999 and 1998 are anti-dilutive and for purposes of calculating the diluted earnings per share these options have been excluded. These shares may become dilutive in the future.

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share for the years ended December 31, 2002, 2001, and 2000 are presented below.

	2002	2001	2000
Basic earnings per share
Net income available to common stockholders	$9,671	$3,926	$8,668

Basic weighted average common shares outstanding	7,189,337	7,144,736	7,136,648
Basic earnings per share	$1.35	$0.55	$1.21

	2002	2001	2000
Diluted earnings per share
Net income available to common stockholders	$9,671	$3,926	$8,668

Basic weighted average common shares Outstanding	7,189,337	7,144,736	7,136,648
Add dilutive effect of stock options	271,550	395,371	385,493

Weighted average dilutive common shares outstanding	7,460,887	7,540,108	7,522,141

Diluted earnings per share	$1.30	$0.52	$1.15

BRASS EAGLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

NOTE 17—COMMITMENTS AND CONTINGENCIES

Due generally to the risks associated with the misuse of paintball products, Brass Eagle is a defendant in product liability lawsuits. To date, all claims and lawsuits have been resolved without any material cost or a material adverse effect on Brass Eagle and its prospects. In addition, Brass Eagle does not expect any pending claims to have a material adverse effect when resolved.

R. P. Scherer Technologies Inc. has filed a lawsuit against Brass Eagle in the United States District Court, Western District of Arkansas alleging patent infringement and trade dress infringement, relating to Brass Eagle’s manufacture of paintballs. Brass Eagle was served on January 3, 2003. The lawsuit relates to the method of manufacturing the paintballs and their outward appearance. The lawsuit seeks an injunction, and a royalty for past sales using the process. Brass Eagle believes this case will be resolved without a material adverse effect on Brass Eagle’s business or financial condition.

NOTE 18—QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter Ended 2002	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
Net Sales	$20,130	$26,694	$21,887	$36,212
Gross Profit	7,734	10,201	8,432	14,638
Operating Income	2,085	4,131	2,627	7,300
Income before Income Taxes	1,755	3,795	2,262	6,875
Net Income	1,089	2,369	1,538	4,675

Earnings Per Share:
Basic	0.15	0.33	0.21	0.64
Diluted	0.14	0.31	0.21	0.63

Quarter Ended 2001	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
Net Sales	$20,770	$21,333	$15,570	$34,212
Gross Profit	8,537	7,968	5,248	11,287
Operating Income (loss)	2,666	2,369	(271)	3,648
Income (loss) before Income Taxes	2,180	1,960	(681)	3,033
Net Income (loss)	1,308	1,177	(418)	1,859

Earnings (loss) Per Share:
Basic	0.18	0.16	(0.06)	0.26
Diluted	0.17	0.16	(0.06)	0.25

During the fourth quarter of 2001 Brass Eagle recorded bad debt expenses associated with K-Mart’s Chapter 11 petition.

BRASS EAGLE INC.

ITEM 9:    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

PART III

ITEM 10:    DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Pursuant to general instruction G(3) of the instructions to Form 10-K, information concerning Brass Eagle’s executive officers is included under the caption “Executive Officers of Brass Eagle” at the end of Part I of this report. The remaining information required by this Item appears under the caption “Election of Directors, Nominees” in the 2002 Proxy Statement and under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” in the 2002 Proxy Statement, which information is incorporated herein by reference.

ITEM 11:    EXECUTIVE COMPENSATION

The information required by this Item appears under the caption “Compensation of Directors and Executive Officers” in the 2002 Proxy Statement, which information is incorporated herein by reference.

ITEM 12:    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this Item appears under the caption “Principal Stockholders” in the 2002 Proxy Statement and under the caption “Equity Ownership of Directors and Executive Officers” in the 2002 Proxy Statement, which information is incorporated herein by reference.

ITEM 13:    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this Item appears under the heading “Certain Transactions” in the 2002 Proxy Statement, which information is incorporated herein by reference.

BRASS EAGLE INC.

PART IV

ITEM 14:    CONTROLS AND PROCEDURES

The President and Chief Financial Officer evaluated the Company’s disclosure controls and procedures as of November 1, 2002. They have concluded that the effectiveness of the Company’s disclosure controls and procedures are appropriate.

The President and Chief Financial Officer of Brass Eagle have communicated to the Auditors and the Audit Committee, effective November 1, 2002, the following:

i)    We believe that there are no significant deficiencies in the design or operation of Brass Eagle’s internal controls, which could adversely affect the registrant’s ability to record, process, summarize and report financial data, and to our knowledge there are no material weaknesses in internal controls.

ii)    To the best of our knowledge, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in Brass Eagle’s internal controls.

We have recently changed Brass Eagle’s disclosure controls and procedures as follows:

i)    The President and Chief Financial Officer now execute the certifications attached hereto. The Executive Officers of Brass Eagle and the General Managers of key subsidiaries now execute sub-certifications supporting the certifications attached hereto.

ii)    Brass Eagle has established a written procedure, which puts in writing our end-of-quarter closing procedures. The procedures themselves were already in place.

There have been no other significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

ITEM 15:    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

The following documents are filed as a part of this Report:

1.    Financial Statements.

The following financial statements of the registrant are included in Part II of this report:

Report of Independent Auditors

Consolidated Balance Sheets as of December 31, 2002 and 2001

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Comprehensive Income for the years December 31, 2002, 2001 and 2000

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Cash Flows for the years ended December 31, 2002,

2001 and 2000

Notes to Consolidated Financial Statements

Quarterly Financial Data

2.    Financial Statement Schedules.

Schedule II Valuation and Qualifying Accounts

(This schedule appears immediately following the signature page.)

3.    Exhibits and Executive Compensation Plans.

The following exhibits are filed with this Report or are incorporated herein by reference to previously filed material.

BRASS EAGLE INC.

ITEM 15:	EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K —(Continued)

Exhibit No.

2	(i)

Asset Purchase Agreement dated March 29, 2000, by and between Brass Eagle Inc., JT USA, L. P. and certain other individuals and entities (incorporated by reference to Exhibit 2 to Brass Eagle Inc.’s Current Report on Form 8-K filed with the SEC on July 13, 2000).

3	(i)	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385)

3	(ii)	By-laws (incorporated by reference to Exhibit 3(ii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(i)

Assignment, Assumption and Indemnification Agreement effective as of November 24, 1997 between Brass Eagle Inc. and Daisy Manufacturing Company (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(ii)	Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated December 9, 1997 (incorporated by reference to Exhibit 10(vii) to Form 10-K for the year ended December 31, 1997, in 0-23385)

10	(iii)

First Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated September 14, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1999, in 0-23385).

10	(iv)

Lease Agreement between Leroy Locke & Bonnie Locke and Brass Eagle Inc. dated August 1, 1998 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1998, in 0-23385)

10	(v)	Employment Agreement between E. Lynn Scott and Brass Eagle Inc. dated as of September 15, 1997 (incorporated by reference to Exhibit 10(ix) to Registration Statement No. 333-36179).

10	(vi)	1997 Stock Option Plan (incorporated by reference to Exhibit 10(iii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(vii)	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10(iv) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(viii)

Indemnification Agreement between Marvin W. Griffin and Brass Eagle Inc. dated as of November 24, 1997 (incorporated by reference to Exhibit 10(v) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(ix)

Indemnification Agreement between E. Lynn Scott and Brass Eagle Inc. dated as of November 24, 1997 (incorporated by reference to Exhibit 10(vi) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(x)	Form of continuing Guaranty (incorporated herein by reference to Exhibit 10(xiv) to Registration Statement No. 333-36179).

10	(xi)

Tax Allocation Agreement between Brass Eagle Inc. and Daisy Manufacturing Company dated November 24, 1997 (incorporated by reference to Exhibit 10(vii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(xii)	Change-of-Control Agreement between Brass Eagle Inc. and Steve Cherry effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

BRASS EAGLE INC.

Exhibit No.—(Continued)

10	(xiii)	Change-of-Control Agreement between Brass Eagle Inc. and Steve DeMent effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xiv)	Change-of-Control Agreement between Brass Eagle Inc. and John D. Flynn effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xv)

Change-of-Control Agreement between Brass Eagle Inc. and J. R. Brian Hanna effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xvi)

Change-of-Control Agreement between Brass Eagle Inc. and Charles Prudhomme effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xvii)

1999 Distributor Agreement between Brass Eagle Inc. and Leader Industries Inc. effective September 1, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xviii)

Change-of-Control Agreement between Brass Eagle Inc. and Mark Skrocki effective November 9, 1999 (incorporated by reference to Exhibit 10(xxi) to Form 10-K for the year ended December 31, 1999, in 0-23385).

10	(xix)	Operating Agreement of Challenge Park Xtreme, LLC effective November 10, 1999 (incorporated by reference to Exhibit 10(xxii) to Form 10-K for the year ended December 31, 1999, in 0-23385)

10	(xx)

Second Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated April 1, 2000 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended March 31, 2000, in 0-23385)

10	(xxi)

Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective June 30, 2000 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 2000, in 0-23385)

10	(xxii)

Amendment to Brass Eagle Inc. 1997 Stock Option Plan adopted November 20, 1997 and Amended December 18, 2000 (incorporated by reference to Exhibit 10(xxii) to Form 10-K for the year ended December 31, 2000, in 0-23385)

10	(xxiii)

Lease and Option to Purchase Agreement between JT USA Inc. and John Ross Gregory and Rita Ann Gregory, effective July 1, 2000 (incorporated by reference to Exhibit 10(xxiii) to Form 10-K for the year ended December 31, 2000, in 0-23385)

10	(xxiv)

First Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective February 1, 2001 (incorporated by reference to Exhibit 10(xxiv) to Form 10-K for the year ended December 31, 2000, in 0-23385).

10	(xxv)

Second Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N.A. as Administrative Agent, effective May 31, 2001 (incorporated by reference to Exhibit 10(xxv) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxvi)

Third Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective December 31, 2001 (incorporated by reference to Exhibit 10(xxvi) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxvii)

Change of Control Agreement between Brass Eagle Inc. and Eric Baker, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxvii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

BRASS EAGLE INC.

Exhibit No.—(Continued)

10	(xxviii)

Change of Control Agreement between Brass Eagle Inc. and David Armstrong, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxviii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxix)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Steve Cherry, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxix) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxx)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Steve DeMent, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxx) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxi)

Amendment to Change of Control Agreement between Brass Eagle Inc. and John Flynn, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxi) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxii)

Amendment to Change of Control Agreement between Brass Eagle Inc. and J.R. Brian Hanna, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxiii)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Charles Prudhomme, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxiii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxiv)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Mark Skrocki, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxiv) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxv)

Fourth Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N.A., as Administrative Agent, effective September 10, 2002 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 2002, in 0-23385).

10	(xxxvi)	Indemnification Agreement between Brass Eagle Inc. and Mary E. Jones, Controller, dated December 9, 2002.

10	(xxxvii)	Third Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated December 31, 2002.

10	(xxxviii)	Employee Stock Purchase Plan dated June 1, 2002.

11		Statement of Computation of Earnings Per Share

21		Subsidiaries of the Registrant

23		Consent of Independent Auditors

24		Powers of Attorney

99	(i)	Certification of the Chief Executive Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

99	(ii)	Certification of the Chief Financial Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

BRASS EAGLE INC.

Exhibit No.—(Continued)

Listed below are the executive compensation plans and arrangements currently in effect and which are required to be filed as exhibits to this Report

—Employment Agreement between E. Lynn Scott and Brass Eagle, Inc.

—1997 Stock Option Plan

—Employee Stock Purchase Plan—1997

—Employee Stock Purchase Plan—2002

4.	Reports on Form 8-K

Brass Eagle filed no Current Reports on Form 8-K during the fourth quarter of 2002.

BRASS EAGLE INC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BRASS EAGLE INC.

By:	/s/ E. LYNN SCOTT
E. Lynn Scott
President and Chief Executive Officer
Date: February 28, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/S/ E. LYNN SCOTT	President, Chief Executive Officer, and Director (Principal Executive Officer)
E. Lynn Scott

*
H. Gregory Wold	Chairman of the Board of Directors

*
Anthony J. Dowd	Director

*
Richard W. Hanselman	Director

*
Robert P. Sarrazin	Director

*
C. Miles Schmidt, Jr.	Director

/S/ J. R. BRIAN HANNA	Vice President - Finance, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)
J. R. Brian Hanna

*By	/S/ J. R. BRIAN HANNA
Attorney-in-fact

J. R. Brian Hanna, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons, exhibits filed hereto.

BRASS EAGLE INC.

CERTIFICATIONS

I, E. Lynn Scott, certify that:

1.    I have reviewed this annual report on Form 10-K of Brass Eagle Inc.;

2.    Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)    evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c)    presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.    The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)    any fraud, whether or not material, that involves management or others employees who have a significant role in the registrant’s internal controls; and

6.    The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: February 28, 2003	By:	/S/ E. LYNN SCOTT
E. Lynn Scott
President, Chief Executive Officer and Director

BRASS EAGLE INC.

CERTIFICATIONS

I, J. R. Brian Hanna, certify that:

1.    I have reviewed this annual report on Form 10-K of Brass Eagle Inc.;

2.    Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)    evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c)    presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.    The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)    any fraud, whether or not material, that involves management or others employees who have a significant role in the registrant’s internal controls; and

6.    The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: February 28, 2003	By:	/s/ J.R. BRIAN HANNA
J. R. Brian Hanna
Vice President-Finance and Chief Financial Officer and Treasurer

BRASS EAGLE INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31, 2002

(Dollars in thousands)

Column A	Column B	Column C				Column D	Column E
		Additions
Description	Balance at Beginning Of Period	Charged to Costs and Expenses		Charged to Other Accounts		Write Offs	Balance at End of Period
	($)	($)		($)		($)	($)
Allowance for Doubtful Accounts:
Year Ended December 31, 2002	2,000	332		29		186	2,175
Year Ended December 31, 2001	393	1,234	***	448	**	75	2,000
Year Ended December 31, 2000	357	50		65	*	79	393

Warranty Reserve:
Year Ended December 31, 2002	3,008	3,711		0		4,294	2,425
Year Ended December 31, 2001	2,089	7,083		0		6,164	3,008
Year Ended December 31, 2000	1,248	5,924		0		5,083	2,089

Inventory Reserve:
Year Ended December 31, 2002	606	774				601	779
Year Ended December 31, 2001	485	874		93		846	606
Year Ended December 31, 2000	204	321		151		191	485

*	Collections of previously charged off amounts and impact of JT USA, LP acquisition.
**	Collections of previously charged off amounts and transfers from other balance sheet accounts.
***	Significant increase associated with K-Mart’s Chapter 11 petition.

BRASS EAGLE INC.

EXHIBIT INDEX

The following exhibits are filed with this Report or are incorporated herein by reference to previously filed material:

Number in Exhibit Table		Exhibit
2	(i)

Asset Purchase Agreement dated March 29, 2000, by and between Brass Eagle Inc., JT USA, L. P. and certain other individuals and entities (incorporated by reference to Exhibit 2 to Brass Eagle Inc.’s Current Report on Form 8-K filed with the SEC on July 13, 2000.

3	(i)	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385)

3	(ii)	By-laws (incorporated by reference to Exhibit 3(ii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(i)

Assignment, Assumption and Indemnification Agreement effective as of November 24, 1997 between Brass Eagle Inc. and Daisy Manufacturing Company (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(ii)	Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated December 9, 1997 (incorporated by reference to Exhibit 10(vii) to Form 10-K for the year ended December 31, 1997, in 0-23385)

10	(iii)

First Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated September 14, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1999, in 0-23385).

10	(iv)

Lease Agreement between Leroy Locke & Bonnie Locke and Brass Eagle Inc. dated August 1, 1998 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 1998, in 0-23385)

10	(v)	Employment Agreement between E. Lynn Scott and Brass Eagle Inc. dated as of September 15, 1997 (incorporated by reference to Exhibit 10(ix) to Registration Statement No. 333-36179).

10	(vi)	1997 Stock Option Plan (incorporated by reference to Exhibit 10(iii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(vii)	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10(iv) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(viii)

Indemnification Agreement between Marvin W. Griffin and Brass Eagle Inc. dated as of November 24, 1997 (incorporated by reference to Exhibit 10(v) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(ix)

Indemnification Agreement between E. Lynn Scott and Brass Eagle Inc. dated as of November 24, 1997 (incorporated by reference to Exhibit 10(vi) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(x)	Form of continuing Guaranty (incorporated herein by reference to Exhibit 10(xiv) to Registration Statement No. 333-36179).

10	(xi)

Tax Allocation Agreement between Brass Eagle Inc. and Daisy Manufacturing Company dated November 24, 1997 (incorporated by reference to Exhibit 10(vii) to Form 10-Q for the quarter ended September 30, 1997, in 0-23385).

10	(xii)	Change-of-Control Agreement between Brass Eagle Inc. and Steve Cherry effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

BRASS EAGLE INC.

Exhibit No.—(Continued)

10	(xiii)	Change-of-Control Agreement between Brass Eagle Inc. and Steve DeMent effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xiv)	Change-of-Control Agreement between Brass Eagle Inc. and John D. Flynn effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xv)

Change-of-Control Agreement between Brass Eagle Inc. and J. R. Brian Hanna effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xvi)

Change-of-Control Agreement between Brass Eagle Inc. and Charles Prudhomme effective May 17, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xvii)

1999 Distributor Agreement between Brass Eagle Inc. and Leader Industries Inc. effective September 1, 1999 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 1999, in 0-23385).

10	(xviii)

Change-of-Control Agreement between Brass Eagle Inc. and Mark Skrocki effective November 9, 1999 (incorporated by reference to Exhibit 10(xxi) to Form 10-K for the year ended December 31, 1999, in 0-23385).

10	(xix)	Operating Agreement of Challenge Park Xtreme, LLC effective November 10, 1999 (incorporated by reference to Exhibit 10(xxii) to Form 10-K for the year ended December 31, 1999, in 0-23385)

10	(xx)

Second Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated April 1, 2000 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended March 31, 2000, in 0-23385)

10	(xxi)

Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective June 30, 2000 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended June 30, 2000, in 0-23385)

10	(xxii)

Amendment to Brass Eagle Inc. 1997 Stock Option Plan adopted November 20, 1997 and Amended December 18, 2000 (incorporated by reference to Exhibit 10(xxii) to Form 10-K for the year ended December 31, 2000, in 0-23385)

10	(xxiii)

Lease and Option to Purchase Agreement between JT USA Inc. and John Ross Gregory and Rita Ann Gregory, effective July 1, 2000 (incorporated by reference to Exhibit 10(xxiii) to Form 10-K for the year ended December 31, 2000, in 0-23385)

10	(xxiv)

First Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective February 1, 2001 (incorporated by reference to Exhibit 10(xxiv) to Form 10-K for the year ended December 31, 2000, in 0-23385).

10	(xxv)

Second Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N.A. as Administrative Agent, effective May 31, 2001 (incorporated by reference to Exhibit 10(xxv) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxvi)

Third Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N. A., as Administrative Agent, effective December 31, 2001 (incorporated by reference to Exhibit 10(xxvi) to Form 10-K for the year ended December 31, 2001, in 0-23385).

BRASS EAGLE INC.

Exhibit No.—(Continued)

10	(xxvii)

Change of Control Agreement between Brass Eagle Inc. and Eric Baker, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxvii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxviii)

Change of Control Agreement between Brass Eagle Inc. and David Armstrong, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxviii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxix)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Steve Cherry, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxix) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxx)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Steve DeMent, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxx) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxi)

Amendment to Change of Control Agreement between Brass Eagle Inc. and John Flynn, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxi) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxii)

Amendment to Change of Control Agreement between Brass Eagle Inc. and J.R. Brian Hanna, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxiii)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Charles Prudhomme, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxiii) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxiv)

Amendment to Change of Control Agreement between Brass Eagle Inc. and Mark Skrocki, effective November 15, 2001 (incorporated by reference to Exhibit 10(xxxiv) to Form 10-K for the year ended December 31, 2001, in 0-23385).

10	(xxxv)

Fourth Amendment to Credit Agreement between Brass Eagle Inc. and Bank of America, N.A., as Administrative Agent, effective September 10, 2002 (incorporated by reference to Exhibit 10(i) to Form 10-Q for the quarter ended September 30, 2002, in 0-23385).

10	(xxxvi)	Indemnification Agreement between Brass Eagle Inc. and Mary E. Jones, Controller, dated December 9, 2002.

10	(xxxvii)	Third Amendment to Lease Agreement between Ozark Terminal, Inc. and Brass Eagle Inc. dated December 31, 2002.

10	(xxxviii)	Employee Stock Purchase Plan dated June 1, 2002.

11		Statement of Computation of Earnings Per Share

21		Subsidiaries of the Registrant

23		Consent of Independent Auditors

24		Powers of Attorney

ANNEX E

BRASS EAGLE’S QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED JUNE 30, 2003

ANNEX E

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the quarterly period ended June 30, 2003.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For The Transition Period From              To

Commission File Number 0-23385

BRASS EAGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0578572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 S. E. 30th St., Bentonville, Arkansas 72712

(Address of principal executive offices) (zip code)

479-464-8700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of the Registrant’s Common Stock, $0.01 par value, outstanding as of July 31, 2003 was 7,488,954.

BRASS EAGLE INC.

FORM 10-Q

QUARTER ENDED JUNE 30, 2003

PART I:  FINANCIAL INFORMATION

Item 1.—Financial Statements

INDEPENDENT ACCOUNTANTS’ REPORT

Board of Directors and Shareholders

Brass Eagle Inc.

Bentonville, Arkansas

We have reviewed the condensed consolidated balance sheet of Brass Eagle Inc. as of June 30, 2003 and the related condensed consolidated statements of operations and comprehensive income for the three month and six month periods ended June 30, 2003 and 2002, and the condensed consolidated statements of cash flows for the six month periods ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial position of Brass Eagle Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows for the year then ended (not presented herein); and in our report dated January 31, 2003, we expressed an unqualified opinion on those consolidated statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial position as of December 31, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Crowe Chizek and Company LLC

Oak Brook, Illinois

July 24, 2003

BRASS EAGLE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	JUNE 30, 2003	DECEMBER 31, 2002
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$230	$365
Accounts receivable—less allowance for doubtful accounts of $508 in 2003 and $2,175 in 2002	25,035	27,215
Inventories	19,508	19,095
Prepaid expenses and other current assets	907	834
Deferred taxes	1,987	2,598

Total current assets	47,667	50,107
Property, plant and equipment, net	15,912	15,949
Other assets
Other assets	754	579
Goodwill	32,284	32,284

	$96,617	$98,919

Liabilities and stockholders’ equity
Current liabilities
Revolving credit facility	$3,800	$4,300
Accounts payable	8,312	4,755
Accrued expenses	4,285	7,336
Current maturities of long-term debt	5,801	6,207

Total current liabilities	22,198	22,598
Long-term debt, less current maturities	5,600	8,400
Deferred income taxes	2,634	2,638
Other liabilities	814	936
Stockholders’ equity
Common stock, $.01 par value, 10,000,000 shares authorized, 7,705,434 issued and 7,487,454 outstanding in 2003; 7,461,511 issued and 7,303,261 outstanding in 2002	77	75
Additional paid-in capital	27,262	26,405
Accumulated other comprehensive loss	(83)	(321)
Retained earnings	39,391	38,985
Treasury stock 158,250 shares at cost 2002, 217,980 shares at cost 2003	(1,276)	(797)

	65,371	64,347

	$96,617	$98,919

See accompanying notes to condensed consolidated financial statements.

BRASS EAGLE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net sales	$24,627	$26,694	$38,039	$46,824
Cost of sales	16,706	16,493	24,965	28,889

Gross profit	7,921	10,201	13,074	17,935

Operating expenses	6,626	6,070	11,855	11,719

Operating income	1,295	4,131	1,219	6,216

Minority interest	0	18	0	69
Interest income (expense)	(278)	(354)	(567)	(735)

	(278)	(336)	(567)	(666)

Income before income taxes	1,017	3,795	652	5,550

Provision for income taxes	385	1,426	246	2,092

Net income	$632	$2,369	$406	$3,458

Net income per share:
Basic	$0.09	$0.33	$0.06	$0.48
Diluted	0.08	0.31	0.05	0.46

Weighted average shares outstanding:
Basic	7,344,004	7,150,744	7,325,835	7,149,674
Diluted	7,578,356	7,541,281	7,580,530	7,536,606

See accompanying notes to condensed consolidated financial statements.

BRASS EAGLE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net income	$632	$2,369	$406	$3,458
Other comprehensive income (loss):
(Loss)/Gain on derivative, net of tax	123	(36)	238	79

Comprehensive income	$755	$2,333	$644	$3,537

See accompanying notes to condensed consolidated financial statements.

BRASS EAGLE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	SIX MONTHS ENDED JUNE 30,
	2003	2002
	(Unaudited)
Cash flows from operating activities
Net income	$406	$3,458
Adjustments to reconcile net income to net cash from operating activities
Deferred income taxes	462	138
Deferred compensation	45	46
Depreciation and amortization	1,504	1,373
Provision for doubtful accounts	73	108
Minority interest	0	(69)
Stock compensation expense	58	20
(Gain) / Loss on disposition of equipment	20	(2)
Changes in assets and liabilities
Accounts receivable	2,107	4,708
Inventories	(413)	(3,612)
Prepaid expenses and other assets	(132)	211
Accounts payable and accrued expenses	1,144	2,306

Net cash from operating activities	5,274	8,685

Cash flows from investing activities
Purchases of property and equipment	(1,387)	(1,002)
Proceeds on sale of equipment	0	7

Net cash from investing activities	(1,387)	(995)

Cash flows from financing activities
Payments on long-term debt	(3,206)	(3,204)
Net payments on line of credit	(500)	(3,900)
Purchase of treasury stock	(370)	0
Issuance of stock	27	0
Exercise of stock options	27	0

Net cash from financing activities	(4,022)	(7,104)

Net change in cash	(135)	586

Cash at beginning of period	365	9

Cash at end of period	$230	$595

Supplemental disclosures of cash flow information
Cash paid during the period:
Taxes	$200	$1,300
Interest	622	797

See accompanying notes to condensed consolidated financial statements.

BRASS EAGLE INC.

Notes to Condensed Consolidated Financial Statements

(All information for the three and six month periods ended June 30, 2003 and 2002 is unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies and practices followed by Brass Eagle Inc. (“Brass Eagle”) are as follows:

Description of Business:    Brass Eagle is a leading manufacturer of paintball markers and other paintball products. Brass Eagle sells its products through major domestic and international retailers and paintball specialty stores. The financial statements include the accounts of Brass Eagle and its subsidiaries.

Interim Results:    The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three month and six month periods ended June 30, 2003 and 2002 are not necessarily indicative of the results expected for the full calendar year. Because all of the disclosures required by accounting principles generally accepted in the United States of America are not included, these interim statements should be read in conjunction with the financial statements and notes thereto contained in Brass Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Stock-Based Compensation.    Employee compensation expense under stock options is reported using the intrinsic method. No employee stock-based compensation cost is reflected in net income, since all options had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. Stock compensation expense is recognized for stock issued to Directors for services rendered throughout the year. The following table illustrates the effects on net income and earnings per share if expense was measured using the fair value recognition provision of FASB Statement No. 123 Accounting for Stock Based Compensation:

	SIX MONTHS ENDED JUNE 30,
	2003	2002
Net income as reported	$406	$3,458

Pro forma stock-based compensation expense, net of related tax effects	$81	$146

Pro forma net income	$325	$3,312

Basic earnings per share as reported	$.06	$.48
Pro forma basic earnings per share	$.04	$.46
Diluted earnings per share as reported	$.05	$.46
Pro forma diluted earnings per share	$.04	$.44

NOTE 2—INVENTORIES

Inventories consist of the following components (in thousands):

	June 30, 2003	December 31, 2002
Finished goods	$15,294	$15,989
Raw materials	4,214	3,106

Total Inventory	$19,508	$19,095

BRASS EAGLE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(All information for the three and six month periods ended June 30, 2003 and 2002 is unaudited)

NOTE 3—FINANCIAL INSTRUMENTS

Brass Eagle adopted SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities”, on January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

During fiscal 2000, Brass Eagle entered into an interest rate swap arrangement, which is a derivative financial instrument, with a bank. The purpose of the interest rate swap arrangement is to reduce exposure to interest rate fluctuations by effectively fixing the interest rate on part of the borrowings under Brass Eagle’s term debt. The term of the hedge is through August 29, 2003. For the six months ended June 30, 2003, Brass Eagle recorded a gain to comprehensive income of $238,000, net of income taxes of $145,000. For the six months ended June 30, 2002, Brass Eagle recorded a gain of $79,000 to comprehensive income, net of taxes of $66,000. At June 30, 2003 the market value of the interest rate swap was ($135,000).

NOTE 4—CREDIT FACILITY & LONG-TERM DEBT BORROWINGS

The Senior Credit Facility, dated June 30, 2000 and modified on February 1, 2001, December 31, 2001, September 10, 2002 and July 31, 2003, is comprised of a $12.5 million revolving credit facility with a seasonal increase to $17.5 million ($3.8 million outstanding at June 30, 2003), a $2.0 million term loan and a $28.0 million term loan used for the acquisition of substantially all the assets of JT USA, L.P. The funds available under the revolving credit facility are limited to eligible accounts receivable and inventory, as defined, up to a maximum of $12.5 million (with a seasonal increase to $17.5 million from October 15 to January 15). The credit facility is secured by all tangible and intangible assets of Brass Eagle, exclusive of its investment in Challenge Park Xtreme, LLC. Brass Eagle may borrow up to 70% of the eligible accounts receivable balance.

The $28.0 million term loan requires quarterly principal payments of $1.4 million and matures in June 2005 ($11.2 million outstanding as of June 30, 2003). The $2.0 million term loan requires quarterly principal payments of $0.2 million and matures in September, 2003 ($0.2 million outstanding as of June 30, 2003).

Borrowings bear interest as designated by Brass Eagle at either the bank’s prime rate (plus 1.50% based on Brass Eagles’ leverage ratio) or LIBOR (plus 1.25% to 2.50% based on Brass Eagle’s leverage ratio).

The agreement, including the amendments executed on February 1, 2001, December 31, 2001, September 10, 2002 and July 31, 2003, includes certain quarterly restrictive covenants, including maintaining a minimum net worth of $40.0 million plus 75% of net income from the time of borrowing, a leverage ratio of 2.0 to 1.0, and a 1.0 to 1.0 fully-loaded fixed charge coverage ratio. The agreement limits capital expenditures to $4.5 million per year for 2002 and thereafter. Brass Eagle is currently in compliance with all restrictive covenants.

Financing costs related to the original structuring of the above financing agreement were capitalized and are being amortized over the remaining life of the respective loan. These costs are classified as other long term assets on the accompanying balance sheet.

BRASS EAGLE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(All information for the three and six month periods ended June 30, 2003 and 2002 is unaudited)

NOTE 5—GOODWILL

Brass Eagle adopted FAS 142, “Goodwill and Other Intangible Assets”, on January 1, 2002. This statement resulted in the cessation of goodwill amortization. Goodwill is subject to at least an annual assessment of impairment. As of June 30, 2003, Brass Eagle had goodwill and other intangible assets (net of amortization) of $32.3 million.

NOTE 6—DEFERRED COMPENSATION

In November, 2001, Brass Eagle established a non-qualified Deferred Compensation Plan which is exempt from certain restrictions imposed by the Internal Revenue Code on 401(k) plans. Participation in the Deferred Compensation Plan is limited to select management of the company. Participants may contribute up to 100 percent of their gross pay, including bonuses. Brass Eagle will match half of each participant’s contribution up to 10 percent of the respective individual’s compensation. Assets are held in individual accounts for each participant and earn a rate of return based on participant-selected investment options. The amounts deposited in the plan by the participants are unsecured liabilities of Brass Eagle.

Brass Eagle purchased company-owned life insurance policies insuring the lives of the group of participants to finance the plan.

The cash surrender value of life insurance at June 30, 2003 was $579,000. Brass Eagle’s contribution for the six months ended June 30, 2003 was $63,000. The liability for deferred compensation at June 30, 2003 was $679,000.

BRASS EAGLE INC.

ITEM 2.—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying condensed consolidated financial statements for the three months and six months ended June 30, 2003 and June 30, 2002 and the 2002 10-K.

Special Note Regarding Forward-Looking Statements

Certain statements in this filing and in other filings by Brass Eagle with the Securities and Exchange Commission and in press releases, presentations by Brass Eagle or its management and oral statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding Brass Eagle’s financial position, results of operations, market position, product development, regulatory matters, growth opportunities and growth rates, acquisition and divestiture opportunities, and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, projects, believes, seeks, estimates, should, will and variations of these words and similar expressions, are intended to identify these forward-looking statements. The statements are not statements of historical fact. Rather, they are based on Brass Eagle’s estimates, assumptions, projections and current expectations, and are not guarantees of future performance. Brass Eagle disclaims any obligation to update or revise any forward-looking statement based upon the occurrence of future events, the receipt of new information, or otherwise. The forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Brass Eagle to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause Brass Eagle’s actual results to differ materially from the results, projections and expectations expressed in the forward-looking statements include the following possibilities:

(1)    The intensification of price competition, the entry of new competitors or the introduction of new products by new or existing competitors,

(2)    Failure to maintain relationships with mass merchandisers or satisfactorily service customers,

(3)    Inability to carry out marketing and sales plans or to integrate acquired businesses,

(4)    A decline in the rate of growth of participation in the sport of paintball,

(5)    General economic and business conditions which are less favorable than expected or which improve at a slower rate than expected,

(6)    Failure to maintain credit facilities on satisfactory terms or to comply with credit facility covenants and required ratios,

(7)    The increased risk during economic downturns that Brass Eagle’s customers may declare bankruptcy or experience payment difficulties,

(8)    Decreases in customer spending levels due to general economic conditions or other factors affecting their volume of business,

(9)    Increased cost of goods purchased or increased production or freight and tariff costs,

(10)    The mix of products sold,

(11)    Shipment delays,

(12)    Competitive pricing pressures, and

(13)    Increased operating expenses.

BRASS EAGLE INC.

ITEM 2.—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

RESULTS OF OPERATIONS

The following table sets forth operations data as a percentage of net sales for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.8%	61.8%	65.6%	61.7%
Gross profit	32.2%	38.2%	34.4%	38.3%
Operating expenses	26.9%	22.7%	31.2%	25.0%
Operating income	5.3%	15.5%	3.2%	13.3%
Net income	2.6%	8.9%	1.1%	7.4%

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002

Net Sales.    Net sales decreased by 7.9% to $24.6 million for the three months ended June 30, 2003, compared to $26.7 million for the three months ended June 30, 2002. The decrease in net sales was primarily due to the continuation of inventory reductions by mass merchandisers through reduced purchases, despite improved retail sales compared to the first quarter.

Domestic sales of Brass Eagle products decreased by 13.4% to $21.4 million (or 87.2% of sales) for the three months ended June 30, 2003 from $24.7 million (or 92.5% of sales) for the three months ended June 30, 2002. International sales increased by 60.0% to $3.2 million (12.8% of sales) for the three months ended June 30, 2003 from $2.0 million (or 7.5% of sales) for the three months ended June 30, 2002. The increase in international sales was primarily due to sales made to a new European distributor as part of Brass Eagle’s continued focus on growing international business.

Gross Profit.    Gross profit as a percentage of net sales decreased to 32.2% for the three months ended June 30, 2003, compared to 38.2% for the three months ended June 30, 2002. The decrease was due primarily to discounts offered on certain slower moving products to reduce inventories and air freight expenses incurred to expedite the arrival of product sourced in Asia. As a result of some temporary complications arising during the quarter in connection with the implementation of a new inventory planning and warehouse management system, the Company did not have clear visibility of inventory in its supply-chain pipeline which necessitated expediting the import of products to meet customer order deadlines. These events accounted for approximately four percentage points of gross margin and are not expected to reoccur to this extent in the future.

Operating Expenses.    Operating expenses increased 8.2% to $6.6 million in the three months ended June 30, 2003, compared to $6.1 million in the three months ended June 30, 2002. As a percentage of net sales, operating expenses were 26.9% for the three months ended June 30, 2003 compared to 22.7% for the three months ended June 30, 2002. The increased percentage is due to most of the period expenses remaining relatively consistent while sales declined and an overall increase in certain variable expense categories including freight, commissions, shipping expenses and co-op advertising. Reduced sales to the mass merchandisers led to a change in sales mix by distribution channel, resulting in higher variable selling costs as a percentage of net sales. However, increased shipping and freight costs necessary as a result of temporary implementation issues with a new warehouse management system were the primary reasons for the increased variable selling costs.

Operating Income.    Operating income decreased by 68.3% to $1.3 million in the three months ended June 30, 2003, compared to $4.1 million in the three months ended June 30, 2002. The decrease was primarily due to the decline in revenues, lower gross profit margins and increased operating expenses.

BRASS EAGLE INC.

ITEM 2.—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Interest.    Brass Eagle recorded net interest expense of $278,000 for the three months ended June 30, 2003, compared to $354,000 for the three months ended June 30, 2002. The decrease in net interest expense was due to a reduction in the amount borrowed, as well as lower interest rates.

Income Tax Rate.    Brass Eagle’s effective federal and state income tax rate was 37.9% for the three months ended June 30, 2003 and 37.6% for the three months ended June 30, 2002. The increase in the income tax rate is due to higher effective state taxes due to a reduction in tax credits from the State of Missouri.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

Net Sales.    Net sales decreased by 18.8% to $38.0 million for the first six months of 2003, compared to $46.8 million for the first six months of 2002. The decrease in net sales was primarily due to a soft retail environment in the first quarter followed by continued inventory reduction by the mass merchandisers in the second quarter, despite improved retail sales compared to the first quarter.

Domestic sales of Brass Eagle products decreased by 23.4% to $33.3 million (or 87.6% of sales) for the six months ended June 30, 2003 from $43.5 million (or 92.9% of sales) for the six months ended June 30, 2002. International sales increased by 42.4% to $4.7 million (12.4% of sales) for the six months ended June 30, 2003 from $3.3 million (or 7.1% of sales) for the six months ended June 30, 2002. The increase in international sales was primarily due to sales to a new European distributor.

Gross Profit.    Gross profit as a percentage of net sales decreased to 34.4% for the six months ended June 30, 2003, compared to 38.3% for the six months ended June 30, 2002. The decrease was due primarily to reduced pricing, sales mix and additional costs of airfreight to expedite product sourced in Asia in order to meet customer needs.

Operating Expenses.    Operating expenses increased 1.7% to $11.9 million in the six months ended June 30, 2003, compared to $11.7 million in the six months ended June 30, 2002. As a percentage of net sales, operating expenses were 31.2% for the six months ended June 30, 2003 compared to 25.0% for the six months ended June 30, 2002. The increased percentage is due to most of the period expenses remaining relatively consistent while sales declined and an overall increase in certain variable expense categories including freight, shipping expenses, commissions, insurance resulting from a shift in distribution channel mix and issues associated with the implementation of new planning software.

Operating Income.    Operating income decreased by 80.6% to $1.2 million in the six months ended June 30, 2003, compared to $6.2 million in the six months ended June 30, 2002. The decrease was primarily due to lower gross profit margins and increased operating expenses.

Interest.    Brass Eagle recorded net interest expense of $567,000 for the six months ended June 30, 2003, compared to $735,000 for the six months ended June 30, 2003. The decrease in net interest expense was due to a reduction in the amount borrowed, as well as lower interest rates.

Income Tax Rate.    Brass Eagle’s effective federal and state income tax rate was 37.7% for the six months ended June 30, 2003 and 37.7% for the six months ended June 30, 2002.

Liquidity and Capital Resources

At June 30, 2003, Brass Eagle had working capital of $25.5 million. Brass Eagle entered into a $40.0 million Senior Credit Facility with Bank of America on June 30, 2000. On December 31, 2001 and July 31, 2003,

BRASS EAGLE INC.

ITEM 2.—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

this Credit Facility was modified to adjust certain restrictive covenants. On September 10, 2002, this Credit Facility was modified to adjust the availability under the revolving line of credit to $12.5 million with a seasonal increase to $17.5 million from October 15 to January 15 and adjust certain restrictive covenants. Brass Eagle is currently in compliance with all restrictive covenants of the Credit Facility.

Brass Eagle believes that funds generated from operations, together with borrowings under the credit facility, will be adequate to meet its anticipated cash requirements for at least the next 18 months. Brass Eagle’s operating cash flows are subject to risk of a decrease if demand for the company’s products decline. Brass Eagle may, when and if the opportunity arises, acquire or participate in other businesses or ventures involved in activities or having product lines that are compatible with those of Brass Eagle or pursue the vertical integration of production capabilities for one or more of Brass Eagle’s products which are currently purchased from third parties. The capital expenditures that would be associated with any such activities that may occur in the future would be funded with available cash and cash equivalents, borrowings from the credit facility, working capital, or a combination of such sources.

Net cash provided by operating activities for the six months ended June 30, 2003 was $5.3 million, consisting primarily of net income of $406,000, depreciation and amortization expense of $1.5 million, plus a net decrease in accounts receivable of $2.1 million, an increase in accounts payable and accrued expenses of $1.1 million, an increase in prepaid expenses of $132,000, an increase in inventory of $413,000 and a decrease in deferred taxes of $462,000.

Net cash used in investing activities was $1.4 million for the six months ended June 30, 2003, which was for purchases of land, property and equipment.

Net cash used in financing activities was $4.0 million in the six months ended June 30, 2003, due to the reduction of long-term debt of $3.2 million and net payments on the line of credit of $0.5 million, purchase of treasury stock of $370,000, issuance of stock of $27,000 and exercise of stock options of $27,000.

Brass Eagle has the following contractual obligations as of June 30, 2003 that can impact its liquidity:

Contractual Obligations (In thousands)	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt	$11,400	$5,800	$5,600	$0	$0
Line of Credit *	$3,800	$3,800	$0	$0	$0
Operating Leases	$2,702	$972	$1,171	$559	$0

Total Contractual Cash Obligations	$17,902	$10,572	$6,771	$559	$0

	Amount of Commitment Expiration Per Period
Other Commercial Commitments (In thousands)	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Line of Credit *	$12,500	$0	$12,500	$0	$0
Standby Letters of Credit	$0	$0	$0	$0	$0

Total Commercial Commitments	$12,500	$0	$12,500	$0	$0

*	Brass Eagle has a seasonal increase in the line of credit to $17.5 million from October 15 to January 15.

BRASS EAGLE INC.

ITEM 3:    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Brass Eagle is exposed to market risk from changes in interest rates. Brass Eagle holds a derivative instrument in the form of an interest rate swap, which is viewed as a risk management tool and is not used for trading or speculative purposes. The intent of the interest rate swap is to effectively fix the interest rate on part of the borrowings under Brass Eagle’s term debt. Quantitative disclosures relating to financial instruments and debt are included in the tables below.

The following table provides information on Brass Eagle’s fixed maturity investments as of June 30, 2003 that are sensitive to changes in interest rates. The table also presents the debt upon which an interest rate swap agreement was entered. Since the interest rate swap effectively fixes the interest rate on the notional amount of debt, changes in interest rates have no current effect on the interest expense recorded by Brass Eagle on the portion of the debt covered by the interest rate swap.

Liability	Amount	Maturity Date
Variable rate debt	$ 11.4 million	June 30, 2005

Interest rate swap notional amount (Amount included in $11.4 million)	$ 11.4 million	August 29, 2003

ITEM 4:    CONTROLS AND PROCEDURES

The Chief Executive Officer and Chief Financial Officer evaluated the Company’s disclosure controls and procedures as of June 30, 2003. They have concluded that the effectiveness of the Company’s disclosure controls and procedures are appropriate.

The Chief Executive Officer and Chief Financial Officer of Brass Eagle have communicated to the Auditors and the Audit Committee, in writing effective June 30, 2003, the following:

i)    We believe that there are no significant deficiencies in the design or operation of Brass Eagle’s internal controls, which could adversely affect the registrant’s ability to record, process, summarize and report financial data, and to our knowledge there are no material weaknesses in internal controls.

ii)    To the best of our knowledge, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in Brass Eagle’s internal controls.

There have been no significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

BRASS EAGLE INC.

PART II:    OTHER INFORMATION

ITEM 1.     LEGAL PROCEEDINGS

R. P. Scherer Technologies Inc. has filed a lawsuit against Brass Eagle in the United States District Court, Western District of Arkansas alleging patent infringement and trade dress infringement, relating to Brass Eagle’s manufacture of paintballs. Brass Eagle was served on January 3, 2003. The lawsuit relates to the method of manufacturing the paintballs and their outward appearance. The lawsuit seeks an injunction, and a royalty for past sales using the process. The court held in favor of Brass Eagle in a recent preliminary injunction hearing. Brass Eagle believes this case will be resolved without a material adverse effect on Brass Eagle’s business or financial condition.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a)    On May 13, 2003 Brass Eagle held its Sixth Annual Meeting of Stockholders in Bentonville, Arkansas, for the purposes of electing six members of the Board of Directors.

(b) – (c)    The following table sets forth the directors elected at such meeting and the number of votes for and withheld for each director:

Directors	For	Withheld
E. Lynn Scott	6,606,771	52,950
Anthony J. Dowd	6,560,371	99,350
H. Gregory Wold	6,618,171	41,550
Robert P. Sarrazin	6,594,471	65,250
C. Miles Schmidt, Jr.	6,640,971	18,750
Richard W. Hanselman	6,640,871	18,850

ITEM 6.     EXHIBITS AND REPORTS ON FORM 8-K

The following exhibits are filed with this Report:

(a)    Exhibits

Exhibit Number	Description of Document

10	Fifth Amendment to Credit Agreement, dated as of July 31, 2003 by and among Brass Eagle Inc., Brass Eagle Mississippi, LLC, JT USA LLC, Bank of America, N. A., as administrative agent, and the lenders thereto

11	Statement of Computation of Earnings Per Share

99 (i)	Certification of the Chief Executive Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

99 (ii)	Certification of the Chief Financial Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

(b)    Reports on Form 8-K:

Brass Eagle filed two Current Reports on Form 8-K during the 2nd quarter of 2003. A Form 8-K was filed on April 22, 2003 regarding a press release Brass Eagle Inc. issued on April 15, 2003 pre-announcing First Quarter Sales and Earnings. Another Form 8-K was filed on May 7, 2003 regarding a press release Brass Eagle Inc. issued on May 6, 2003 announcing First Quarter Sales and Earnings.

BRASS EAGLE INC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BRASS EAGLE INC.

Date: August 7, 2003	By:	/s/ J. R. BRIAN HANNA
J. R. Brian Hanna
Vice President—Finance and Chief Financial Officer and Treasurer
(on behalf of the Registrant and as the Registrant’s principal Financial and Accounting Officer)

BRASS EAGLE INC.

CERTIFICATIONS

I, E. Lynn Scott, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of Brass Eagle Inc.;

2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant of, and for, the periods presented in this quarterly report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b)    evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

(c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.    The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)    any fraud, whether or not material, that involves management or others employees who have a significant role in the registrant’s internal controls; and

6.    The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: August 7, 2003	By:	/s/ E. LYNN SCOTT
E. Lynn Scott
President, Chief Executive Officer and Director

BRASS EAGLE INC.

CERTIFICATIONS

I, J. R. Brian Hanna, certify that:

1.    I have reviewed this quarterly report on Form 10-Q of Brass Eagle Inc.;

2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant of, and for, the periods presented in this quarterly report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b)    evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

(c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.    The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b)    any fraud, whether or not material, that involves management or others employees who have a significant role in the registrant’s internal controls; and

6.    The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: August 7, 2003	By:	/s/ J. R. BRIAN HANNA
J. R. Brian Hanna
Vice President—Finance and Chief Financial Officer and Treasurer

BRASS EAGLE INC.

EXHIBIT INDEX

The following exhibits are filed with this Report:

NUMBER		DESCRIPTION OF DOCUMENT
10

Fifth Amendment to Credit Agreement, dated as of July 31, 2003 by and among Brass Eagle Inc., Brass Eagle Mississippi, LLC, JT USA LLC, Bank of America, N. A., as administrative agent, and the lenders thereto

11		Statement of Computation of Earnings Per Share

99	(i)	Certification of the Chief Executive Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

99	(ii)	Certification of the Chief Financial Officer pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

THE EXCHANGE AGENT AND DEPOSITORY FOR THIS OFFER IS:

Computershare Trust Company, Inc.

By Mail, Hand or Overnight Delivery:

350 Indiana Street, Suite 800

Golden, Colorado 80401

(303) 262-0600

THE INFORMATION AGENT FOR THIS OFFER IS:

You may obtain information regarding the offer

from the Information Agent as follows:

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: xtrm.info@morrowco.com

Banks and Brokerage Firms, Please Call (800) 654-2468

Stockholders, Please Call (800) 607-0088

All Others, Please Call Collect (212) 754-8000

Questions and requests for assistance may be directed to the information agent. Additional copies of this prospectus, the letter of transmittal and other offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section l02(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense. As permitted by the Restated Certificate, K2 maintains such insurance at the corporation’s expense to protect its directors and officers. K2 has also entered into customary indemnification agreements with each of its directors.

Item 21.    Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this Registration Statement and incorporated by reference.

Item 22.    Undertakings

(a)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the proxy statement/prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)  The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on November 4, 2003.

K2 INC.

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann Chief Executive Officer, Director and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard J. Heckmann and John J. Rangel, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ RICHARD J. HECKMANN Richard J. Heckmann	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	November 4, 2003

/s/ JOHN J. RANGEL John J. Rangel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2003

/s/ WILFORD D. GODBOLD, JR. Wilford D. Godbold, Jr.	Director	November 4, 2003

/s/ JERRY E. GOLDRESS Jerry E. Goldress	Director	November 4, 2003

/s/ STEVEN J. GREEN Steven J. Green	Director	November 4, 2003

/s/ ROBIN E. HERNREICH Robin E. Hernreich	Director	November 4, 2003

Signature	Title	Date

/s/ LOU L. HOLTZ Lou L. Holtz	Director	November 4, 2003

/s/ STEWART M. KASEN Stewart M. Kasen	Director	November 4, 2003

/s/ ALFRED E. OSBORNE, JR. Alfred E. Osborne, Jr.	Director	November 4, 2003

/s/ EDWARD F. RYAN Edward F. Ryan	Director	November 4, 2003

EXHIBIT INDEX

Exhibit Number		Description

2.1		Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003, among K2 Inc., Brass Eagle Inc. and Cabe Acquisition Sub, Inc. (included as Annex A to the prospectus which constitutes a part of this Registration Statement).

3.1		Restated Certificate of Incorporation dated May 4, 1989 (filed as Exhibit (3)(a) to Form 10-K for the year ended December 31, 1989 and incorporated herein by reference).

3.2		Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995 (filed as Exhibit 3(a)(ii) to Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3		Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit (3)(i) to Form l0-Q for the quarter ended June 30, 1996 and incorporated herein by reference).

3.4		Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3.1 to Form 8-K filed April 1, 2003 and incorporated herein by reference).

3.5		By-Laws of K2 Inc., as amended (filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

4.1		Rights Agreement dated as of July 1, 1999 between K2 Inc. and Harris Trust Company of California, as Rights Agent, which includes thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution (filed as Item 2, Exhibit 1 to Form 8-A filed August 9, 1999 and incorporated herein by reference).

5.1	*	Opinion of Gibson, Dunn & Crutcher LLP.

8.1	*	Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.

10.1#		Exchange Agreement, dated as of October 22, 2003, by and between K2 Inc. and Charter Oak Partners.

10.2#		Form of Non-Competition Agreement to be entered into by and among K2 Inc., Brass Eagle Inc. and Charter Oak Partners.

21.1	*	Subsidiaries of K2.

23.1		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.2 hereto).

23.2#		Consent of Ernst & Young LLP.

23.3#		Consent of Crowe Chizek and Company LLC.

23.4#		Acknowledgement of Crowe Chizek and Company LLC.

23.5#		Consent of KPMG LLP.

24.1		Power of Attorney (included on signature page of this prospectus).

99.1		Opinion of Wachovia Capital Markets LLC (included as part of Brass Eagle’s Solicitation/Recommendation Statement on Schedule 14D-9, filed by Brass Eagle with the Securities and Exchange Commission).

99.2#		Letter of Transmittal.

99.3#		Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4#		Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5#		Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.6		Press Release dated October 22, 2003 (filed as Exhibit 99.1 to Form 8-K filed October 23, 2003 and incorporated herein by reference).

#	Filed herewith.
*	To be filed by amendment.